     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998

                                                     REGISTRATION NO. 333-52375
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                ---------------

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                      NAVISTAR INTERNATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
               DELAWARE                              36-3359573
   (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                        455 NORTH CITYFRONT PLAZA DRIVE
                            CHICAGO, ILLINOIS 60611
                           TELEPHONE: (312) 836-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL OFFICES)

                                ---------------

                           ROBERT A. BOARDMAN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        455 NORTH CITYFRONT PLAZA DRIVE
                            CHICAGO, ILLINOIS 60611
                           TELEPHONE: (312) 836-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

        MICHAEL H. KERR, ESQ.
                          JOHN S. D'ALIMONTE, ESQ.
                                               MARC S. ROSENBERG, ESQ.
           KIRKLAND & ELLIS
                          WILLKIE FARR & GALLAGHER
                                               CRAVATH, SWAINE & MOORE
       200 EAST RANDOLPH DRIVE
                            153 EAST 53RD STREET  825 EIGHTH AVENUE
       CHICAGO, ILLINOIS 60601
                          NEW YORK, NEW YORK 10022
                                              NEW YORK, NEW YORK 10019
            (312) 861-2000     (212) 821-8000      (212) 474-1000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible following the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                ---------------

  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-48125) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1998. THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-48125, AND SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent underwritten offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The alternate pages for the International Prospectus included herein are each labeled "International Prospectus Alternate Page." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 29, 1998

PROSPECTUS

                               19,894,103 SHARES

                                      LOGO
                       NAVISTAR INTERNATIONAL CORPORATION

                                  COMMON STOCK

                                   --------

  All of the shares of Common Stock, par value $.10 per share (the "Common Stock"), of Navistar International Corporation, a Delaware corporation ("Navistar" or the "Company"), offered hereby are being sold by the Navistar International Transportation Corp. Retiree Supplemental Benefit Trust (the "Supplemental Trust" or "Selling Stockholder"). The Supplemental Trust was established in 1993 for the purpose of funding certain retiree health care benefits. See "Selling Stockholder." The Company will not receive any proceeds from the sale of shares by the Selling Stockholder.

  Of the 19,894,103 shares of Common Stock being offered hereby, a total of 15,894,103 shares are being offered hereby for sale in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined) and a total of 4,000,000 shares are being offered by the Managers (as defined) in a concurrent international offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The Company, through a wholly owned subsidiary, has agreed, subject to certain conditions, to purchase 2,000,000 shares of Common Stock in the Offerings.

  The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "NAV." On May 28, 1998, the last reported sales price of the Common Stock on the NYSE was $31.19 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                               UNDERWRITING   PROCEEDS TO
                                                   PRICE TO   DISCOUNTS AND     SELLING
                                                    PUBLIC    COMMISSIONS(1) STOCKHOLDER(2)
-------------------------------------------------------------------------------------------
Per Share                                            $             $              $
-------------------------------------------------------------------------------------------
Total(3)                                         $             $              $
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 (1) Under certain circumstances, the Company will pay all or a portion of the underwriting discounts and commissions. For information regarding indemnification of the U.S. Underwriters, see "Underwriting."

 (2) The Company will pay expenses related to the Offerings estimated at
     $850,000.
 (3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to 1,300,000 additional shares to cover over-allotments, if any. See "Underwriting." If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the
     Company will be $     , $      and $     , respectively.

                                   --------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
         , 1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001, or through the facilities of The Depository Trust Company.

                                   --------

SALOMON SMITH BARNEY
                CREDIT SUISSE FIRST BOSTON
                                   J.P. MORGAN & CO.

       , 1998

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON MARKET MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. SUCH ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated by reference in this Prospectus. Unless the context otherwise requires or as otherwise specified herein, all references herein to "Navistar" or the "Company" refer to Navistar International Corporation ("NIC") and its subsidiaries, including its principal operating subsidiary, Navistar International Transportation Corp. ("Transportation"). The fiscal years of the Company end on October 31. Fiscal years are identified herein according to the calendar year in which they end. For example, the fiscal year ended October 31, 1997 is referred to as "fiscal 1997." Unless otherwise indicated, the information contained in this Prospectus assumes the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

  Navistar manufactures and markets medium and heavy trucks, including school buses, mid-range diesel engines and service parts primarily in the United States and Canada as well as in selected export markets. The Company offers a full line of diesel-powered products under the "International" brand name in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. In addition, Navistar builds a family of mid-range diesel engines for use in its medium trucks, school buses and selected heavy truck models and for sale to original equipment manufacturers ("OEMs") in the United States and Canada. The Company offers a full line of mid-range diesel engines and is the leading supplier of such engines in the 160-300 horsepower range. In fiscal 1997, the Company had total sales and revenues, income before income taxes and diluted earnings per share of $6,371 million, $242 million and $1.65, respectively.

  Navistar markets its truck products and service parts through the largest retail organization in North America specializing in medium and heavy trucks, which at October 31, 1997, included 992 dealers and retail outlets. Service and customer support are also supplied at these locations. In the United States and Canada, Navistar operates seven regional parts distribution centers which allow 24-hour availability and same day shipment of parts most frequently requested by dealers and customers. To better serve the growing Mexican market, the Company established a Mexican distribution network in 1996 and has completed the construction of a new truck assembly facility located near Monterrey, Mexico. Through Navistar Financial Corporation ("NFC"), the Company provides wholesale, retail and, to a lesser extent, lease financing in the United States and Mexico for sales of new and used trucks sold by the Company and Navistar's dealers. NFC also finances wholesale accounts and selected retail accounts receivable of the Company.

COMPETITIVE STRENGTHS

  The Company believes its key competitive strengths include the following:

  Leading Market Position. The Company has been the leader in the combined market share for Class 5 through 8 trucks, including school buses, in the United States and Canada in each of its last 17 fiscal years. In fiscal 1997, the Company's combined market share of the Class 5 through 8 truck market was 28.6%, a 1.1 percentage point increase in market share from the previous year. For each of the last five fiscal years, the Company has been the leader in the medium truck and school bus markets. In addition, the Company believes that it is the largest supplier of replacement parts to the heavy and medium truck and school bus aftermarkets.

  Commitment to Customer Satisfaction. In order to achieve high customer satisfaction, the Company maintains the largest retail organization in North America specializing in medium and heavy trucks. In addition, the Company operates eight regional parts distribution centers in North America, enabling it to offer 24-hour availability and same day shipment of the parts most frequently requested by customers. In 1997, Navistar was ranked number one for the third consecutive year by the annual American Truck Dealers ("ATD") Attitude Survey, which evaluates OEMs on quality and performance issues related to products, parts, policies and service.

  Leading Supplier of Mid-Range Diesel Engines. The Company is the leading supplier of mid-range diesel engines in the 160-300 horsepower range and is currently the exclusive supplier of diesel engines to The Ford Motor Company ("Ford") for use in its diesel-powered light trucks and vans. On October 29, 1997, the Company finalized an agreement with Ford to supply newly designed, advanced technology engines through the year 2012 for use in Ford's F-series pickup trucks and Econoline vans with over 8,500 lbs. gross vehicle weight ("GVW"). This 10-year agreement is scheduled to become effective beginning with model year 2003 and will replace the Company's current agreement with Ford, which will expire after model year 2002. In addition, the Company was recently selected by Ford to negotiate an extended agreement to supply diesel engines for select Ford under 8,500 lbs. GVW light trucks and sport utility vehicles, such as the Ford Expedition, Lincoln Navigator, F-150 and F-250 pick-ups, and Econoline 150 and 250 van models. Ford does not currently use a diesel engine in its under 8,500 lbs. GVW light trucks and sport utility vehicles. The Company has been supplying diesel engines to Ford since 1982.

TRUCK STRATEGY

  In fiscal 1997, the Company continued to implement its five-point truck strategy, which the Company adopted in fiscal 1996 in order to improve operating performance and increase profitability. Specifically, this strategy is designed to enable Transportation's truck division to achieve its part in Navistar's goal of generating an average 17.5% after tax return on equity over a business cycle. The principal components of this strategy as well as recent achievements in its implementation include:

  . Reduce Product Complexity. The Company believes that it can increase manufacturing efficiency and improve product quality by reducing the complexity of its product offerings. Historically, thousands of options and a separate chassis design were offered for each truck model manufactured by Transportation, which led to significant manufacturing inefficiencies. In 1996, Transportation introduced a new ordering program known as Diamond Spec(TM) for its premium conventional heavy trucks. Under this program, Transportation rationalized the number of possible option combinations by developing pre-packaged, application-specific option groups which are arranged under 11 categories (i.e., engine, chassis, electrical system) based upon the most popular preferences of its customers. Transportation also combined the chassis for three models offered in this premium conventional product category into one chassis. In 1997, Transportation expanded its Diamond Spec(TM) ordering system and completed a successful pilot program in 11 key markets for its medium trucks. This standardization of option and chassis groups is expected to lead to significant operating cost savings from increased manufacturing efficiency and to better pricing for purchased components. In addition, Transportation believes that this program will result in an overall improvement in product quality and shorter and more reliable delivery times.

  . Focus Manufacturing Facilities. The Company believes that it can achieve significant improvements in manufacturing efficiency by focusing each of its principal truck manufacturing facilities on producing a single type of truck model. In order to sharpen the Company's focus on serving its customers and markets, the Company recently announced a reorganization of its truck group into six distinct businesses. The new organization consists of four vehicle centers--heavy truck, severe service truck, medium truck and school bus, and two business centers--parts and international. In fiscal 1996, Transportation transferred the production of its stripped chassis from its Springfield, Ohio facility to its Conway, Arkansas facility, in order to achieve efficiencies in the production of medium trucks. Similarly, in fiscal 1997 the Company established a joint venture, SST Truck Company, which will focus on the production of the highly-complex Paystar(R) severe service trucks, thereby permitting Transportation's Chatham, Ontario facility to concentrate on manufacturing premium conventional heavy trucks.

  . Emphasize Product Development. The Company believes that each of its current truck models equals or exceeds those of its competitors in terms of satisfying its customers' needs. Nevertheless, the Company intends to continue to enhance and expand its current product offerings in an effort to provide trucks that better satisfy its customers' changing demands. In fiscal 1997, Navistar's Board of Directors approved funding for its next generation vehicle program (such program, formerly referred to as the next generation truck program, is herein referred to as the "NGV Program"). Pursuant to the NGV

     Program, the Company expects to make $350 million in capital expenditures and spend $300 million in development costs over the next six years to develop and manufacture a full line of world-class medium trucks, school buses and regular conventional heavy trucks. These new models will offer enhanced driver comfort, operating efficiency, overall appearance, quality and performance. The design and development phases of the NGV Program are currently underway and the Company expects the first new vehicles to be available in mid-2001, with additional new vehicles to follow approximately every six months through 2003. In 1997, Transportation also introduced the International(R) 9100 conventional heavy truck to replace the International(R) 8200 conventional heavy truck and made significant improvements to its premium conventional heavy truck models. Further model improvements are expected to be introduced for Transportation's premium conventional heavy truck models in fiscal 1998.

  . Expand International Operations. The Company believes that there are significant opportunities to increase sales of both trucks and engines in Mexico and in other selected export markets. In 1997, the Company captured approximately 11.5% of the Mexican truck market after establishing a dealer network and a parts distribution center and arranging for production at a contract manufacturer in 1996. The Company's dealer network in Mexico was expanded from 23 to 38 locations in 1997. The Company has completed the construction of an assembly facility located near Monterrey, Mexico. This medium and heavy truck assembly facility is anticipated to cost approximately $167 million and is expected to begin production by late summer 1998. Its capacity will be 65 units per shift. The Company believes that its Mexican operations will enable it to expand into other Latin American countries, particularly as a result of the favorable and cost effective trade agreements between Mexico and other Latin American countries. The Company has also recently established a presence in Brazil by forming a Brazilian subsidiary and signing an agreement with a Brazilian equipment manufacturer to assemble commercial trucks. The Company expects that production of its trucks in Brazil will begin in mid-1998.

  . Establish Competitive Wage, Benefit and Productivity Levels. Transportation expects to achieve significant productivity gains as a result of favorable changes in job classifications, work rules and training. In August 1997, Transportation's collective bargaining agreement with the United Automobile, Aerospace & Agricultural Implement Workers of America (the "UAW") was extended through October 1, 2002. This contract contains significant changes from the prior agreement, enabling the Company to better focus its assembly plants, simplify current product lines, invest in new product development and achieve more competitive wage, benefit and productivity levels. This new agreement enabled the Company to reinstate its NGV Program and continue to implement its five-point truck strategy. In 1996, Transportation signed a new three-year collective bargaining agreement with the Canadian Auto Workers (the "CAW").

  The Company's principal executive office is located at 455 North Cityfront Plaza Drive, Chicago, Illinois 60611, and its telephone number is (312) 836-2000.

                          BACKGROUND OF THE OFFERINGS

  In July 1993, Navistar restructured its postretirement health care and life insurance benefits pursuant to a settlement agreement (the "Settlement Agreement") that resolved litigation between Navistar and a class of its employees, retirees and collective bargaining organizations, including the UAW, as lead class plaintiff. The Settlement Agreement required, among other things, that Navistar establish the Supplemental Trust for the purpose of funding certain retiree health care benefits under a Supplemental Benefit Program. On July 1, 1993, the Company contributed 25,641,545 shares of Class B Common Stock to the Supplemental Trust in satisfaction of certain of its obligations under the Settlement Agreement. The Supplemental Trust currently holds 19,894,103 shares of Class B Common Stock, representing all of the outstanding shares of Class B Common Stock.

  The Settlement Agreement added three seats to Navistar's Board of Directors, one elected by the UAW and two elected by the committee that administers the Supplemental Benefit Program (the "Supplemental Committee") on behalf of the Supplemental Trust. Upon completion of the Offerings, the two directors currently serving on Navistar's Board who were elected by the Supplemental Committee on behalf of the Supplemental Trust will be deemed to have resigned. See "Description of Capital Stock--Preferred Stock and Preference Stock" and "Selling Stockholder."

            REQUIRED APPROVAL FOR CERTAIN PURCHASES OF COMMON STOCK

  Article Eleventh of the Company's Certificate of Incorporation ("Article Eleventh") requires approval by the Board of Directors of the Company for any purchase of Common Stock in the Offerings if the purchaser will have a Prohibited Ownership Percentage (defined generally as direct or indirect ownership of 4.5% or more (based on value) of the Company's stock) upon completion of the Offerings. Purchases of Common Stock from the U.S. Underwriters or the Managers pursuant to the Offerings are subject to the limitations imposed by Article Eleventh, and any unapproved purchase in excess of the amounts permitted by Article Eleventh will be void. A prospective purchaser of Common Stock in the Offerings who believes that a purchase by it may be subject to the limitations imposed by Article Eleventh should consult with such person's advisors or the Company to determine if approval must be obtained from the Board of Directors of the Company. In accordance with the terms of the Common Stock, purchasers of Common Stock in the Offerings (or otherwise) consent by virtue of such purchase to the limitations imposed by Article Eleventh. See "Description of Capital Stock--Prohibited Transfer Provisions."

                                 THE OFFERINGS

Common Stock offered by Selling
 Stockholder (1):
  U.S. Offering................... 15,894,103
  International Offering..........  4,000,000
                                   ----------
    Total......................... 19,894,103
                                   ==========
Common Stock to be outstanding
 after the Offerings (2)(3)....... 67,010,286
Use of Proceeds................... All shares offered hereby are being sold by the Selling Stockholder (other than shares
                                   subject to the over-allotment option). The
                                   Company will not receive any of the
                                   proceeds from the sale of shares by the
                                   Selling Stockholder. Any proceeds received
                                   by the Company upon the exercise of the
                                   U.S. Underwriters' over-allotment option
                                   would be used to partially offset the
                                   purchase price to be paid by the Company
                                   for the 2,000,000 shares of Common Stock it
                                   will acquire in the Offerings. See
                                   "Capitalization" and "Use of Proceeds."
NYSE Symbol....................... NAV

--------
(1) Represents shares of Class B Common Stock which will automatically convert into shares of Common Stock on a share-for-share basis upon the sale by the Selling Stockholder in the Offerings. All outstanding shares of Class B Common Stock are held by the Selling Stockholder. The Class B Common Stock is identical to the Common Stock, except with respect to voting rights and transferability. No shares of Class B Common Stock are expected to remain outstanding after the completion of the Offerings. See "Selling Stockholder" and "Description of Capital Stock--Class B Common Stock."
(2) Reflects the purchase by the Company of 2,000,000 shares of Common Stock in the Offerings. Does not include the 1,300,000 shares of Common Stock subject to the over-allotment option granted to the U.S. Underwriters by the Company. See "Underwriting."
(3) As of April 30, 1998. Does not include: (i) 2,662,523 shares of Common Stock issuable upon the exercise of outstanding stock options or (ii) 491,414 additional shares of Common Stock reserved for future grants or awards under the Company's existing stock incentive plans.

                               RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should carefully consider the "Risk Factors" immediately following this Prospectus Summary.

                                ----------------

  Market data used throughout this Prospectus were obtained from internal Company estimates and industry publications, including those generated by the American Automobile Manufacturers Associations, the Canadian Vehicle Manufacturers Association, the Motor Vehicle Manufacturers Association in the United States and Canada, R. L. Polk & Company and Power Systems Research of Minneapolis, Minnesota as well as other sources. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified such market data or obtained the consent of any of the industry publications referenced herein.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth summary consolidated financial and operating data of the Company and its subsidiaries for the periods indicated. The Company's summary consolidated financial data for the three year period ended October 31, 1997 has been derived from Navistar's audited consolidated financial statements and notes thereto. The Company's summary consolidated financial data for the three months ended January 31, 1998 and 1997 has been derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. Results for the three months ended January 31, 1998 are not necessarily indicative of results that may be expected for the entire year. The summary consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                  THREE MONTHS
                                  ENDED JANUARY    FISCAL YEAR ENDED OCTOBER
                                       31,                    31,
                                 ----------------  ----------------------------
                                  1998     1997      1997      1996      1995
                                 -------  -------  --------  --------  --------
                                 (IN MILLIONS, EXCEPT SHARE AND UNIT DATA)
SELECTED INCOME STATEMENT DATA:
Sales and revenues:
  Sales of manufactured
   products....................  $ 1,672  $ 1,240  $  6,147  $  5,508  $  6,125
  Finance and insurance
   revenue(1)..................       45       45       174       197       167
  Other income.................       10       11        50        49        50
                                 -------  -------  --------  --------  --------
    Total sales and revenues...    1,727    1,296     6,371     5,754     6,342
                                 -------  -------  --------  --------  --------
Costs and expenses:
  Cost of products and services
   sold........................    1,454    1,076     5,292     4,827     5,288
  Other expenses...............      195      179       763       739       705
  Interest expense.............       17       17        74        83        87
                                 -------  -------  --------  --------  --------
    Total costs and expenses...    1,666    1,272     6,129     5,649     6,080
                                 -------  -------  --------  --------  --------
Income before income taxes.....       61       24       242       105       262
Income tax expense.............       23        9        92        40        98
                                 -------  -------  --------  --------  --------
Net income.....................       38       15       150        65       164
Less dividends on Series G
 preferred stock(2)............        7        7        29        29        29
                                 -------  -------  --------  --------  --------
Net income applicable to common
 stock.........................  $    31  $     8  $    121  $     36  $    135
                                 =======  =======  ========  ========  ========
Diluted earnings per share(3)..  $   .42  $   .10  $   1.65  $    .49  $   1.83
Diluted average number of
 shares outstanding
 (in millions)(4)..............     72.5     73.7      73.6      73.8      74.3
SELECTED BALANCE SHEET DATA (AT
 END OF PERIOD)(2):
Total assets...................  $ 4,929  $ 4,757  $  5,516  $  5,326  $  5,566
Total debt.....................    1,145    1,060     1,316     1,420     1,457
Total sharehowners' equity.....      973      922     1,020       916       870
OTHER FINANCIAL AND OPERATING
 DATA:
Capital expenditures...........  $    60  $    25  $    172  $    117  $    139
Depreciation and amortization..       39       33       120       105        86
United States and Canadian
 retail deliveries of trucks
 and school buses..............   24,900   19,000    99,500    94,000   101,700
United States and Canadian
 market share(5)...............     28.6%    26.4%     28.6%     27.5%     26.7%
Worldwide unit shipments:
  Trucks and school buses......   29,400   20,400   104,400    95,200   112,200
  OEM engines..................   42,600   41,000   184,000   163,200   154,200
Parts sales....................  $   185  $   186  $    806  $    760  $    730

(1) Includes revenues of NFC as well as the Company's other financial services subsidiaries.
(2) On February 4, 1998, the Company issued an aggregate of $100 million principal amount of 7% Senior Notes due 2003 (the "Senior Notes") and $250 million principal amount of 8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes"). The net proceeds from the sale of the Notes were used or will be used to: (i) redeem all of the Company's issued and outstanding Series G Convertible Cumulative Preferred Stock (the "Series G Preferred Stock");
    (ii) repay the Company's 9% Sinking Fund Debentures; (iii) redeem the Company's 8% Secured Note; and (iv) provide working capital. See "Capitalization."
(3) The earnings per common share information for the three year period ended October 31, 1997 has been restated to reflect the new earnings per share calculation required by Statement of Accounting Standards No. 128 "Earnings Per Share."
(4) Unexercised employee stock options to purchase shares of Navistar Common Stock were not included in the diluted shares outstanding when the options' exercise prices were greater than the average market price of Navistar Common Stock during the respective periods.
(5) Based on retail deliveries of medium trucks (Classes 5, 6 and 7), including school buses, and heavy trucks (Class 8) in the United States and Canada by Transportation and its dealers, compared to the industry total in the United States and Canada of retail deliveries.

                                 RISK FACTORS

  Potential investors in the Common Stock offered hereby should carefully consider the following factors in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below as well as those discussed elsewhere in this Prospectus.

MARKET CYCLICALITY AND GENERAL ECONOMIC CONDITIONS

  Navistar's ability to be profitable depends in part on the varying conditions in the medium and heavy truck, mid-range diesel engine and service parts markets. See "Business." The truck markets in which the Company competes are subject to considerable volatility. Such markets move in response to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand also depend on general economic conditions, interest rate levels and fuel costs. The most recent industry downturn was in the early 1990s, and before that the previous downturn was in the early to mid 1980s. The financial information for the Company included in this Prospectus reflects operating results for the Company only during a period of strong industry demand. Downturns in industry volumes historically have resulted in a sharp decline in the Company's sales and order backlog caused by, among other things, a decline in incoming orders and a cancellation of existing orders.

COMPETITION

  The North American truck market, in which Navistar competes, is highly competitive. Navistar's major domestic competitors include PACCAR, Ford and General Motors, as well as foreign-controlled domestic manufacturers, such as Freightliner, Mack and Volvo. In addition, well-capitalized manufacturers from Japan (Hino, Isuzu, Nissan, Mitsubishi) are attempting to increase their North American sales levels. The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects Navistar's ability to increase or maintain vehicle prices. Many of Navistar's competitors have greater financial resources, which may place Navistar at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of Navistar's competitors may have lower overall labor costs.

FUTURE CAPITAL REQUIREMENTS

  Navistar has announced plans for approximately $350 million in capital spending over the next six years for the NGV Program. Capital expenditures for fiscal 1998 are expected to be approximately $400 million, of which $25 million is to be spent for the NGV Program. The fiscal 1998 budget also includes expenditures for commencement of assembly operations at the Company's Mexican facility, increased manufacturing capacity at the Indianapolis engine plant, commencement of truck operations in Brazil and improvements to existing facilities and products. Navistar's investment in the NGV Program will also include $300 million in development expense over the next six years, of which approximately $50 million is planned for 1998.

  The Company will be required to make substantial cash expenditures over the next several years to implement its NGV Program and to meet its other capital expenditure and development objectives. The projected expenditures described above do not include capital and development expenditures that the Company would be required to make for introduction of its next generation diesel engine to Ford, and, if the Company is successful in its negotiations, for introduction of diesel engines for use in certain of Ford's under 8,500 lbs. GVW light trucks and sport utility vehicles. Historically, Navistar has relied on cash balances and cash provided by operations to meet its funding requirements. The amount of cash generated by Navistar's business varies with industry volumes in the medium and heavy truck markets. No assurance can be given that Navistar will have the cash balances necessary to implement its NGV Program and to meet its other capital requirements or that financing will be available or, if available, that it will be available on satisfactory terms. The future availability of financing will depend on many factors, including Navistar's earnings, credit ratings, the outlook for truck industry demand and the capital resources of financial institutions. In addition, restrictive covenants under the indentures for Notes and under the Company's Mexican credit facility (the "Mexican Facility") may limit how much debt financing the Company can raise, and a need to preserve the Company's net operating losses may limit the Company's ability to raise equity financing. If adequate funds are not available, the Company may be required to cut back or discontinue the NGV Program or other product development or capital improvement programs. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and "--Business Environment."

RELIANCE ON MAJOR CUSTOMER

  Ford accounted for approximately 14% of the Company's consolidated sales and revenues during fiscal 1997 and fiscal 1996 and approximately 12% for fiscal 1995. Ford is the primary OEM customer for the Company's diesel engines. Although the Company has contracts with Ford that continue through 2012, such contracts provide for supplying Ford's requirements for particular models, rather than for manufacturing a specific quantity of products. The loss of Ford as a customer or a significant decrease in demand for the models or a group of related models that utilize the Company's products could have a material adverse effect on the Company.

IMPACT OF GOVERNMENT REGULATION

  Truck and engine manufacturers continue to face increasing governmental regulation of their products, especially in the areas of environment and safety. As a diesel engine manufacturer, Navistar has incurred research and tooling costs to redesign its engine product lines to meet the United States Environmental Protection Agency ("U.S. EPA") and California Air Resources Board ("CARB") emission standards effective for the 1998 model year. In addition, Navistar expects to continue to incur research, design and tooling costs to: (i) achieve further reductions in ozone-causing exhaust emissions by 2004 in accordance with the voluntary agreement entered into by Navistar, along with other engine manufacturers, with the U.S. EPA and CARB and (ii) satisfy the 1998 Clean Fuel Fleet Vehicle requirements and California's emission standards in 2002 for engines used in medium-size vehicles. Navistar expects that its diesel engines will be able to meet all of these standards within the required time frames.

  Truck manufacturers are also subject to various noise standards imposed by federal, state and local regulations, and to the National Traffic and Motor Vehicle Safety Act and Federal Motor Vehicle Safety Standards promulgated by the National Highway Traffic Safety Administration. Navistar believes it is in compliance with such standards.

  Complying with such laws and regulations has added and will continue to add to the cost of Navistar's products, and increases the capital-intensive nature of Navistar's business. If the present level of price competition continues, it may become increasingly difficult for manufacturers of engines and trucks to recover these costs and, accordingly, lower margins may result. See "Business--Impact of Government Regulation."

PENSION AND POSTRETIREMENT HEALTH CARE OBLIGATIONS

  Navistar has significant underfunded pension obligations. At October 31, 1997, the unfunded portion of the accumulated benefit obligation of Navistar's pension plans was approximately $445 million, compared to $607 million at October 31, 1996. In November 1997, Navistar contributed $100 million to the hourly pension plan. Navistar's long-term objective is to fund its entire accumulated pension benefit obligation over the next 5 to 8 years with funds that are principally generated by operations.

  In the event Navistar's pension plans were terminated for any reason and plan assets were insufficient to meet guaranteed liabilities, the Pension Benefit Guaranty Corporation ("PBGC") may have a right to take over these plans as their administrator and trustee. In this event, the actual present value of guaranteed pension liabilities may be determined in a manner different from that used by Navistar to determine its unfunded vested pension liability. Subject to certain limitations, the PBGC would have a claim against Navistar to the extent that plan assets were not sufficient to meet the actuarial present value of guaranteed liabilities.

  In addition to providing pension benefits, Navistar provides health care and life insurance benefits for a majority of its retired employees and their spouses and certain dependents and will provide retiree health care and life insurance benefits for most of its existing employees hired before July 1, 1993. In 1993, a trust (the "Base Trust") was established under the Navistar Retiree Health Benefit and Life Insurance Program (the "Base Program") to partially fund this post-retirement health care liability. In November 1997, Navistar contributed $200 million to the Base Trust satisfying the balance of its $500 million prefunding obligation, although Navistar will remain obligated to make future contributions to the Base Trust on a pay-as-you-go basis. These benefits are provided as part of the Settlement Agreement.

RISK OF LOSS OF TAX BENEFITS AND RESTRICTIONS ON STOCK TRANSFER

  If, as a result of any transaction involving Navistar's equity securities, an "ownership change" occurs for federal income tax purposes, the Company's ability to use its substantial net operating losses (the "NOLs") to offset taxable income, and thereby reduce Navistar's tax liability, would be severely limited, requiring an adjustment to Navistar's deferred tax asset reflected in its Statement of Financial Condition. Under Section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code"), an "ownership change" would be deemed to have occurred if on any testing date the ownership of stock by one or more 5-percent shareholders had increased by more than 50 percentage points during the preceding three years. The Settlement Agreement requires that Navistar not sell or acquire Common Stock or other securities or take other actions if to do so would put Navistar at risk of an "ownership change." The need to preserve the Company's NOLs by complying with the limitations imposed by Section 382 may limit the Company's ability to raise equity financing in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Income Taxes" for a discussion of the Company's NOLs.

  The Common Stock sold to the public in the Offerings will be deemed, for purposes of Section 382, to have been acquired by a separate "public group" treated as a new 5-percent shareholder which had an increase in ownership. The ownership increase by this new "public group," as well as any ownership increase by other 5-percent shareholders, must be taken into account in determining whether the Company has undergone an "ownership change" under
Section 382.

  The Offerings will not result in an "ownership change." However, the Company has taken and must continue to take into account the "public group" ownership increase resulting from the Common Stock sold in the Offerings for three years after the sale in computing the change in ownership for future transactions (including the issuance of additional Common Stock or equity-related instruments).

  As part of the Settlement Agreement, a provision (the "Prohibited Transfer Provision") was added to Navistar's Certificate of Incorporation to protect against certain transfers of equity securities which could cause an "ownership change." Although the Prohibited Transfer Provision is intended to prevent transfers which could cause an "ownership change," Navistar may not be able to prevent every transaction that could cause an "ownership change." By its terms, the Prohibited Transfer Provision will expire on June 30, 2001.

  Under the Prohibited Transfer Provision, if a shareowner transfers or agrees to transfer stock, the transfer will be prohibited to the extent that it (i) would cause the transferee to hold a "Prohibited Ownership Percentage" or (ii) would result in the transferee's ownership increasing if the transferee already holds (or has held within the three prior years) a Prohibited Ownership Percentage. A "Prohibited Ownership Percentage" is defined under Navistar's Certificate of Incorporation by reference to complex federal tax laws and regulations, but generally means direct and indirect ownership of 4.5% or more (based on value) of Navistar's stock (the use of a 4.5% limitation rather than the Code's 5% limitation is intended to provide a measure of safety). The Prohibited Transfer Provision does not prevent transfers of stock between persons who do not hold a Prohibited Ownership Percentage. See "Description of Capital Stock--Prohibited Transfer Provision."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND STATUTORY PROVISIONS

  As a result of the Settlement Agreement, the Company's Certificate of Incorporation provides that the affirmative vote of holders of at least 85% of the shares of Common Stock (together with any outstanding Class

B Common Stock) present at a meeting is required to approve certain mergers and consolidations or a sale of all or substantially all of the Company's assets (a "Supermajority Transaction"). Accordingly, any holder of 15% or more of the aggregate outstanding Common Stock and Class B Common Stock represented at any meeting of shareowners will be able to block any Supermajority Transaction. The Company's Certificate of Incorporation and By-laws also contain provisions which (i) permit the Company to issue so-called "flexible" preferred stock, (ii) provide for a classified Board of Directors (which has the effect under Delaware law of precluding shareowners from removing directors without cause), (iii) limit the filling of Board vacancies to the remaining directors, and (iv) prohibit shareowners from taking action by written consent or calling special meetings. The Company also is subject to
Section 203 of the Delaware General Corporation Law, which restricts the Company from engaging in certain business combinations with "interested stockholders." The fact that the Company's utilization of its NOLs could be adversely affected by a change of control also could have an anti-takeover effect.

  Although not intended, the foregoing provisions, as well as the Prohibited Transfer Provision, may adversely affect the marketability of the Common Stock by discouraging potential investors from acquiring stock of the Company. In addition, these provisions could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, or impede an attempt to acquire a significant or controlling interest in the Company, even if such events might be beneficial to the Company and its shareowners. See "Description of Capital Stock--Prohibited Transfer Provision" and "--Certain Certificate of Incorporation and By-laws Provisions; Certain Provisions of Delaware Law."

POSSIBLE VOLATILITY OF SHARE PRICE

  The market price for the Common Stock may be significantly affected by factors such as the announcement of new products or other strategic initiatives by the Company or its competitors, technological innovations by the Company or its competitors, the growth and expansion of the Company's business, trends and uncertainties affecting the truck manufacturing industry as a whole, issuances and repurchases of Common Stock, quarterly variations in the Company's operating results or the operating results of the Company's competitors, investors' expectations of the Company's prospects, changes in earnings estimates by analysts or reported results that vary materially from such estimates and general economic and other conditions, including the cyclicality of the Company's business. In addition, in recent years the stock market has experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business" as well as within this Prospectus and the documents incorporated by reference herein generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects," "estimates," "intends," "indicates," "plans," "predicts" and "will be" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth herein and the other matters set forth or incorporated by reference in this Prospectus. The Company undertakes no obligation to release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                USE OF PROCEEDS

  All shares of Common Stock offered hereby are being sold by the Selling Stockholder (other than shares subject to the over-allotment option). The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. See "Selling Stockholder." The Company will receive approximately $35.1 million (before deducting expenses, including, under certain circumstances, all or a portion of the underwriting discounts and commissions, relating to the Offerings and payable by the Company) in the event that the over-allotment granted to the U.S. Underwriters is exercised in full (at an assumed public offering price of $27.00 per share). Any proceeds to the Company from the exercise of such option would be used to partially offset the purchase price to be paid by the Company for the 2,000,000 shares of Common Stock it will acquire in the Offerings. See "Capitalization."

                                DIVIDEND POLICY

  The Company has not paid dividends on the Common Stock since 1980. At present, the Company does not expect to pay cash dividends on the Common Stock in the foreseeable future. Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements and such other factors as the Board of Directors deems relevant at such time. The indentures under which the Notes were issued contain restrictions on the Company's ability to pay cash dividends on the Common Stock. In addition, the credit facility relating to the Mexican Facility requires the Company to maintain certain debt to equity ratios, which may indirectly limit the ability of the Company to pay cash dividends on the Common Stock.


                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company is listed on the New York, Chicago and Pacific Stock Exchanges under the symbol "NAV." The table below sets forth the high and low sales prices of the Common Stock on the NYSE Composite Transactions Tape as reported in The Wall Street Journal during the indicated time periods.

                                                                  PRICE RANGE
                                                               -----------------
                                                                 HIGH     LOW
                                                               -------- --------
      FISCAL YEAR 1995
        First Quarter ended January 31........................ $17 1/2  $12 5/8
        Second Quarter ended April 30.........................  16 5/8   12 1/8
        Third Quarter ended July 31...........................  16 5/8   13 3/4
        Fourth Quarter ended October 31.......................  15 3/8    9
      FISCAL YEAR 1996
        First Quarter ended January 31........................  12 3/8    9 1/2
        Second Quarter ended April 30.........................  12 1/8    9 1/2
        Third Quarter ended July 31...........................  12 1/8    9
        Fourth Quarter ended October 31.......................  10 1/2    8 3/8
      FISCAL YEAR 1997
        First Quarter ended January 31........................  10 3/8    9
        Second Quarter ended April 30.........................  11 3/8    9 1/8
        Third Quarter ended July 31...........................  21 5/16  11 1/4
        Fourth Quarter ended October 31.......................  29 1/2   17 1/4
      FISCAL YEAR 1998
        First Quarter ended January 31........................  28       20 1/16
        Second Quarter ended April 30.........................  35 7/8   27 1/4

  For a recent sales price of the Common Stock on the NYSE, see the cover page of this Prospectus. At April 30, 1998, the Company's Common Stock was held by approximately 56,574 holders of record.

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the Company as of January 31, 1998 and pro forma to give effect to (i) the sale of the Notes by the Company in February 1998 and the application of the net proceeds therefrom, (ii) the conversion of all of the outstanding Class B Common Stock to Common Stock in connection with the Offerings and (iii) the purchase of 2,000,000 shares of Common Stock by the Company in the Offerings (at an assumed public offering price of $27.00 per share). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder. The following table does not give effect to (x) the issuance of 1,300,000 shares of Common Stock by the Company in the event that the over-allotment option is exercised in full or (y) the payment by the Company of expenses relating to the Offerings, including, under certain circumstances, all or a portion of the underwriting discounts and commissions.

                                                              AT JANUARY 31,
                                                                   1998
                                                              ----------------
                                                                         PRO
                                                              ACTUAL    FORMA
                                                              -------  -------
                                                               (IN MILLIONS)
Cash, cash equivalents and marketable securities............. $   549  $   519
                                                              =======  =======
TOTAL DEBT (INCLUDING CURRENT PORTION):
Manufacturing operations:
  9% Sinking Fund Debentures due 2004........................ $    45  $   --
  8% Secured Note due 2002...................................      26      --
  Capitalized leases and other obligations...................      19       19
  Mexican Facility...........................................      35       35
  7% Senior Notes due 2003 (1)...............................     --       100
  8% Senior Subordinated Notes due 2008 (1)..................     --       250
                                                              -------  -------
    Total manufacturing operations debt......................     125      404
Financial services operations:
  Asset-backed commercial paper program......................     143      143
  Bank credit facility.......................................     430      430
  8 7/8% Senior Subordinated Notes due 1998..................      82       82
  9% Senior Subordinated Notes due 2002......................     100      100
  Capitalized leases.........................................     149      149
  Short-term debt............................................     116      116
                                                              -------  -------
    Total financial services debt............................   1,020    1,020
                                                              -------  -------
    Total debt...............................................   1,145    1,424
                                                              -------  -------
SHAREOWNERS' EQUITY:
  Series G convertible cumulative preferred stock (1)
   (liquidation preference $240 million).....................     240      --
  Series D convertible junior preference stock (liquidation
   preference $4 million)....................................       4        4
  Common Stock (2)...........................................   1,748    2,136
  Class B Common Stock (2)...................................     388      --
  Retained earnings (deficit)................................  (1,271)  (1,271)
  Treasury stock, at cost....................................    (136)    (190)
                                                              -------  -------
    Total shareowners' equity................................     973      679
                                                              -------  -------
    Total capitalization..................................... $ 2,118  $ 2,103
                                                              =======  =======

--------
(1) On February 4, 1998, the Company issued an aggregate of $100 million principal amount of Senior Notes and $250 million principal amount of Senior Subordinated Notes. The net proceeds from the sale of the Notes were used or will be used to: (i) redeem all of the Company's issued and outstanding Series G Preferred Stock; (ii) repay the Company's 9% Sinking Fund Debentures; (iii) redeem the Company's 8% Secured Note; and (iv) provide working capital.
(2) All outstanding shares of Class B Common Stock are held by the Selling Stockholder. The Class B Common Stock will automatically convert into shares of Common Stock on a share-for-share basis upon the sale by the Selling Stockholder in the Offerings. No shares of Class B Common Stock are expected to remain outstanding after the Offerings.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected consolidated financial data for Navistar for the five year period ended October 31, 1997 has been derived from Navistar's audited consolidated financial statements and notes thereto. The Company's selected consolidated financial data for the three months ended January 31, 1998 and 1997 has been derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. Results for the three months ended January 31, 1998 are not necessarily indicative of results that may be expected for the entire year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                             THREE MONTHS
                                 ENDED
                              JANUARY 31,     FISCAL YEAR ENDED OCTOBER 31,
                             ------------- ------------------------------------
                              1998   1997   1997   1996   1995   1994    1993
                             ------ ------ ------ ------ ------ ------  -------
                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT
 DATA:
Sales and revenues:
 Sales of manufactured
  products.................  $1,672 $1,240 $6,147 $5,508 $6,125 $5,153  $ 4,510
 Finance and insurance
  revenue(1)...............      45     45    174    197    167    152      181
 Other income..............      10     11     50     49     50     32       30
                             ------ ------ ------ ------ ------ ------  -------
   Total sales and
    revenues...............   1,727  1,296  6,371  5,754  6,342  5,337    4,721
                             ------ ------ ------ ------ ------ ------  -------
Costs and expenses:
 Cost of products and
  services sold............   1,454  1,076  5,292  4,827  5,288  4,496    3,925
 Other expenses(2).........     195    179    763    739    705    608    1,146
 Interest expense..........      17     17     74     83     87     75       91
                             ------ ------ ------ ------ ------ ------  -------
   Total costs and
    expenses...............   1,666  1,272  6,129  5,649  6,080  5,179    5,162
                             ------ ------ ------ ------ ------ ------  -------
Income (loss) before income
 taxes.....................      61     24    242    105    262    158     (441)
Income tax expense
 (benefit).................      23      9     92     40     98     56     (168)
                             ------ ------ ------ ------ ------ ------  -------
Income (loss) of continuing
 operations................      38     15    150     65    164    102     (273)
Loss of discontinued
 operations(3).............     --     --     --     --     --     (20)     --
Cumulative effect of
 changes in accounting
 policy(4).................     --     --     --     --     --     --      (228)
                             ------ ------ ------ ------ ------ ------  -------
Net income (loss)..........      38     15    150     65    164     82     (501)
Less dividends on Series G
 preferred stock(5)........       7      7     29     29     29     29       29
                             ------ ------ ------ ------ ------ ------  -------
Net income (loss)
 applicable to common
 stock.....................  $   31 $    8 $  121 $   36 $  135 $   53  $  (530)
                             ====== ====== ====== ====== ====== ======  =======
Income (loss) of continuing
 operations per share(6):
 Basic.....................  $  .43 $  .10 $ 1.66 $  .49 $ 1.83 $  .99  $ (8.63)
 Diluted...................  $  .42 $  .10 $ 1.65 $  .49 $ 1.83 $  .99  $ (8.63)
Earnings (loss) per
 share(6):
 Basic.....................  $  .43 $  .10 $ 1.66 $  .49 $ 1.83 $  .72  $(15.19)
 Diluted...................  $  .42 $  .10 $ 1.65 $  .49 $ 1.83 $  .72  $(15.19)
Average number of shares
 outstanding(7):
 Basic.....................    71.6   73.6   73.1   73.7   74.2   74.5     34.9
 Diluted...................    72.5   73.7   73.6   73.8   74.3   74.6     34.9

                          AT JANUARY 31,                   AT OCTOBER 31,
                          ----------------  ------------------------------------------------
                           1998     1997      1997      1996      1995      1994      1993
                          -------  -------  --------  --------  --------  --------  --------
                                                 (IN MILLIONS)
SELECTED BALANCE SHEET
 DATA(5):
Total assets............  $ 4,929  $ 4,757  $  5,516  $  5,326  $  5,566  $  5,047  $  5,060
Total debt..............    1,145    1,060     1,316     1,420     1,457     1,218     1,374
Total shareowners'
 equity.................      973      922     1,020       916       870       817       775
                           THREE MONTHS
                               ENDED
                            JANUARY 31,            FISCAL YEAR ENDED OCTOBER 31,
                          ----------------  ------------------------------------------------
                           1998     1997      1997      1996      1995      1994      1993
                          -------  -------  --------  --------  --------  --------  --------
                                (IN MILLIONS, EXCEPT MARKET SHARE AND UNIT DATA)
OTHER FINANCIAL AND
 OPERATING DATA:
Capital expenditures....  $    60  $    25  $    172  $    117  $    139  $     87  $    110
Depreciation and
 amortization...........       39       33       120       105        86        72        75
United States and
 Canadian retail
 deliveries of trucks
 and school buses.......   24,900   19,000    99,500    94,000   101,700    91,600    79,800
United States and
 Canadian market
 share(8)...............     28.6%    26.4%     28.6%     27.5%     26.7%     27.0%     27.6%
Unit shipments:
 Trucks and school
  buses.................   29,400   20,400   104,400    95,200   112,200    95,000    87,200
 OEM engines............   42,600   41,000   184,000   163,200   154,200   130,600   118,200
Parts sales.............  $   185  $   186  $    806  $    760  $    730  $    714  $    632

--------
(1) Includes revenues of NFC as well as Navistar's other financial service subsidiaries.
(2) The Company contributed approximately 25.6 million shares of its Class B Common Stock valued at $513 million to the Supplemental Trust in 1993.
(3) The 1994 loss of discontinued operations resulted from a $20 million after tax charge for environmental liabilities at production facilities of two formerly owned businesses, Wisconsin Steel and Solar Turbine, Inc.
(4) In the third quarter of 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 109, "Accounting for Income Taxes," retroactive to November 1, 1992.
(5) On February 4, 1998, the Company issued an aggregate of $100 million principal amount of Senior Notes and $250 million principal amount of Senior Subordinated Notes. The net proceeds from the sale of the Notes were used or will be used to: (i) redeem all of the Company's issued and outstanding Series G Preferred Stock; (ii) repay the Company's 9% Sinking Fund Debentures; (iii) redeem the Company's 8% Secured Note; and (iv) provide working capital. See "Capitalization."
(6) The net income (loss) per common share information for the five year period ended October 31, 1997 has been restated to reflect the new earnings per share calculation required by SFAS No. 128 "Earnings Per Share," and was filed in the Company's Current Report on Form 8-K, dated March 6, 1998. The computations of earnings per share for the first quarter of fiscal 1998 are included in Note F to the Company's Unaudited Interim Financial Statements included elsewhere in this Prospectus. The quarterly net income (loss) per common share data listed in Note 18 to the Consolidated Audited Financial Statements included elsewhere in this Prospectus are identical for both basic and diluted earnings per share in accordance with SFAS No. 128 for all quarters listed except for the fourth quarter of 1997 where the number listed reflects only diluted earnings per share. Basic earnings per share for the fourth quarter of 1997 was $0.87.
(7) Unexercised employee stock options to purchase shares of Navistar Common Stock were not included in the diluted shares outstanding when the options' exercise prices were greater than the average market price of Navistar Common Stock during the respective periods. Additionally, the diluted calculation excludes the effects of the conversion of the Series G Preferred Stock as such conversion would produce anti-dilutive results. The dilutive effect of options outstanding and the conversion of Series D Preference Stock were not included in 1993 diluted shares as such inclusion would produce anti-dilutive results.
(8) Based on retail deliveries of medium trucks (Classes 5, 6 and 7), including school buses, and heavy trucks (Class 8) in the United States and Canada by Transportation and its dealers, compared to the industry total in the United States and Canada of retail deliveries.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

  The following discussion and analysis should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated by reference, and the Company's Financial Statements and notes thereto included elsewhere, in this Prospectus. Certain statements under this caption constitute "forward-looking statements" under Section 27A of the Securities Act and involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the captions "Risk Factors" and "--Business Environment."

GENERAL

  NIC is a holding company and its principal operating subsidiary is Transportation. The Company's manufacturing operations are engaged in the manufacture and marketing of Class 5 through 8 trucks, including school buses, mid-range diesel engines and service parts primarily in the United States and Canada. These products are also sold to distributors in selected export markets. The financial services operations of the Company provide wholesale, retail and lease financing, and commercial physical damage and liability insurance coverage to the Company's dealers and retail customers and to the general public through an independent insurance agency system.

  The discussion and analysis reviews the operating and financial results, and liquidity and capital resources of manufacturing operations and financial services operations. Manufacturing operations include the financial results of the financial services operations included on a one-line basis under the equity method of accounting. Financial services operations include NFC, its domestic insurance subsidiary as well as the Company's foreign finance and insurance companies. See Note 1 to the Consolidated Audited Financial Statements included elsewhere in this Prospectus.

BUSINESS ENVIRONMENT

  Sales of Class 5 through 8 trucks are cyclical, with demand affected by such economic factors as industrial production, construction, demand for consumer durable goods, interest rates and the earnings and cash flow of dealers and customers. Reflecting the stability of the general economy, demand for new trucks remained strong during the first quarter of 1998. An improvement in the number of new truck orders has increased the Company's order backlog to 60,600 units at January 31, 1998 from 29,200 units at January 31, 1997. Retail deliveries in 1998 continue to be highly dependent on the rate at which new truck orders are received. The Company will evaluate order receipts and backlog throughout the year and will balance production with demand as appropriate. See "Risk Factors--Market Cyclicality and General Economic Conditions."

  A stronger than expected economy has led the Company to increase its estimates of demand. The Company currently projects 1998 United States and Canadian Class 8 heavy truck demand to be 230,000 units, a 17% increase from 1997. Class 5, 6 and 7 medium truck demand, excluding school buses, is forecast at 127,000 units, a 8% increase from 1997. Demand for school buses is expected to decline slightly in 1998 to 32,000 units. Mid-range diesel engine shipments by the Company to OEMs in 1998 are expected to be 215,300 units, 17% higher than in 1997. The Company's service parts sales are projected to grow 8% to $870 million.

  At the currently forecasted 1998 demand of 389,000 units, the entire truck industry is operating at or near capacity while the Company's manufacturing facilities are near capacity. Accordingly, constraints have been placed on the Company's ability to meet certain customers' demands because of component parts availability.

  On March 5, 1998, the Company announced that it has been selected to negotiate an extended term agreement to supply diesel engines for select Ford under 8,500 lbs. GVW light trucks and sport utility vehicles.

  The Company is currently considering an internal corporate reorganization, whereby, among other things, Transportation's engine and service parts operations and NFC would become direct subsidiaries of NIC.

RESULTS OF OPERATIONS

 Three Months Ended January 31, 1998 and 1997

  The Company reported net income of $38 million, or $0.42 per diluted common share, for the first quarter ended January 31, 1998 reflecting higher sales of manufactured product. Net income was $15 million, or $0.10 per diluted common share, for the same period last year.

  The Company's manufacturing operations reported income before income taxes of $38 million compared with pretax income of $1 million in the first quarter of 1997 reflecting an increase in demand for trucks. The financial services operations' pretax income for the first three months of both 1998 and 1997 was $23 million.

  Sales and Revenues. First quarter 1998 industry retail sales of Class 5 through 8 trucks totaled 87,200 units, an increase of 21% from 1997. Class 8 heavy truck sales of 53,300 units during the first quarter of 1998 were 26% higher than the 1997 level of 42,400 units. Industry sales of Class 5, 6 and 7 medium trucks, including school buses, increased 14% to 33,900 units. Industry sales of school buses, which accounted for 16% of the medium truck market, decreased 5%.

  Sales and revenues for the first quarter of 1998 totaled $1,727 million, 33% higher than the $1,296 million reported for the comparable quarter in 1997. Sales of trucks, mid-range diesel engines and service parts for the first quarter of 1998 totaled $1,672 million compared with $1,240 million reported for the same period in 1997.

  The Company maintained its position as sales leader in the combined United States and Canadian Class 5 through 8 truck market with a 28.6% market share for the first quarter of 1998, an increase from the 26.4% market share reported in 1997. (Sources: American Automobile Manufacturers Association, the United States Motor Vehicle Manufacturers Association and R.L. Polk & Company.)

  Shipments of mid-range diesel engines by the Company to other OEMs during the first quarter of 1998 totaled 42,600 units, a 4% increase from the same period of 1997. Service parts sales of $185 million in the first quarter of 1998 were consistent with the prior year's level.

  Finance and insurance revenue was $45 million for the first quarters of both 1998 and 1997.

  Costs and expenses. Manufacturing gross margin was 13.4% of sales for the first quarter of 1998, consistent with 13.6% for the same period in 1997.

  Marketing and administrative expense increased to $98 million in 1998 from $83 million in the first quarter of 1997, reflecting investment in the implementation of the Company's truck strategy to reduce costs and complexity in its manufacturing processes.

  Postretirement benefits expense decreased to $45 million in 1998 from $51 million in the first quarter of 1997 mainly as a result of higher expected return on plan assets.

  Engineering and research expense increased $5 million from first quarter 1997 to $35 million, reflecting the Company's investment in its NGV Program.

 Fiscal Years Ended October 31, 1997, 1996 and 1995

  The Company reported net income of $150 million for 1997, or $1.65 per diluted common share, reflecting higher sales of manufactured products. Net income was $65 million, or $0.49 per diluted common share, in 1996 and $164 million, or $1.83 per diluted common share, in 1995. Net income in 1996 included a one-time $35 million pretax charge for costs related to the termination of the NGV Program. In August 1997, the Company and the UAW reached agreement on a master contract extension that enabled the Company to reinstate this program. The remaining accrual for the 1996 charge at the time of the announcement was not material.

  The Company's manufacturing operations reported income before income taxes of $164 million in 1997 compared with pretax income of $22 million in 1996 and $200 million in 1995. The increase in 1997 reflects higher unit sales of trucks and diesel engines as well as the effects of improved pricing and various cost improvement initiatives. The decrease in 1996 from 1995 reflects a decline in demand for trucks as well as the charge for termination of the Company's NGV Program.

  The Company's financial services operations had income before income taxes of $78 million, $83 million and $62 million in 1997, 1996 and 1995, respectively.

  NFC's pretax income in 1997 was $75 million, a 7% decrease from $81 million in 1996. The change is primarily a result of lower income on sales of retail receivables and a decline in wholesale financing activity. The reduced gains on sales resulted from lower margins on retail notes reflecting higher market interest rates prior to the date of sale. NFC's pretax income increased $22 million in 1996 from the $59 million reported in 1995 primarily due to higher income on sales of retail notes and an increased volume of wholesale financing.

  Earnings from the foreign finance and insurance subsidiaries were $3 million, $2 million and $3 million in 1997, 1996 and 1995, respectively.

  Sales and Revenues. Industry retail sales of Class 5 through 8 trucks totaled 347,400 units in 1997, a 2% increase from the 341,200 units sold in 1996, but 9% lower than the 380,600 units sold in 1995. Class 8 heavy truck sales totaled 196,800 units, comparable to the 195,400 units sold in 1996 but a decrease of 14% from the 228,800 units sold in 1995. Industry sales of Class 5, 6 and 7 medium trucks, including school buses, totaled 150,600 units in 1997, a 3% increase from 1996 when 145,800 units were sold, and comparable to the 151,800 units sold in 1995. Industry sales of school buses, which accounted for 22% of the medium truck market, increased slightly from 1996 to 33,200 units in 1997.

  Sales and revenues of $6,371 million in 1997 were 11% higher than the $5,754 million reported in 1996 and comparable to the $6,342 million reported in 1995. Sales of trucks, mid-range diesel engines and service parts totaled $6,147 million in 1997, 12% above the $5,508 million reported for 1996 and comparable to the $6,125 million reported in 1995.

  The Company maintained its position as sales leader in the combined United States and Canadian Class 5 through 8 truck market in 1997 with a 28.6% market share, an increase from the 27.5% share in 1996 and the 26.7% share in 1995. (Sources: American Automobile Manufacturers Associations, the United States Motor Vehicle Manufacturers Association and R. L. Polk & Company.) In 1997, the Company's share of the Class 8 heavy truck market increased to 18.6% from 17.1% in 1996 and 18.4% in 1995.

  Shipments of mid-range diesel engines by the Company to other OEMs during 1997 were a record 184,000 units, a 13% increase from 1996 and a 19% improvement over 1995. Higher shipments to Ford to meet consumer demand for the light trucks and vans which use this engine was the primary reason for the increase.

  Service parts sales of $806 million in 1997 increased from the $760 million reported in 1996 and were 10% higher than the $730 million reported in 1995 as a result of dealer and national account volume growth.

  Finance and insurance revenue for 1997 was $174 million, 12% lower than the $197 million reported in 1996 primarily as a result of a decline in wholesale financing activity. Revenues from financial services operations increased 18% between 1996 and 1995 primarily as a result of higher income on sales of retail notes.

  Costs and Expenses. Manufacturing gross margin was 14.2% of sales in 1997, compared with 12.5% in 1996 and 13.8% in 1995. The increase in gross margin is primarily due to lower production costs and improved pricing offset by a provision for employee profit sharing. Factors which contributed to the change in gross margin between 1996 and 1995 included lower sales volumes, more competitive pricing and the costs of terminating the NGV Program.

  Engineering and research expense was $124 million in 1997, $129 million in 1996 and $113 million in 1995, reflecting continuing investment in new truck and engine products as well as improvements to existing products.

  Marketing and administrative expense was $365 million in 1997 compared with $319 million in 1996 and $307 million in 1995. The change between 1997 and 1996 is the result of higher sales and distribution costs, and an increase in the provision for payment to employees as provided by the Company's performance incentive programs. The $12 million increase in the expense between 1996 and 1995 reflects investment in the implementation of the Company's strategy to reduce costs and complexity in its manufacturing processes.

  Interest expense decreased to $74 million in 1997 from $83 million in 1996 and $87 million in 1995. The decreases in 1997 and 1996 were the result of lower wholesale note funding requirements and declining interest rates.

  Finance service charges on sold receivables were $23 million in 1997, 4% lower than in 1996 and 21% lower than in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow is generated from the manufacture and sale of trucks, mid-range diesel engines and service parts as well as product financing and insurance coverage provided to Transportation's dealers and retail customers by the financial services operations.

  Historically, funds to finance Transportation's products are obtained from a combination of commercial paper, short- and long-term bank borrowings, medium- and long-term debt issues, sales of finance receivables and equity capital. NFC's current debt ratings have made bank borrowings and sales of finance receivables the most economic sources of cash. Insurance operations are funded through internal operations.

  Total cash, cash equivalents and marketable securities of the Company amounted to $549 million at January 31, 1998, $965 million at October 31, 1997, $881 million at October 31, 1996 and $1,040 million at October 31, 1995.

  Cash used in operations during the first quarter of 1998 totaled $332 million, primarily from excess postretirement benefits funding of $271 million and from a net change in operating assets and liabilities of $127 million. During the first quarter, the Company contributed $200 million to the Base Trust and $100 million to the hourly pension plan, which net of expense, resulted in funding of $193 million and $78 million, respectively. The net change in operating assets and liabilities during the first quarter of 1998 includes a $61 million decrease in accounts payable resulting from lower production when compared to the fourth quarter of 1997.

  Cash provided by operations during 1997 totaled $380 million, primarily from net income of $150 million, $82 million of noncash deferred income taxes, $59 million of other noncash items, principally depreciation, and a net change in operating assets and liabilities of $89 million. Income tax expense for 1997 was $92 million, of which $10 million was cash payments to federal and certain state and local governments, while the remaining $82 million of federal and other taxes reduced the deferred tax asset.

  The net change in operating assets and liabilities of $89 million in 1997 includes a $195 million increase in receivables, reflecting continued strong demand for the Company's products, offset by a $288 million increase in accounts payable as a result of increased production in the fourth quarter.

  Investment programs during the first quarter of 1998 provided $153 million in cash reflecting a net decrease in retail notes and lease receivables of $248 million. Other investment activities during the first quarter of 1998 used $41 million for property and equipment leased to others and $60 million to fund capital expenditures for construction of a truck assembly facility in Mexico, to increase mid-range diesel engine capacity and for truck product improvements.

  Investment programs during 1997 included a net decrease in marketable securities, as sales of securities exceeded purchases by $45 million. During 1997, the purchase of $970 million of retail notes and lease receivables was funded with $958 million in proceeds from the sale of receivables and principal collections of $94 million. Other investment activities in 1997 used $42 million for an increase in property and equipment leased to others and $172 million to fund capital expenditures. Capital expenditures in 1997 included $82 million for construction of a truck assembly facility in Mexico, $42 million to increase mid-range diesel engine capacity and additional funds for truck product improvements.

  Financing activities during the first quarter of 1998 used cash to pay $7 million in dividends on the Series G Preferred Stock and to reduce notes and debt outstanding under the bank revolving credit facility and asset-backed and other commercial paper program by $211 million offset by a $24 million net increase in long-term debt at NFC primarily due to increased capital lease funding and by $35 million of borrowings under the Company's Mexican Facility. In addition, $83 million was used to repurchase 3.2 million shares of Class B Common Stock during January 1998.

  Financing activities during 1997 used cash to pay $29 million in dividends on the Series G Preferred Stock, $46 million for principal payments on long-term debt, and $285 million to reduce notes and debt outstanding under the bank revolving credit facility and asset-backed and other commercial paper programs offset by an increase of $209 million in long-term debt.

  During 1997 and 1996, NFC supplied 94% of the wholesale financing of new trucks sold to Transportation's dealers compared with 93% in 1995. NFC's share of the retail financing of new trucks sold in the United States decreased to 13% in 1997 from 16% in 1996 and 14% in 1995 due to the highly competitive commercial financing market.

  The sale of finance receivables is a significant source of funding for the financial services operations. During the first quarter of 1998 and of 1997, NFC sold $500 million and $486 million, respectively, of retail notes through Navistar Financial Retail Receivables Corporation ("NFRRC"), a wholly owned subsidiary. During 1997, 1996 and 1995, NFC sold $987 million, $985 million and $740 million, respectively, of retail notes through NFRRC. The net proceeds from these sales were used for general working capital purposes.

  At January 31, 1998, available funding under the bank revolving credit facility and the asset-backed and other commercial paper programs was $767 million of which $115 million was used to back short-term debt at January 31, 1998. The remaining $652 million, when combined with unrestricted cash and cash equivalents, made $658 million available to fund the general business purposes of NFC at January 31, 1998.

  The Company finances capital expenditures principally through internally generated cash. Capital leasing is used to fund selected projects based on economic and operating factors. The Company had outstanding capital commitments of $107 million at January 31, 1998 primarily for increased manufacturing capacity at the Indianapolis engine plant, improvements to existing facilities and products, and construction of a truck assembly facility in Mexico.

  The Company has announced plans for approximately $350 million in capital spending over the next six years for the NGV Program. Capital expenditures for 1998 are expected to be approximately double the amount in 1997. Approximately $25 million is to be spent in 1998 for the NGV Program. The 1998 capital budget also includes expenditures for the commencement of assembly operations at the Company's Mexican facility, increased manufacturing capacity at the Indianapolis engine plant, commencement of truck operations in Brazil and improvements to existing facilities and products. The Company's investment in the NGV Program will also include $300 million in development expense over the next six years, of which approximately $50 million is planned for 1998. The projected expenditures described above do not include capital and development expenditures that the Company would be required to make for introduction of its next generation diesel engine to Ford, and, if the Company is successful in its negotiations, for introduction of diesel engines for use in certain of Ford's under 8,500 lbs. GVW light trucks and sport utility vehicles.

  In January 1998, Moody's, Standard and Poors and Duff and Phelps raised Transportation's senior debt ratings from Ba2, BB, and BB to Ba1, BB+ and BB+, respectively. NFC's senior debt ratings increased from Ba2, BB and BB+ to Ba1, BB+ and BBB-. NFC's subordinated debt ratings were also raised from B1, B+ and BB to Ba3, BB- and BB+, respectively.

  On February 4, 1998, the Company completed the private placement of $100 million principal amount of Senior Notes and $250 million Senior Subordinated Notes. The net proceeds from the sale of the Senior Notes were approximately $98 million (after deducting discounts to initial purchasers and expenses of the offering). The Company used approximately $27 million to repay the 8% Secured Note due 2002 including accrued interest and expects to use approximately $47 million to repay the 9% Sinking Fund Debentures due 2004 including accrued interest. The net proceeds from the sale of the Senior Subordinated Notes (after deducting discounts to the initial purchasers and expenses in connection with the offering) were approximately $244 million and were used to redeem the Company's Series G Preferred Stock and to pay accumulated and unpaid dividends thereon. The remaining proceeds are being used for general corporate purposes, including working capital. Although the issuance of the new debt resulted in higher interest costs, the redemption of the Series G Preferred Stock eliminates the payment of the $6.00 per share annual preferred dividend.

  Management continues to evaluate current and forecasted cash flow as a basis for financing operating requirements and capital expenditures. Management believes that collections on the outstanding receivables portfolios as well as funds available from various funding sources will permit the financial services operations to meet the financing requirements of the Company's dealers and customers.

ENVIRONMENTAL MATTERS

  The Company has been named a potentially responsible party ("PRP"), in conjunction with other parties, in a number of cases arising under an environmental protection law known as the Superfund law. These cases involve sites which allegedly have received wastes from current or former Company locations. Based on information available to the Company, which in most cases consists of data related to quantities and characteristics of material generated at or shipped to each site as well as cost estimates from PRPs and/or federal or state regulatory agencies for the cleanup of these sites, a reasonable estimate is calculated of the Company's share, if any, of the probable costs and is provided for in the financial statements. These obligations generally are recognized no later than completion of the remedial feasibility study and are not discounted to their present value. The Company reviews its accruals on a regular basis and believes that, based on these calculations, its share of the potential additional costs for the cleanup of each site, in the aggregate, will not have a material effect on the Company's financial results.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses derivative financial instruments to transfer or reduce the risks of foreign exchange and interest rate volatility, and potentially increase the return on invested funds.

  The Company's manufacturing operations, as conditions warrant, hedge foreign exchange exposure on the purchase of parts and materials from foreign countries and its exposure from sales of manufactured products in other countries. Contracted purchases of commodities for manufacturing may be hedged up to one year. The manufacturing operations had no derivative foreign exchange exposure at October 31, 1997.

  As of January 31, 1998, the Company had open positions on future sales of $103 million of 30-year Treasury bonds and future purchases of a duration-weighted equivalent of 2-year Treasury bonds. These positions were closed in February resulting in a gain which was not material.

  NFC uses interest rate caps, interest rate swaps and forward interest rate contracts when needed to convert floating rate funds to fixed and vice versa to match its asset portfolio. NFC also uses forward interest rate contracts to manage its exposure to fluctuations in funding costs from the anticipated securitization and sale of retail notes. During 1997, NFC entered into $500 million of interest rate hedge agreements in anticipation of the November 1997 sale of retail receivables. These hedge agreements were closed in conjunction with the pricing of the sale, and the loss at October 31, 1997, which was not material, was deferred and reduced the gain recognized on the sale of receivables in November 1997.

  The Company purchases collateralized mortgage obligations ("CMOs") that have predetermined fixed-principal payment patterns which are relatively certain. These instruments totaled $84 million at January 31, 1998. At such date, the unrecognized gain on the CMOs was not material.

YEAR 2000

  The Company has identified all significant applications that will require modification to ensure Year 2000 compliance. Internal and external resources are being used to make the required modifications and test Year 2000 compliance. The Company plans to complete the modifications and testing process of all significant applications by July 1999, which is prior to any anticipated impact on its operating systems. The total cost of the Year 2000 project has not been and is not anticipated to be material to the Company's financial position or results of operations and will be funded through operating cash flows.

  The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

  In addition, the Company has communicated with others with whom it does significant business to determine their Year 2000 compliance readiness and the extent to which the Company is vulnerable to any third party Year 2000 issues. However, there can be no guarantee that the systems or products of other companies, including the Company's dealers, on which the Company relies will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components. SFAS 131 establishes standards for reporting information about operating segments, and related disclosures about products and services, geographic areas and major customers. These statements are effective for fiscal years beginning after December 15, 1997. These standards expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations and cash flows. The Company is assessing the impact of SFAS 131 on its reported segments.

  In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises standards for disclosures about pension and other postretirement benefit plans and is effective for fiscal years beginning after December 15, 1997. This standard expands or modifies disclosure and, accordingly, will have no impact on the Company's reported financial position, results of operations and cash flows.

INCOME TAXES

  The Statement of Financial Condition at October 31, 1997 and 1996 includes a deferred tax asset of $934 million and $1,030 million, respectively, net of valuation allowances of $309 million related to future tax benefits. The deferred tax assets are net of valuation allowances since it is more likely than not that some portion of the deferred tax asset may not be realized in the future.

  The deferred tax asset includes the tax benefits associated with cumulative tax losses of $1,808 million and temporary differences, which represent the cumulative expense of $1,413 million recorded in the Statement of Income that has not been deducted on the Company's tax returns. The valuation allowance at October 31, 1997 assumes that it is more likely than not that approximately $815 million of cumulative tax losses will not be realized before their expiration date. Realization of the net deferred tax asset is dependent on the generation of approximately $2,500 million of future taxable income, of which an average of approximately $75 million would need to be generated annually for the 14-year period 1998 through 2011. The remaining taxable income, which represents the realization of tax benefits associated with temporary differences, does not need to be generated until subsequent to 2011. Until the Company has utilized its significant NOL carryforwards, the cash payment of federal income taxes will be minimal.

  The deferred tax assets are net of valuation allowances since it is more likely than not that some portion of the deferred tax asset may not be realized in the future through the generation of taxable income. Extensive analysis has historically been performed on an annual basis to determine the amount of the deferred tax asset. Such analysis is based on the premise that the Company is and will continue to be a going concern and that it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Management reviews all available evidence, both positive and negative, to assess the long-term earnings potential of the Company using a number of alternatives to evaluate financial results in economic cycles at various industry volume conditions based upon the Company's existing operating structure. As a result of the continued successful implementation of its manufacturing strategy, including the reinstatement of the NGV Program, the continued strength of industry volume conditions, changes in the Company's operating structure and other positive operating indicators management has initiated an extensive review of its projected future taxable income. Other positive operating indicators include an increase in the Company's combined market share of Class 5 through 8 trucks and the opening of its Mexican assembly facility. This review which is expected to be completed by the end of the fiscal year may result in a reduction to the valuation allowance.

  Reconciliation of the Company's income before income taxes for financial statement purposes to United States taxable income for the years ended October 31 is as follows:

                                                                YEARS ENDED
                                                                OCTOBER 31,
                                                              -----------------
                                                              1997  1996   1995
                                                              ----  -----  ----
                                                               (MILLIONS OF
                                                                 DOLLARS)
      Income before income taxes............................. $242  $ 105  $262
      Exclusion of (income) loss of foreign subsidiaries.....   (3)     3   (11)
      State income taxes.....................................   (2)    (2)   (2)
      Temporary differences..................................  151   (284)   69
      Other..................................................    6    --     (4)
                                                              ----  -----  ----
        Taxable income (loss)................................ $394  $(178) $314
                                                              ====  =====  ====

  The Company contributed approximately $215 million to its hourly and salaried pension plans in fiscal 1997. The timing of these contributions allowed for their deduction on the Company's 1996 tax return, which resulted in a tax loss of $178 million as compared to the $37 million of taxable income previously reported.

                                   BUSINESS

  Navistar, through its wholly owned subsidiary Transportation, operates in two principal industry segments: manufacturing and financial services. Manufacturing operations are responsible for the manufacture and marketing of medium and heavy trucks, including school buses, mid-range diesel engines and service parts primarily in the United States and Canada as well as in selected export markets. Based on assets and revenues, manufacturing operations represent the majority of the Company's business activities. The financial services operations consist of NFC, its domestic insurance subsidiary and the Company's foreign finance and insurance subsidiaries. NFC's primary business is the retail and wholesale financing of products sold by the manufacturing operations and its dealers within the United States and the providing of commercial physical damage and liability insurance to the manufacturing operations' dealers and retail customers and to the general public through an independent insurance agency system. Industry segment data for 1997, 1996 and 1995 is summarized in Note 14 to the Consolidated Audited Financial Statements included elsewhere in this Prospectus.

THE MEDIUM AND HEAVY TRUCK INDUSTRY

  The market in which Navistar competes is subject to considerable volatility as it moves in response to cycles in the overall business environment and is particularly sensitive to the industrial sector which generates a significant portion of the freight tonnage hauled. Government regulation has impacted and will continue to impact trucking operations and efficiency and the specifications of equipment.

  The following table shows industry retail deliveries in the combined United States and Canadian markets for the five years ended October 31 and for the three month periods ended January 31, 1998 and 1997, in thousands of units:

                                   THREE MONTHS
                                       ENDED
                                    JANUARY 31,     YEARS ENDED OCTOBER 31,
                                   ------------- -----------------------------
                                    1998   1997  1997  1996  1995  1994  1993
                                   ------ ------ ----- ----- ----- ----- -----
   Class 5, 6 and 7 medium trucks
    and school buses.............    33.9   29.6 150.6 145.8 151.8 134.2 122.5
   Class 8 heavy trucks..........    53.3   42.4 196.8 195.4 228.8 205.4 166.4
                                   ------ ------ ----- ----- ----- ----- -----
    Total........................    87.2   72.0 347.4 341.2 380.6 339.6 288.9
                                   ====== ====== ===== ===== ===== ===== =====

  Source: Monthly data derived from materials produced by the American Automobile Manufacturers Associations in the United States and Canada, and other sources.

  The Class 5 through 8 truck market in the United States and Canada is highly competitive. Major domestic competitors include PACCAR, Ford and General Motors, as well as foreign-controlled domestic manufacturers, such as Freightliner, Mack and Volvo. In addition, manufacturers from Japan (Hino, Isuzu, Nissan and Mitsubishi) are competing in the United States and Canadian markets. The intensity of this competition results in price discounting and margin pressures throughout the industry. In addition to the influence of price, market position is driven by product quality, engineering, styling, utility and distribution.

TRANSPORTATION MARKET SHARE

  Transportation delivered 24,900 Class 5 through 8 trucks, including school buses, in the United States and Canada in the first quarter of 1998, a 31% increase from the 19,000 units delivered in the comparable period in 1997. Navistar's combined share of the Class 5 through 8 truck market was 28.6% in the first quarter of 1998 and 26.4% in the comparable period in 1997. Transportation delivered 99,500 Class 5 through 8 trucks, including school buses, in the United States and Canada in fiscal 1997, a 6% increase from the 94,000 units delivered in 1996. Navistar's combined share of the Class 5 through 8 truck market was 28.6% in 1997 and 27.5% in 1996. Transportation has been the leader in combined market share for Class 5 through 8 trucks, including school buses, in the United States and Canada in each of its last 17 fiscal years based on data obtained from the American Automobile Manufacturers Associations, the United States Motor Vehicle Manufacturers Association and R.L. Polk & Company.

COMPETITIVE STRENGTHS

  The Company believes that its key competitive strengths include the following:

  Leading Market Position. The Company has been the leader in the combined market share for Class 5 through 8 trucks, including school buses, in the United States and Canada in each of its last 17 fiscal years. In fiscal 1997, the Company's combined market share of the Class 5 through 8 truck market was 28.6%, a 1.1 percentage point increase in market share from the previous year. For each of the last five fiscal years, the Company has been the leader in the medium truck and school bus markets. In addition, the Company believes that it is the largest supplier of replacement parts to the heavy and medium truck and school bus aftermarkets.

  Commitment to Customer Satisfaction. In order to achieve high customer satisfaction, the Company maintains the largest retail organization in North America specializing in medium and heavy trucks. In addition, the Company operates eight regional parts distribution centers in North Amercia, enabling it to offer 24-hour availability and same day shipment of the parts most frequently requested by customers. In 1997, Navistar was ranked number one for the third consecutive year by the annual ATD Attitude Survey, which evaluates OEMs on quality and performance issues related to products, parts, policies and service.

  Leading Supplier of Mid-Range Diesel Engines. The Company is a leading supplier of mid-range diesel engines in the 160-300 horsepower range and is currently the exclusive supplier of diesel engines to Ford for use in its diesel-powered light trucks and vans. On October 29, 1997, the Company finalized an agreement with Ford to supply newly designed, advanced technology engines through the year 2012 for use in Ford's F-series pickup trucks and Econoline vans with over 8,500 lbs. GVW. This 10-year agreement is scheduled to become effective beginning with model year 2003 and will replace the Company's current agreement with Ford, which will expire after model year 2002. In addition, the Company was recently selected by Ford to negotiate an extended agreement to supply diesel engines for select Ford under 8,500 lbs. GVW light trucks and sport utility vehicles, such as the Ford Expedition, Lincoln Navigator, F-150 and F-250 pick-ups, and Econoline 150 and 250 van models. Ford does not currently use a diesel engine in its under 8,500 lbs. GVW light trucks and sport utility vehicles. The Company has been supplying diesel engines to Ford since 1982.

TRUCK STRATEGY

  In fiscal 1997, the Company continued to implement its five-point truck strategy, which the Company adopted in fiscal 1996 in order to improve operating performance and increase profitability. Specifically, this strategy is designed to enable Transportation's truck division to achieve its part in Navistar's goal of generating an average 17.5% after tax return on equity over a business cycle. The principal components of this strategy as well as recent achievements in its implementation include:

  . Reduce Product Complexity. The Company believes that it can increase manufacturing efficiency and improve product quality by reducing the complexity of its product offerings. Historically, thousands of options and a separate chassis design were offered for each truck model manufactured by Transportation, which led to significant manufacturing inefficiencies. In 1996, Transportation introduced a new ordering program known as Diamond Spec(TM) for its premium conventional heavy trucks. Under this program, Transportation rationalized the number of possible option combinations by developing pre-packaged, application-specific option groups which are arranged under 11 categories (i.e., engine, chassis, electrical system) based upon the most popular preferences of its customers. Transportation also combined the chassis for three models offered in this premium conventional product category into one chassis. In 1997, Transportation expanded its Diamond Spec(TM) ordering system and completed a successful pilot program in 11 key markets for its medium trucks. This standardization of option and chassis groups is expected to lead to significant operating cost savings from increased manufacturing efficiency and to better pricing for purchased components. In addition, Transportation believes that this program will result in an overall improvement in product quality and shorter and more reliable delivery times.

  . Focus Manufacturing Facilities. The Company believes that it can achieve significant improvements in manufacturing efficiency by focusing each of its principal truck manufacturing facilities on producing a single type of truck model. In order to sharpen the Company's focus on serving its customers and markets, the Company recently announced a reorganization of its truck group into six distinct businesses. The new organization consists of four vehicle centers--heavy truck, severe service truck, medium truck and school bus, and two business centers--parts and international. In fiscal 1996, Transportation transferred the production of its stripped chassis from its Springfield, Ohio facility to its Conway, Arkansas facility, in order to achieve efficiencies in the production of medium trucks. Similarly, in fiscal 1997 the Company established a joint venture, SST Truck Company, which will focus on the production of the highly-complex Paystar(R) severe service trucks, thereby permitting Transportation's Chatham, Ontario facility to concentrate on manufacturing premium conventional heavy trucks.

  . Emphasize Product Development. The Company believes that each of its current truck models equals or exceeds those of its competitors in terms of satisfying its customers' needs. Nevertheless, the Company intends to continue to enhance and expand its current product offerings in an effort to provide trucks that better satisfy its customers' changing demands. In fiscal 1997, Navistar's Board of Directors approved funding for the NGV Program. Pursuant to the NGV Program, the Company expects to invest $350 million in capital expenditures and spend $300 million in development costs over the next six years to develop and manufacture a full line of world-class medium trucks, school buses and regular conventional heavy trucks, which will offer enhanced driver comfort, operating efficiency, overall appearance, quality and performance. The design and development phases of the NGV Program are currently underway and the Company expects the first new vehicles to be available in mid-2001, with additional new vehicles to follow approximately every six months through 2003. In 1997, Transportation also introduced the International 9100 conventional heavy truck to replace its 8200 conventional heavy truck and made significant improvements to its premium conventional heavy truck models. Further model improvements are expected to be introduced for Transportation's premium conventional heavy truck models in fiscal 1998.

  . Expand International Operations. The Company believes that there are significant opportunities to increase sales of both trucks and engines in Mexico and in other selected export markets. In 1997, the Company captured approximately 11.5% of the Mexican truck market after establishing a dealer network and a parts distribution center and arranging for production at a contract manufacturer in 1996. The Company's dealer network in Mexico was expanded from 23 to 38 locations in 1997. The Company has completed the construction of an assembly facility located near Monterrey, Mexico. This medium and heavy truck assembly facility is anticipated to cost approximately $167 million and is expected to begin production by late summer 1998. Its capacity will be 65 units per shift. The Company believes that its Mexican operations will enable it to expand into other Latin American countries, particularly as a result of the favorable and cost effective trade agreements between Mexico and other Latin American countries. The Company has also recently established a presence in Brazil by forming a Brazilian subsidiary and signing an agreement with a Brazilian equipment manufacturer to assemble commercial trucks. The Company expects that production of its trucks in Brazil will begin in mid-1998.

  . Establish Competitive Wage, Benefit and Productivity Levels. Transportation expects to achieve significant productivity gains as a result of favorable changes in job classifications, work rules and training. In August 1997, Transportation's collective bargaining agreement with the UAW was extended through October 1, 2002. This contract contains significant changes from the prior agreement, enabling the Company to better focus its assembly plants, simplify current product lines, invest in new product development and achieve more competitive wage, benefit and productivity levels. This new agreement enabled the Company to reinstate its NGV Program and continue to implement its five-point truck strategy. In 1996, Transportation signed a new three-year collective bargaining agreement with the CAW.

PRODUCTS

  The following table illustrates the percentage of the Company's manufacturing sales by class of product based on dollar amount:

                                                                YEARS ENDED
                                                                OCTOBER 31,
                                                               ----------------
                                                               1997  1996  1995
                                                               ----  ----  ----
      Class 5, 6 and 7 medium trucks and school buses.........  34%   35%   32%
      Class 8 heavy trucks....................................  37    35    42
      Service parts...........................................  13    14    12
      Engines.................................................  16    16    14
                                                               ---   ---   ---
        Total................................................. 100%  100%  100%
                                                               ===   ===   ===

  Transportation manufactures a full line of products in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. Transportation offers diesel-powered trucks and school buses because of their improved fuel economy, ease of serviceability and greater durability over gasoline-powered vehicles. Transportation's Class 8 heavy trucks generally use diesel engines purchased from outside suppliers while Class 5, 6 and 7 medium trucks are powered by a proprietary line of mid-range diesel engines manufactured by Transportation. Based upon information published by R.L. Polk & Company, diesel-powered Class 5, 6 and 7 medium truck shipments represented 87% of all medium truck shipments for fiscal 1997 in the United States and Canada.

  Transportation's truck and bus manufacturing operations in the United States and Canada consist principally of the assembly of components manufactured by its suppliers, although Transportation produces its own mid-range diesel truck engines, sheet metal components (including cabs) and miscellaneous other parts. During 1997, the Company announced plans for approximately $350 million in capital spending and $300 million in development expense over the next six years for development of its next generation vehicles.

ENGINE AND FOUNDRY

  Transportation builds diesel engines for use in its Class 5, 6 and 7 medium trucks, school buses, selected Class 8 heavy truck models and for sale to OEMs in the United States and Canada. Transportation also sells engines for industrial, agricultural and marine applications. Transportation is the leading supplier of mid-range diesel engines in the 160-300 horsepower range according to data supplied by Power Systems Research of Minneapolis, Minnesota.

  Transportation has an agreement to supply its 7.3 liter (7.3L) electronically controlled diesel engine to Ford through the year 2002 for use in all of Ford's diesel-powered light trucks and vans. Sales of this engine to Ford currently account for approximately 87% of Transportation's 7.3L sales. Shipments of engines to all OEMs totaled a record 184,000 units in 1997, an increase of 13% from the 163,200 units shipped in 1996. In the first quarter of 1998, shipment of engines to all OEMs totaled 42,600, a 4% increase from the 41,000 units shipped in the same quarter last year. During 1997, Transportation entered into a ten-year agreement, effective with model year 2003, to supply Ford with a 7.3L replacement product for use in its diesel-powered light trucks and vans (over 8,500 lbs. GVW). In March 1998, the Company was selected by Ford to negotiate an extended agreement to supply diesel engines for select Ford under 8,500 lbs. GVW light duty trucks and sport utility vehicles, such as the Ford Expedition, Lincoln Navigator, F-150 and F-250 pick-ups, and Econoline 150 and 250 van models.

SERVICE PARTS

  In the United States and Canada, Transportation operates seven regional parts distribution centers, which allows it to offer 24-hour availability and same day shipment of the parts most frequently requested by customers. The Company also operates a parts distribution center in Mexico.

  Transportation's service parts program is vital to the maintenance of the relationship with its customers and dealers. The sale of replacement parts does not represent a separate and distinct business of Transportation. Transportation's truck group makes decisions about the pricing of trucks and replacement parts based upon a variety of factors which integrally link the pricing and sale of replacement parts with the sale of medium and heavy trucks, including school buses. The acceptable price for dealers and fleet truck sales is determined by not only looking at the market price of the individual trucks themselves, but also by analyzing the amount of future replacement parts that will be purchased from Transportation over the truck's life cycle and the total expected profit contribution, including future replacement parts, expected to be realized on each sale. Accordingly, the pricing of trucks and replacement parts is not independently determined.

MARKETING AND DISTRIBUTION

  Transportation's truck products are distributed in virtually all key markets in the United States and Canada. Transportation's truck distribution and service network in these countries was composed of 954, 957 and 958 dealers and retail outlets at October 31, 1997, 1996 and 1995, respectively. Included in these totals were 514, 504 and 490 secondary and associate locations at October 31, 1997, 1996 and 1995, respectively. The Company also has a dealer network in Mexico composed of 38 and 23 dealer locations at October 31, 1997 and 1996, respectively.

  Retail dealer activity is supported by five regional operations in the United States and general offices in Canada and Mexico. Transportation has a national account sales group, responsible for 99 major national account customers. Transportation's network of 16 Used Truck Centers in the United States provides trade-in support to the Company's dealers and national accounts group, and markets all makes and models of reconditioned used trucks to owner-operators and fleet buyers. Trucks, components and service parts are exported for wholesale and retail sale to more than 70 countries around the world.

FINANCIAL SERVICES

  NFC is a financial services organization that provides wholesale, retail and lease financing of new and used trucks sold by Transportation and its dealers in the United States. NFC also finances wholesale accounts and selected retail accounts receivable of Transportation. Sales of new products (including trailers) of other manufacturers are also financed regardless of whether designed or customarily sold for use with Transportation's truck products. During 1997 and 1996, NFC provided wholesale financing for 94% of the new truck units sold by Transportation to its dealers and distributors in the United States and retail and lease financing for 13% and 16%, respectively, of all new truck units sold or leased by Transportation to retail customers.

  NFC's wholly owned domestic insurance subsidiary, Harco National Insurance Company, provides commercial physical damage and liability insurance coverage to Transportation's dealers and retail customers, and to the general public through an independent insurance agency system.

  Harbour Assurance Company of Bermuda Limited offers a variety of programs to the Company, including general liability insurance, ocean cargo coverage for shipments to and from foreign distributors, and reinsurance coverage for various Transportation policies.

IMPORTANT SUPPORTING OPERATIONS

  Navistar International Corporation Canada has an agreement with a subsidiary of General Electric Capital Canada, Inc. to provide financing for Canadian dealers and customers.

RESEARCH AND DEVELOPMENT

  Research and development activities, which are directed toward the introduction of new products and improvements of existing products and processes used in their manufacture, totaled $92 million, $101 million, and $91 million for 1997, 1996 and 1995, respectively.

BACKLOG

  The backlog of unfilled truck orders (subject to cancellation or return in certain events) at October 31, 1997, 1996 and 1995 was $2,360 million, $1,254 million and $2,581 million, respectively.

  Although the backlog of unfilled orders is one of many indicators of market demand, other factors such as changes in production rates, available capacity, new product introductions and competitive pricing actions may affect point-in-time comparisons.

EMPLOYEES

  The Company employed 16,168, 14,187 and 16,079 individuals at October 31, 1997, 1996 and 1995, respectively.

LABOR RELATIONS

  At October 31, 1997, the UAW represented 8,079 of the Company's active employees in the United States, and the CAW represented 2,142 of the Company's active employees in Canada. Other unions represented 955 of the Company's active employees in the United States and Canada. The Company entered into a collective bargaining agreement with the UAW in 1995, which would have expired on October 1, 1998. During August 1997, the Company's collective bargaining agreement with the UAW was extended through October 1, 2002. This contract allows the Company to focus its assembly plants, simplify current product lines, invest in new product development, and achieve more competitive wage, benefit and productivity levels. In addition, the Company entered into a collective bargaining agreement with the CAW in 1996, which expires on October 24, 1999.

PATENTS AND TRADEMARKS

  Transportation continuously obtains patents on its inventions and, thus, owns a significant patent portfolio. Additionally, many of the components which Transportation purchases for its products are protected by patents that are owned or controlled by the component manufacturer. Transportation has licenses under third-party patents relating to its products and their manufacture, and Transportation grants licenses under its patents. The royalties paid or received under these licenses are not significant. No particular patent or group of patents is considered by Transportation to be essential to its business as a whole.

  Like all businesses which offer well-known products or services, Transportation's primary trademarks are an important part of its worldwide sales and marketing efforts, and provide instant identification of its products and services in the marketplace. To support these efforts, Transportation maintains, or has pending, registrations of its primary trademarks in those countries in which it does business or expects to do business.

RAW MATERIALS AND ENERGY SUPPLIES

  Transportation purchases raw materials, parts and components from numerous outside suppliers but relies upon some suppliers for a substantial number of components for its truck and engine products. A majority of Transportation's requirements for raw materials and supplies is filled by single-source suppliers.

  The impact of an interruption in supply will vary by commodity. Some parts are generic to the industry while others are of a proprietary design requiring unique tooling which would require time to recreate. However, the Company's exposure to a disruption in production as a result of an interruption of raw materials and supplies is no greater than the industry as a whole. In order to remedy any losses resulting from an interruption in supply, the Company maintains contingent business interruption insurance for storms, fire and water damage.

  While the Company believes that it has adequate assurances of continued supply, the inability of a supplier to deliver could have an adverse effect on production at certain of the Company's manufacturing locations.

  At the currently forecasted 1998 demand of 389,000 units, the entire truck industry is operating at or near capacity while the Company's manufacturing facilities are near capacity. Accordingly, constraints have been placed on the Company's ability to meet certain customers' demands because of component parts availability.

IMPACT OF GOVERNMENT REGULATION

  Truck and engine manufacturers continue to face increasing governmental regulation of their products, especially in the areas of environment and safety. The Company believes its products comply with all applicable environmental and safety regulations.

  As a diesel engine manufacturer, the Company has incurred research and tooling costs to redesign its engine product lines to meet the U.S. EPA and CARB emission standards effective for the 1998 model year. In addition to the 1998 standards, the Company, along with other engine manufacturers, has signed a voluntary agreement with U.S. EPA and CARB to achieve new reductions in ozone-causing exhaust emissions by 2004 (the "Statement of Principles"). In October 1997, as a result of the Statement of Principles, the U.S. EPA issued a final rule defining heavy-duty emission requirements for the 2004 model year. The Company will also provide engines that satisfy 1998 Clean Fuel Fleet Vehicle requirements and must also satisfy California's emission standards in 2002 for engines used in medium-size vehicles (which includes vehicles up to 14,000 lbs. GVW). The Company expects that its diesel engines will be able to meet all of these standards within the required time frame. For model year 1998, the U.S. EPA has issued conditional certification of conformance for electronically-controlled diesel engines while it investigates whether these engines fully comply with regulations concerning nitrogen oxide emissions. In particular, the U.S. EPA is focusing on whether certain electronics strategies used to attain fuel economy have an adverse impact on nitrogen oxide emissions. Navistar believes the diesel engines manufactured by it are in compliance with all applicable U.S. EPA standards and is cooperating with the U.S. EPA's investigation. It is possible that the U.S. EPA investigation could result in some buyers deferring their purchases of trucks pending the outcome of the investigation, and that future U.S. EPA action could impact the fuel economy of trucks.

  Effective with the 1998 model year, Canada's emission standards mirror those of the U.S. EPA and require the sale of low-sulfur diesel fuel effective October 1, 1997. Mexico has adopted the U.S. heavy diesel engine emission standards as of the 1994 model year but has conditioned compliance on the availability of low-sulfur diesel fuel.

  Truck manufacturers are also subject to various noise standards imposed by federal, state and local regulations. The engine is one of a truck's primary noise sources, and the Company, therefore, works closely with original equipment manufacturers to develop strategies to reduce engine noise. The Company is also subject to the National Traffic and Motor Vehicle Safety Act ("Safety Act") and Federal Motor Vehicle Safety Standards ("Safety Standards") promulgated by the National Highway Traffic Safety Administration. The Company believes it is in compliance with the Safety Act and the Safety Standards.

  Expenditures to comply with various environmental regulations relating to the control of air, water and land pollution at production facilities and to control noise levels and emissions from Transportation's products have not been material except for two sites formerly owned by the Company: Wisconsin Steel in Chicago, Illinois, and Solar Turbine in San Diego, California. In 1994, Transportation recorded a $20 million after-tax charge as a loss of discontinued operations for environmental liabilities and cleanup cost at these two sites. It is not expected that the costs of compliance with foreseeable environmental requirements will have a material effect on the Company's financial position or operating results.

PROPERTIES

  In North America, the Company owns and operates nine manufacturing and assembly operations, which contain approximately ten million square feet of floor space. Five facilities manufacture and assemble trucks, two plants manufacture diesel engines and two locations produce gray iron castings. The Company also manufactures trucks at a facility owned and operated through a joint venture in the U.S. In addition, Transportation owns or leases other significant properties in the United States and Canada including vehicle and parts distribution centers, sales offices, an engineering center and its headquarters in Chicago.

  Transportation's principal research and engineering facilities are located in Fort Wayne, Indiana, and Melrose Park, Illinois. In addition, certain research is conducted at its manufacturing plants.

  All of Transportation's plants are being utilized and have been maintained adequately, are in good operating condition and are suitable for its current needs through productive utilization of the facilities. These facilities, together with planned capital expenditures, are expected to meet
Transportation's manufacturing needs in the foreseeable future.

  A majority of the activity of the financial services operations is conducted from its leased headquarters in Rolling Meadows, Illinois. The financial services operations also lease six other office locations in the United States.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings which constitute ordinary routine litigation incidental to the business of the Company and its subsidiaries. In the opinion of the Company's management, none of these proceedings or claims are material to the business or the financial condition of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS

  The following table lists the names, ages and all positions held by the executive officers of the Company as of April 30, 1998:

                NAME           AGE                       POSITION
                ----           ---                       --------
      John R. Horne...........  60 Chairman, President and Chief Executive Officer
      Donald DeFosset, Jr.....  49 Executive Vice President and President, Truck Group
      Robert C. Lannert.......  58 Executive Vice President and Chief Financial Officer
      Robert A. Boardman......  50 Senior Vice President and General Counsel
      Thomas M. Hough.........  52 Vice President and Treasurer
      J. Steven Keate.........  41 Vice President and Controller
      Steven K. Covey.........  46 Corporate Secretary

  John R. Horne has served as Chairman, President and Chief Executive Officer of the Company since 1996 and as a Director of the Company since 1990. Prior to this, Mr. Horne served as President and Chief Executive Officer, 1995-1996, President and Chief Operating Officer, 1990-1995, Group Vice President and General Manager, Engine and Foundry, 1990, and Vice President and General Manager, Engine and Foundry, 1983-1990.

  Donald DeFosset, Jr. has served as Executive Vice President of the Company and President, Truck Group, since 1996. Prior to this, Mr. DeFosset served as President, Allied Signal Safety Restraints Systems of Allied Signal Inc., 1993-1996, Group Executive and General Manager, Allied Signal Turbocharging and Truck Brake Systems, 1992-1993, and Vice President, Planning and Business Development, 1992, and served as Executive Vice President, Operations for Mack Trucks, 1989-1992.

  Robert C. Lannert has served as Executive Vice President and Chief Financial Officer and as a Director of the Company since 1990. Prior to this, Mr. Lannert served as Vice President and Treasurer, 1979-1990,

  Robert A. Boardman has served as Senior Vice President and General Counsel of the Company since 1990. Prior to this, Mr. Boardman served as Vice President of Manville Corporation, 1988-1990, and Corporate Secretary, 1983-1990.

  Thomas M. Hough has served as Vice President and Treasurer of the Company since 1992. Prior to this, Mr. Hough served as Assistant Treasurer of the Company, 1987-1992. Mr. Hough also served as Assistant Controller, Accounting and Financial Systems, 1987, and Controller of NFC, 1982-1987.

  J. Steven Keate has served as Vice President and Controller of the Company since 1995. Prior to this, Mr. Keate served as Vice President and Controller of General Dynamics Corporation, 1991-1995, and Corporate Manager, Financial Planning and Analysis, 1989-1991.

  Steven K. Covey has served as Corporate Secretary of the Company since 1990. Mr. Covey has also served as Associate General Counsel since 1992. Prior to this, Mr. Covey served as General Attorney, Finance and Securities of Transportation, 1989-1992, Senior Counsel, Finance and Securities, 1986-1989, and Senior Attorney, Corporate Operations 1984-1986.

STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning the Common Stock ownership of each director, the Company's Chief Executive Officer, each of the four most highly compensated other executive officers, and the directors and executive officers as a group as of April 30, 1998. Each individual owns less than 1% of the Company's Common Stock. As a group, the directors and officers own or have the right to acquire approximately 3.1% of the outstanding shares of Common Stock as of such date (assuming conversion of the Class B Common Stock into Common Stock).

                                                    NUMBER OF SHARES
                                        ----------------------------------------
                                                    OBTAINABLE THROUGH
                                                          STOCK
      NAME/GROUP                        OWNED(1)(2) OPTION EXERCISE(3)   TOTAL
      ----------                        ----------- ------------------ ---------
      William F. Andrews..............      2,580           8,250         10,830
      Robert A. Boardman..............     45,621          35,700         81,321
      John D. Correnti................      1,780           6,500          8,280
      William C. Craig................      1,950           2,000          3,950
      Donald D. DeFosset, Jr..........     91,447         127,762        219,209
      Jerry E. Dempsey................      2,480           8,250         10,730
      John F. Fiedler.................      2,480           6,000          8,480
      John T. Grigsby.................      3,000           2,000          5,000
      Michael N. Hammes...............      1,260           4,000          5,260
      John R. Horne...................    181,147         301,320        482,467
      Allen J. Krowe..................      1,588           2,000          3,588
      Robert C. Lannert...............    116,744         228,900        345,644
      Walter J. Laskowski.............          0           6,000          6,000
      William F. Patient..............      1,886           4,000          5,886
      Daniel C. Ustian................     37,455          71,990        109,445
      Directors and Executive Officers
       as a Group(4)..................    839,809       1,322,357      2,162,166

--------
(1) Includes shares over which there is shared investment power as follows:
    Mr. Patient--1,680 shares; Mr. Andrews--2,400 shares; Directors and Executive Officers as a Group--4,130 shares.
(2) Includes shares over which there is shared voting power as follows: Mr. Patient--1,680 shares; Directors and Executive Officers as a Group--1,730 shares.
(3) Includes all options held by such person, including options which are not currently exercisable.
(4) Of the 22,462 shares owned by an executive officer who is not also a director, 30 shares are owned by his wife as custodian for a minor child, as to which he may be deemed to share voting or investment power, but as to which he disclaims beneficial ownership.

                              SELLING STOCKHOLDER

  In July 1993, Navistar restructured its postretirement health care and life insurance benefits pursuant to the Settlement Agreement, which resolved litigation between Navistar and a class of its employees, retirees and collective bargaining organizations, including the UAW, as lead class plaintiff. The Settlement Agreement required, among other things, that Navistar establish the Supplemental Trust for the purpose of funding certain retiree health care benefits under a Supplemental Benefit Program. On July 1, 1993, the Company contributed 25,641,545 shares of Class B Common Stock to the Supplemental Trust in satisfaction of certain of its obligations under the Settlement Agreement. The Supplemental Trust currently holds 19,894,103 shares of Class B Common Stock, representing all of the issued and outstanding shares of Class B Common Stock. In addition, as part of the Settlement Agreement, the Company agreed to make certain annual profit sharing payments to the Supplemental Trust (see Note 2 to the Consolidated Audited Financial Statements included elsewhere in this Prospectus).

  The 19,894,103 shares of Common Stock being offered hereby are being sold by the Supplemental Trust. Pursuant to the terms of the Company's Certificate of Incorporation and with the approval of the Company's Board of Directors (which approval has been obtained), each share of Class B Common Stock will automatically convert into one share of Common Stock upon the sale by the Supplemental Trust in the Offerings. On July 1, 1998, any of the Class B Common Stock still outstanding will automatically convert into Common Stock. Upon completion of the Offerings, the Supplemental Trust is expected not to hold any shares of Class B Common Stock or shares of Common Stock. See "Underwriting."

  The Company has granted the Underwriters an option to purchase up to 1,300,000 shares of Common Stock solely to cover over-allotments, if any. The Company has agreed to pay all expenses of the Selling Stockholder associated with the Offerings, including, under certain circumstances, all or a portion of the underwriting discounts and commissions. See "Underwriting."

  The Settlement Agreement added three seats to Navistar's Board of Directors, one elected by the UAW and two elected by the Supplemental Committee on behalf of the Supplemental Trust. Upon completion of the Offerings, the two directors currently serving on Navistar's Board who were elected by the Supplemental Committee on behalf of the Supplemental Trust will be deemed to have resigned. See "Description of Capital Stock--Preferred Stock and Preference Stock."

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 176 million shares, of which 110 million shares are designated as Common Stock, with a par value of $.10 per share, 26 million shares are designated as Class B Common, with a par value of $.10 per share (the "Class B Common Stock"), 30 million shares are designated as Preferred Stock, with a par value of $1.00 per share, and 10 million shares are designated as Preference Stock, with a par value of $1.00 per share. The following summary of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Certificate of Incorporation"), which is incorporated by reference in the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  The authorized Common Stock consists of 110 million shares, of which 49,116,183 shares were outstanding at April 30, 1998 and were held by approximately 56,574 holders of record as of such date.

  Dividend Rights and Restrictions. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of Preferred Stock and Preference Stock are outstanding, no dividends (other than dividends payable in Common Stock) or other distributions (including purchases) may be made with respect to the Common Stock unless full cumulative dividends, if any, on the shares of Preferred Stock and Preference Stock have been paid. Under the General Corporation Law of the State of Delaware (the "DGCL"), dividends may only be paid out of surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, and no dividend may be paid on Common Stock at any time during which the capital of outstanding Preferred Stock or Preference Stock exceeds the net assets of the Company.

  The Company does not expect to pay cash dividends on the Common Stock in the foreseeable future, and is subject to restrictions under the indentures for the Notes on the amount of cash dividends the Company may pay and is subject to certain debt to equity ratios under the Mexican Facility which may indirectly limit its ability to pay dividends. See "Dividend Policy."

  Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share for the election of directors and on any question arising at any shareowners meeting. The UAW, as holder of the Series B Preference Stock, is entitled to elect one member to the Company's Board of Directors. See "-- Preferred Stock and Preference Stock."

  Liquidation Rights. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to receive after satisfaction in full of the prior rights of creditors (including holders of the Company's indebtedness) and holders of Preferred Stock and Preference Stock, all the remaining assets of the Company available for distribution.

  Miscellaneous. The Common Stock is subject to certain transfer restrictions imposed by the Prohibited Transfer Provision. See "Risk Factors--Risk of Loss of Tax Benefits and Restrictions on Stock Transfer" and "Prohibited Transfer Provision." The holders of Common Stock are not entitled to preemptive, redemption or subscription rights. Harris Trust and Savings Bank is the Transfer Agent and the Registrar for the Common Stock.

CLASS B COMMON STOCK

  Upon completion of the Offerings, no shares of Class B Common Stock are expected to remain outstanding. As of April 30, 1998, 19,894,103 shares of the Company's Class B Common Stock were outstanding and held by the Supplemental Trust. The Class B Common Stock is identical to the Common Stock, except with respect to voting rights and transferability. The Class B Common Stock is not entitled to vote on any matters submitted to shareowners, except with respect to certain mergers, consolidations and asset sales requiring a supermajority vote and with respect to changes in the Company's Certificate of Incorporation which could adversely affect the Class B Common Stock. The Certificate of Incorporation provides that any Class B Common Stock transferred in conformity with its provisions will convert automatically into Common Stock on a share-for-share basis.

REGISTRATION RIGHTS

  The Company has agreed to register the shares offered hereby by the Selling Stockholder in accordance with the terms of a registration rights agreement between the Company and the Selling Stockholder. In connection with such registration, the Company will pay the expenses of the Supplemental Trust and has agreed to indemnify the Supplemental Trust against certain liabilities, including liabilities under the Securities Act.

PREFERRED STOCK AND PREFERENCE STOCK

  The Company is authorized to issue Preferred Stock and Preference Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareowners, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock and Preference Stock. The issuance of Preferred Stock and Preference Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Company has no present plans to issue any additional series of Preferred Stock or Preference Stock.

  Three series of Preference Stock are currently outstanding. Three million shares of Convertible Junior Preference Stock, Series D (the "Series D Preference Stock") are authorized, of which 172,365 shares were outstanding as of April 30, 1998. One share of Nonconvertible Junior Preference Stock, Series A (the "Series A Preference Stock") is authorized and held by the Supplemental Trust, and one share of Nonconvertible Junior Preference Stock, Series B (the "Series B Preference Stock") is authorized and held by the UAW.

  Series D Preference Stock. Holders of shares of Series D Preference Stock are entitled to receive accrued dividends, if any, if and when declared by the Board of Directors, in the amount of 120 percent of the dividend (on an as-converted basis) declared on Common Stock, other than a dividend payable solely in shares of Common Stock. Holders of Series D Preference Stock have the right at their option to convert shares of the Series D Preference Stock into shares of Common Stock at any time at a conversion rate of 0.3125 of a share of Common Stock for each share of Series D Preference Stock, subject to adjustment in certain events. The Series D Preference Stock is redeemable at any time, in whole or in part, at the option of the Company upon at least 30 days' advance written notice at the price of $25 per share plus accrued dividends. Generally, holders of Series D Preference Stock do not have any voting powers, except as provided by law and except that holders of at least two-thirds of the number of shares outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of Series D Preference Stock. Before any distribution to holders of Common Stock or of any other stock of the Company ranking junior upon liquidation to the Series D Preference Stock upon any liquidation, dissolution or winding up of the Company, holders of the Series D Preference Stock are entitled to receive $25 per share plus accrued dividends.

  Series A Preference Stock. As the holder of the Series A Preference Stock, the Supplemental Trust is entitled to elect two members of the Company's Board of Directors at any time when the Supplemental Trust holds at least 20% of the outstanding Common Stock (including the Class B Common Stock) and one member of the Company's Board of Directors at any time when the Supplemental Trust holds at least 10% of the outstanding Common Stock (including the Class B Common Stock). The Series A Preference Stock contains certain transitional provisions concerning the timing of directors going on and off the Board when the holdings of the Supplemental Trust are within a 1% range of the 20% and 10% thresholds described above. The Series A Preference Stock is not transferable by the Supplemental Trust, does not have any voting rights other than as described above or as required by the law, does not have the right to receive dividends or distributions and is redeemable for a nominal price upon the earlier of (i) the passage of 12 consecutive calendar months in which the Supplemental Trust holds less than 5% of the outstanding Common Stock (including the Class B Common Stock) and (ii) the date on which the Company is entitled to cease its profit sharing contributions to the Supplemental Trust. Upon completion of the Offerings, the holdings of the Supplemental Trust will be reduced below 10% of the Company's outstanding Common Stock, and the two currently serving directors elected by the Supplemental Committee on behalf of the Supplemental Trust will be deemed to have automatically resigned as directors.

  Series B Preference Stock. As the holder of the Series B Preference Stock, the UAW is entitled to elect one member of the Company's Board of Directors (the "UAW Director") until such time as the Company has fully funded its liability under the Base Program (subject to such right revesting if such funding falls below 85% of the fully funded amount). The Series B Preference Stock is not transferable by the UAW, does not have any voting rights other than as described above or as required by the law, does not have the right to receive dividends or distributions and is redeemable for a nominal price at such time as the UAW has not been entitled to elect a director for five consecutive years.

PROHIBITED TRANSFER PROVISION

  The Prohibited Transfer Provision contained in Article Eleventh of Navistar's Certificate of Incorporation applies to transfers of Common Stock and Class B Common Stock (collectively, "Stock"). Under the Prohibited Transfer Provision, if a shareowner transfers or agrees to transfer Stock, the transfer will be prohibited and void to the extent that it would cause the transferee to hold a "Prohibited Ownership Percentage" (as defined in the

Certificate of Incorporation) or if the transfer would result in the transferee's ownership increasing if the transferee had held a Prohibited Ownership Percentage within the three prior years or if the transferee's ownership percentage already exceeds the Prohibited Ownership Percentage under applicable federal income tax rules.

  A "Prohibited Ownership Percentage" is defined under the Certificate of Incorporation by reference to complex federal tax laws and regulations, but generally means direct and indirect ownership of 4.5% or more (based on value) of the Stock or any other percentage that would cause a transferee to be considered to be a 5-percent shareholder under applicable federal income tax rules. This transfer restriction is intended to prevent any person or group of persons from becoming a "5-percent shareholder" of Navistar and to prevent an increase in the percentage stock ownership of any existing person or group of persons that constitutes a 5-percent shareholder. The use of a 4.5% limitation rather than a 5% limitation is intended to provide a margin of safety for market value fluctuations in avoiding an "ownership change."

  In accordance with the terms of the Common Stock, purchasers of the Common Stock in the Offerings (or otherwise) consent by virtue of such purchase to the limitations imposed by Article Eleventh. The Prohibited Transfer Provision will expire on June 30, 2001, subject to such expiration date being extended or accelerated in the event of a change in law upon a determination by the Board of Directors that such action is reasonably necessary to preserve the tax benefits, in the case of an extension, or that the restrictions are no longer reasonably necessary for the preservation of the tax benefits, in the case of an acceleration. The Prohibited Transfer Provision does not prevent transfers of Stock between persons who do not hold a Prohibited Ownership Percentage, and contains certain exceptions.

  The acquisition of Stock from an individual or entity that owns directly 5% of the Stock would be deemed to result in the identification of a separate, segregated "public group" which is a new 5-percent shareholder. The ownership increase by this new "public group," as well as any ownership increase by other 5-percent shareholders, must be taken into account in determining whether the Company has undergone an "ownership change" under Section 382. Consequently, the Prohibited Transfer Provision will prohibit certain transfers of equity interests by, and other actions involving, persons having a Prohibited Ownership Percentage, unless the transfer or other action is approved by Navistar's Board of Directors in advance or permitted by a Navistar Board resolution. Although the Prohibited Transfer Provision is intended to prevent transfers which could cause an "ownership change," the Company may not be able to prevent every transaction that could cause an "ownership change." Navistar's Board of Directors can waive the restriction on certain transfers of stock by 5-percent shareholders even though such transfers could count toward an "ownership change." See "Risk Factors--Risk of Loss of Tax Benefits and Restrictions on Stock Transfer."

  The Common Stock sold to the public in the Offerings will be deemed to have been acquired by a separate "public group" treated as a new 5-percent shareholder which had an increase in ownership. The ownership increase by this new "public group," as well as any ownership increase by other 5-percent shareholders, must be taken into account in determining whether the Company has undergone an "ownership change" under Section 382. The Offerings will not result in an "ownership change." However, the Company must take into account the ownership increase resulting from the Common Stock sold to the public in the Offerings for three years after the sale in computing the change in ownership for future transactions (including the issuance of additional Common Stock or equity-related instruments.)

  The Prohibited Transfer Provision does not apply to any transfer that has been approved in advance by Navistar's Board of Directors, which is made in compliance with certain exceptions set forth in the Prohibited Transfer Provision or exceptions established from time to time by resolution of Navistar's Board of Directors. The Board may permit an otherwise prohibited transfer if it reasonably and in good faith determines that a waiver would be in the best interests of the Company.

  Purchases of Common Stock from the U.S. Underwriters or the Managers pursuant to the Offerings are subject to the limitations imposed by Article Eleventh, and any unapproved purchase in excess of the amounts permitted by Article Eleventh will be void. A prospective purchaser of Common Stock in the Offerings who believes that a purchase by it may be subject to the limitations imposed by Article Eleventh should consult with such person's advisors or the Company to determine if approval must be obtained from the Board of Directors of the Company.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS; CERTAIN PROVISIONS OF DELAWARE LAW

  General. Certain provisions of the Company's Certificate of Incorporation and By-laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors. The Company is also subject to Section 203 of the DGCL. As described above under "--Preferred Stock and Preference Stock," the ability of the Board of Directors to issue so-called "flexible" preferred stock may also have an anti-takeover effect. The operation of Article Eleventh and the fact that the Company's utilization of its NOLS could be adversely affected by a change of control could have an anti-takeover effect. See "--Prohibited Transfer Provision."

  Classified Board; Board Vacancies. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three year terms, excluding the director elected by the UAW as the holder of the Company's Series B Preference Stock. See "Preferred Stock and Preference Stock." The overall effect of the provisions in the Certificate of Incorporation with respect to the staggered Board may be to render more difficult a change in control of the Company or the removal of incumbent directors. Under the DGCL, since the Company has a classified Board, the shareowners may only remove the directors for cause. A majority of the remaining directors elected by the holders of Common Stock then in office (and not shareowners), though less than a quorum, is empowered to fill any vacancy on the Board of Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred or preference stock issued by the Company have a preference over the Common Stock as to dividends or upon liquidation have the right, voting separately by class or series, to elect directors (such as the holder of the Series B Preference Stock), the number, election, term of office, filling of vacancies, terms of removal and other features of such directorships are governed by the terms relating to such rights.

  Special Meetings of Shareowners; Action by Written Consent. The Certificate of Incorporation provides that no action may be taken by shareowners except at an annual or special meeting of shareowners, and prohibits action by written consent in lieu of a meeting. The Company's By-laws provide that special meetings of shareowners of the Company may be called only by the Chairman of the Board and Chief Executive Officer or by the Board of Directors. This provision will make it more difficult for shareowners to take action opposed by the Board of Directors.

  Approval of Supermajority Transactions. As a result of the Settlement Agreement, the Company's Certificate of Incorporation provides that the affirmative vote of holders of at least 85% of the shares of Common Stock (together with any outstanding Class B Common Stock) present at a meeting is required to approve a Supermajority Transaction. Accordingly, any holder of 15% or more of the aggregate outstanding Common Stock and Class B Common Stock represented at any meeting of shareowners will be able to block any Supermajority Transaction.

  Certain Provisions of Delaware Law. The Company is governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

  A general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders (as defined) of Common Stock is set forth below. In general, a "Non-U.S. Holder" is a person other than: (i) a citizen or resident (as defined for United States federal income or estate tax purposes, as the case may be) of the United States; (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or a political subdivision thereof; or (iii) an estate the income of which is subject to United States federal income taxation regardless of its sources; or (iv) a trust if a United States court is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust. The discussion is based on current law and is provided for general information only. The discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder and does not address all aspects of United States federal income tax law that may be relevant to Non-U.S. Holders that may be subject to special treatment under such law (for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers or certain United States expatriates). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. CURRENT AND POSSIBLE FUTURE INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK.

DIVIDENDS

  In general, the gross amount of dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or any lower rate prescribed by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and a Form 4224 is filed with the withholding agent or (ii) if a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder. If either exception applies, the dividend will be taxed at ordinary U.S. federal income tax rates. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim the benefit of an applicable treaty rate or otherwise claim a reduction of, or exemption from, the withholding obligation pursuant to the above described rules. In the case of a Non-U.S. Holder that is a corporation, effectively connected income may also be subject to an additional branch profits tax (which is generally imposed on a foreign corporation at a rate of 30% of the deemed repatriation from the United States of "effectively connected earnings and profits" or such lower rate as an applicable tax treaty may provide). To the extent a distribution exceeds current or accumulated earnings or profits ("E&P"), it will be treated first as a return of the holder's basis to the extent thereof, and then as a gain from the sale of a capital asset. Any withholding tax on a distribution in excess of the Company's E&P is refundable to the Non-U.S. Holder.

  The Company may pay dividends to Common Stock holders in the form of additional Common Stock. In general, dividends of Common Stock paid pro rata to holders of Common Stock are not taxable distributions. Holders who receive such stock dividends must allocate the basis of the stock with respect to which the distribution is made between such stock and the newly distributed stock in proportion to the fair market values of each on the distribution date. In certain circumstances stock dividends could be taxable distributions, subject to the rules described in the previous paragraph. However, the Company does not currently expect to pay any stock dividends that would be deemed taxable distributions.

SALE OF COMMON STOCK

  Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of Common Stock unless:
(i) the Company has been, is, or becomes a "U.S. real property holding corporation" for federal income tax purposes and certain other requirements are met; (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or, alternatively, if a tax treaty applies, attributable to a United States permanent establishment maintained by the

Non-U.S. Holder (in which case such gain will be subject to tax at the rates and in the manner applicable to U.S. persons, and, if the holder is a foreign corporation, the branch profits tax may also apply); or (iii) the Common Stock is disposed of by an individual Non-U.S. Holder, who holds the Common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. The Company believes that it has not been, is not currently and, based upon its current business plans, is not likely to become a U.S. real property holding corporation. Non-U.S. Holders should consult applicable treaties, which may exempt from United States taxation gains realized upon the disposition of Common Stock in certain cases.

ESTATE TAX

  Common Stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING REQUIREMENTS AND QUALIFICATION FOR TREATY BENEFITS

  On October 6, 1997, the IRS issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations generally will be effective with respect to payments made after December 31, 1999.

  Except as provided below, this section describes rules applicable to payments made on or before December 31, 1999. Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting and backup withholding rules) generally will not apply to (i) dividends paid to Non-U.S. Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or (ii) dividends paid on the Common Stock to a Non-U.S. Holder at an address outside the United States. The Company will be required to report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

  In the case of a Non-U.S. Holder that sells Common Stock to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the IRS, unless the holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. In the case of a Non-U.S. Holder that sells Common Stock to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the IRS (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder or certain other conditions are met, or the holder otherwise establishes an exemption. A Non-U.S. Holder will generally not be subject to information reporting or backup withholding if such Non-U.S. Holder sells the Common Stock to or through a foreign office of a non-United States broker.

  Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against the holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but does not do so in the proper manner.

  The Final Regulations eliminate the general current law presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and documentation requirements on Non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty.

  Prospective purchasers of the Common Stock are urged to consult their own tax advisors as to the effect, if any, of the Final Regulations on their purchase, ownership and disposition of the Common Stock.

                                 UNDERWRITING

  Under the terms and subject to the conditions in the U.S. Underwriting Agreement dated the date hereof, each of the underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. are acting as the representatives (the "Representatives"), has severally agreed to purchase, and the Selling Stockholder has agreed to sell to each U.S. Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such U.S. Underwriter below:

                          U.S. UNDERWRITERS                     NUMBER OF SHARES
                          -----------------                     ----------------
      Smith Barney Inc.........................................
      Credit Suisse First Boston Corporation...................
      J.P. Morgan Securities Inc...............................
                                                                   ----------
          Total................................................    15,894,103
                                                                   ==========

  Under the terms and subject to the conditions contained in the International Underwriting Agreement dated the date hereof, each of the managers of the concurrent International Offering named below (the "Managers"), for whom Smith Barney Inc., Credit Suisse First Boston (Europe) Limited and J.P. Morgan Securities Ltd. are acting as the lead managers (the "Lead Managers"), has severally agreed to purchase, and the Selling Stockholder has agreed to sell to each Manager, shares of Common Stock which equal the number of shares set forth opposite the name of such Manager below:

                              MANAGERS                          NUMBER OF SHARES
                              --------                          ----------------
      Smith Barney Inc.........................................
      Credit Suisse First Boston (Europe) Limited..............
      J.P. Morgan Securities Ltd...............................
                                                                   ---------
          Total................................................    4,000,000
                                                                   =========

  Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the U.S. Underwriters and the Managers to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all the shares of Common Stock included in the respective Offerings (other than those covered by the over-allotment option described below) if any such shares are taken.

  The U.S. Underwriters and the Managers (collectively, the "Underwriters") initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at a price that represents a concession
not in excess of $    per share below the public offering price. The U.S.
Underwriters and the Managers may allow, and such dealers may reallow, a
concession not in excess of $    per share to other U.S. Underwriters and
Managers or to certain other dealers. After the initial offering of the shares of Common Stock offered hereby, the public offering price and other selling terms may be changed by the U.S. Underwriters and the Managers. Subject to the second following paragraph the Company and the Selling Stockholder have agreed that if the public offering price per share is (i) equal to or greater than $30.00, the Selling Stockholder will pay all the underwriting discounts and commissions, (ii) equal to or less than $27.00, the Company will pay all the underwriting discounts and commissions and (iii) between $27.00 and $30.00, the Company and the Selling Stockholder will pay the underwriting discounts and commissions on a pro rata basis calculated based on a straight line interpolation between $27.00 and $30.00 with (a) the Company paying the larger portion of the underwriting discounts and commissions as the price per share is closer to $27.00 and the Selling Stockholder paying the balance, and (b) the Selling Stockholder paying the larger portion of the underwriting discounts and commissions as the price per share is closer to $30.00 and the Company paying the balance.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 1,300,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus. The U.S. Underwriters may exercise such option to purchase additional shares of Common Stock solely for the purpose of covering over-allotments, if any, in connection with the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, the U.S. Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number of shares of Common Stock set forth opposite the U.S. Underwriters' names in the preceding table bears to the total number of shares in such table.

  The Company, through its wholly owned subsidiary, Transportation, has agreed with the Selling Stockholder to purchase 2,000,000 shares of the Common Stock in the Offerings at the public offering price set forth on the cover page of this Prospectus. Transportation's obligation to purchase such shares is conditioned upon all of the other shares offered by the Selling Stockholder being sold in the Offerings. The Underwriters will not receive any discount or commission on the shares purchased by Transportation in the Offerings. Smith Barney Inc. will, however, receive a fee from the Selling Stockholder equal to 1.0% of the purchase price for such shares.

  The Company, the Selling Stockholder, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company and the Selling Stockholder have agreed, subject to certain limited exceptions, that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or, in the case of the Company, grant any options or warrants to purchase Common Stock. In addition, all of the directors (other than those resigning in connection with the Offerings) and executive officers of NIC and Transportation have agreed to the same restriction for a period beginning on the date of this Prospectus and ending on August 14, 1998, except with respect to an aggregate of 200,000 shares of Common Stock, which may be sold by directors and executive officers (other than Messrs. Horne and Lannert) during such period and certain other limited exceptions.

  The U.S. Underwriters and the Managers have entered into an Agreement Between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the 15,894,103 shares of Common Stock offered in the U.S. Offering, (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the 4,000,000 shares of Common Stock offered in the International Offering (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including: (i) certain purchases and sales between the U.S. Underwriters and the Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as a Manager or by a Manager who is also acting as a U.S. Underwriter; and (iv) other transactions specifically approved by the Representatives and the Lead Manager. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any estate or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

  Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

  Each Manager agrees that it (i) will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or in other circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulation 1995 (the "Regulations"), (ii) will comply with all applicable provisions of the Regulations and of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom and (iii) will only issue or pass on in the United Kingdom any document received by it in connection with the issue of these shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such documents may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction by the Company, the Selling Stockholder, the U.S. Underwriters or the Managers that would permit any offering to the general public of the shares of Common Stock offered hereby in any jurisdiction other than the United States.

  Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for shares being sold by the U.S. Underwriters and the Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares appearing on the front cover of this Prospectus.

  In connection with the Offerings and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offerings. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby if the Representatives or Lead Managers purchase Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the underwriter or selling group member in question to purchase the Common Stock in question at a cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  In the ordinary course of their respective businesses, each of the Representatives and their affiliates have performed, and may in the future perform, investment banking or commercial banking services for the Company or the Selling Stockholder. Morgan Guaranty Trust Company of New York, which is a lender and the administrative agent under the Company's bank revolving credit facility and a lender under the liquidity facility that supports the Company's asset-backed and other commercial paper programs, is an affiliate of J.P. Morgan Securities Inc. ("JPMSI") and J.P. Morgan Securities Ltd. JPMSI is a co-arranger under the Company's bank revolving credit facility. Credit Suisse First Boston Corporation and JPMSI served as initial purchasers of the Notes.

                                 LEGAL MATTERS

  Certain legal matters with regard to the validity of the Common Stock will be passed upon for the Company by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois and certain legal matters will be passed upon for the Selling Stockholder by Willkie Farr & Gallagher, New York, New York. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Navistar International Corporation as of October 31, 1997 and 1996 and for each of the three years in the period ended October 31, 1997, included in this Prospectus and the related financial statement schedule incorporated by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing and incorporated by reference herein, and are included or incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials and other information concerning the Company are also filed electronically with the Commission and are accessible via the World Wide Web at http://www.sec.gov. The Common Stock is traded on the New York, Chicago and Pacific Stock Exchanges. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange at One Financial Plaza, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

  The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents filed by the Company with the Commission under the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997, as amended by Amendment No. 1 to Form 10-K (Commission File No. 1-9618); (ii) the Company's Proxy Statement, dated February 2, 1998; (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1998, as amended by Amendment No. 1 to Form 10-Q; (iv) the Company's Current Report on Form 8-K, dated March 6, 1998; (v) the Company's Current Report on Form 8-K, dated May 15, 1998; and (vi) the Company's Current Report on Form 8-K, dated July 9, 1993.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination or completion of the Offerings shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of the filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE INFORMATION FILED BY IT THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE HEREIN UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH INFORMATION). REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE COMPANY, 455 NORTH CITYFRONT PLAZA DRIVE, CHICAGO, ILLINOIS 60611, ATTENTION: INVESTOR RELATIONS (TELEPHONE NUMBER: (312) 836-2000).

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UNAUDITED INTERIM FINANCIAL STATEMENTS:
Statement of Income for the three months ended January 31, 1998 and 1997..  F-2
Statement of Financial Condition as of January 31, 1998 and 1997..........  F-3
Statement of Cash Flow for the three months ended January 31, 1998 and
 1997.....................................................................  F-4
Notes to Financial Statements.............................................  F-5
AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report.............................................. F-10
Statement of Income for the years ended October 31, 1997, 1996 and 1995... F-11
Statement of Financial Condition as of October 31, 1997 and 1996.......... F-12
Statement of Cash Flow for the years ended October 31, 1997, 1996 and
 1995..................................................................... F-13
Notes to Financial Statements............................................. F-14

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                        STATEMENT OF INCOME (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                                JANUARY 31,
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
                                                               (MILLIONS OF
                                                            DOLLARS, EXCEPT PER
                                                                SHARE DATA)
Sales and revenues
Sales of manufactured products............................. $   1,672 $   1,240
Finance and insurance revenue..............................        45        45
Other income...............................................        10        11
                                                            --------- ---------
  Total sales and revenues.................................     1,727     1,296
                                                            --------- ---------
Costs and expenses
Cost of products and services sold.........................     1,454     1,076
Postretirement benefits....................................        45        51
Engineering and research expense...........................        35        30
Marketing and administrative expense.......................        98        83
Interest expense...........................................        17        17
Financing charges on sold receivables......................         8         7
Insurance claims and underwriting expense..................         9         8
                                                            --------- ---------
  Total costs and expenses.................................     1,666     1,272
                                                            --------- ---------
    Income before income taxes.............................        61        24
    Income tax expense.....................................        23         9
                                                            --------- ---------
Net income.................................................        38        15
Less dividends on Series G preferred stock.................         7         7
                                                            --------- ---------
Net income applicable to common stock...................... $      31 $       8
                                                            ========= =========
Earnings per share
  Basic.................................................... $     .43 $     .10
  Diluted.................................................. $     .42 $     .10
Average shares outstanding (millions)
  Basic....................................................      71.6      73.6
  Diluted..................................................      72.5      73.7

                       See Notes to Financial Statements.

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                  STATEMENT OF FINANCIAL CONDITION (UNAUDITED)

                                                                AS OF JANUARY
                                                                     31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                                  (MILLIONS OF
                                                                    DOLLARS)
                           ASSETS
                           ------
Cash and cash equivalents....................................  $   188  $   197
Marketable securities........................................      361      448
                                                               -------  -------
                                                                   549      645
Receivables, net.............................................    1,543    1,311
Inventories..................................................      506      452
Property, net of accumulated depreciation and amortization of
 $876 and $864...............................................      896      773
Investments and other assets.................................      312      238
Intangible pension assets....................................      212      314
Deferred tax asset, net......................................      911    1,024
                                                               -------  -------
      Total assets...........................................  $ 4,929  $ 4,757
                                                               =======  =======
             LIABILITIES AND SHAREOWNERS' EQUITY
             -----------------------------------
Liabilities
  Accounts payable, principally trade........................  $ 1,033  $   714
  Debt:
    Manufacturing operations.................................      125      113
    Financial services operations............................    1,020      947
  Postretirement benefits liability .........................      893    1,278
  Other liabilities..........................................      885      783
                                                               -------  -------
      Total liabilities......................................    3,956    3,835
                                                               -------  -------
Commitments and contingencies
Shareowners' equity
  Series G convertible preferred stock (liquidation
   preference $240 million)..................................      240      240
  Series D convertible junior preference stock (liquidation
   preference $4 million)....................................        4        4
  Common stock (55.4 and 51.0 million shares issued).........    1,748    1,642
  Class B Common stock (19.9 and 24.3 million shares issued).      388      491
  Retained earnings (deficit)................................   (1,271)  (1,425)
  Common stock held in treasury, at cost.....................     (136)     (30)
                                                               -------  -------
      Total shareowners' equity .............................      973      922
                                                               -------  -------
      Total liabilities and shareowners' equity..............  $ 4,929  $ 4,757
                                                               =======  =======

                       See Notes to Financial Statements.

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                       STATEMENT OF CASH FLOW (UNAUDITED)

                                                                FOR THE THREE
                                                                MONTHS ENDED
                                                                 JANUARY 31,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
                                                                (MILLIONS OF
                                                                  DOLLARS)
Cash flow from operations
  Net income................................................... $   38  $   15
  Adjustments to reconcile net income to cash used in
   operations:
    Depreciation and amortization..............................     39      33
    Deferred income taxes......................................     23       8
    Postretirement benefits funding in excess of expense.......   (271)    (71)
    Other, net.................................................    (34)    (24)
  Change in operating assets and liabilities:
    Receivables................................................     (6)     37
    Inventories................................................    (25)     11
    Prepaid and other current assets...........................    (10)    (19)
    Accounts payable...........................................    (61)   (106)
    Other liabilities..........................................    (25)    (24)
                                                                ------  ------
      Cash used in operations..................................   (332)   (140)
                                                                ------  ------
Cash flow from investment programs
  Purchase of retail notes and lease receivables...............   (237)   (196)
  Collections/sales of retail notes and lease receivables......    485     485
  Purchase of marketable securities............................   (129)   (165)
  Sales or maturities of marketable securities.................    128     113
  Capital expenditures.........................................    (60)    (25)
  Property and equipment leased to others......................    (41)    (16)
  Other investment programs, net...............................      7       4
                                                                ------  ------
      Cash provided by investment programs.....................    153     200
                                                                ------  ------
Cash flow from financing activities
  Issuance of debt.............................................     48      79
  Principal payments on debt...................................    (24)    (13)
  Net decrease in notes and debt outstanding under bank
   revolving credit facility and asset-backed and other
   commercial paper programs...................................   (211)   (409)
  Mexican credit facility......................................     35     --
  Repurchase of common stock...................................    (83)    --
  Dividends paid...............................................     (7)     (7)
                                                                ------  ------
      Cash used in financing activities........................   (242)   (350)
                                                                ------  ------
Cash and cash equivalents
  Decrease during the period...................................   (421)   (290)
  At beginning of the year.....................................    609     487
                                                                ------  ------
      Cash and cash equivalents at end of the period........... $  188  $  197
                                                                ======  ======

                       See Notes to Financial Statements.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                  FOR THE THREE MONTHS ENDED JANUARY 31, 1998

NOTE A. SUMMARY OF ACCOUNTING POLICIES

  Navistar International Corporation is a holding company whose principal operating subsidiary is Navistar International Transportation Corp. ("Transportation"). As used hereafter, "Company" or "Navistar" refers to Navistar International Corporation and its consolidated subsidiaries. The consolidated financial statements include the results of the Company's manufacturing operations and its wholly owned financial services subsidiaries. The effects of transactions between the manufacturing and financial services operations have been eliminated to arrive at the consolidated totals.

  The accompanying unaudited financial statements have been prepared in accordance with accounting policies described in the 1997 Annual Report on Form 10-K and should be read in conjunction with the disclosures therein.

  In the opinion of management, these interim financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flow for the periods presented. Interim results are not necessarily indicative of results for the full year. Certain 1997 amounts have been reclassified to conform with the presentation used in the 1998 financial statements.

NOTE B. SUPPLEMENTAL CASH FLOW INFORMATION

  Consolidated interest payments during the first three months of 1998 and 1997 were $25 million and $22 million, respectively. There were no consolidated tax payments made during the first three months of 1998 and 1997.

NOTE C. INCOME TAXES

  The benefit of Net Operating Loss ("NOL") carryforwards is recognized as a deferred tax asset in the Statement of Financial Condition, while the Statement of Income includes income taxes calculated at the statutory rate. The amount reported does not represent cash payment of income taxes except for certain state income, foreign withholding and federal alternative minimum taxes which are not material. In the Statement of Financial Condition, the deferred tax asset is reduced by the amount of deferred tax expense or increased by a deferred tax benefit recorded during the year. Until the company has utilized its significant NOL carryforwards, the cash payment of federal income taxes will be minimal.

NOTE D. INVENTORIES

  Inventories are as follows:

                                                            AS OF JANUARY 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                          (MILLIONS OF DOLLARS)
   Finished products....................................  $      253 $      246
   Work in process......................................         109         83
   Raw materials and supplies...........................         144        123
                                                          ---------- ----------
     Total inventories..................................  $      506 $      452
                                                          ========== ==========

NOTE E. FINANCIAL INSTRUMENTS

  In November 1997, Navistar Financial Corporation ("NFC") sold $500 million of retail notes, realizing proceeds of $477 million, net of underwriting fees and credit enhancements, which were used for general working capital purposes. A gain of approximately $7 million was recognized on the sale.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

NOTE E. FINANCIAL INSTRUMENTS (CONTINUED)

  During the first quarter of 1998, NFC entered into a $50 million forward treasury lock in anticipation of a May 1998 sale of retail receivables. NFC intends to close this position on the pricing date of the sale. Any gain or loss resulting from this transaction will be included in the gain or loss recognized on the sale of receivables in May 1998.

  In anticipation of the $250 million 10-year Senior Subordinated Note offering, the Company entered into four $50 million forward treasury locks during the first quarter of 1998. The Company closed these positions on the pricing date of the debt resulting in a gain which was not material.

  As of January 31, 1998, the Company had open positions on future sales of $103 million of 30-year Treasury bonds and future purchases of a duration-weighted equivalent of 2-year Treasury bonds. These positions were closed in February resulting in a gain which was not material.

  The Company purchases collateralized mortgage obligations ("CMOs") that have predetermined fixed-principal payment patterns which are relatively certain. These instruments totaled $84 million at January 31, 1998. At January 31, the unrecognized gain on the CMO's was not material.

NOTE F. EARNINGS PER SHARE

  Effective for Navistar's consolidated financial statements for the three months ended January 31, 1998, Navistar adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareowners by the weighted-average number of basic common shares outstanding for the period. Diluted earnings per share assumes the issuance of common stock for other potentially dilutive equivalent shares outstanding. All prior-period earnings per share data has been restated. The adoption of this new accounting standard did not have a material effect on the Company's reported earnings per share amounts.

  Earnings per share was computed as follows:

                                                                   FOR THE THREE
                                                                   MONTHS ENDED
                                                                    JANUARY 31,
                                                                   -------------
                                                                    1998   1997
                                                                   ------ ------
                                                                    (MILLIONS,
                                                                    EXCEPT PER
                                                                    SHARE DATA)
   Net income....................................................   $ 38   $ 15
   Less dividends on Series G Preferred stock....................      7      7
                                                                    ----   ----
   Net income applicable to common stock (Basic and Diluted).....   $ 31   $  8
                                                                    ====   ====
   Average shares outstanding
     Basic.......................................................   71.6   73.6
       Dilutive effect of options outstanding....................     .8    --
       Conversion of Series D Preference Stock...................     .1     .1
                                                                    ----   ----
     Diluted.....................................................   72.5   73.7
                                                                    ====   ====
   Earnings per share
     Basic.......................................................   $.43   $.10
     Diluted.....................................................    .42    .10

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

NOTE F. EARNINGS PER SHARE (CONTINUED)

  Unexercised employee stock options to purchase 0.7 million and 2.7 million shares of Navistar common stock during the three months ended January 31, 1998 and 1997, respectively, were not included in the computation of diluted shares outstanding because the options' exercise prices were greater than the average market price of Navistar common stock during the respective periods. Additionally, the diluted calculation excludes the effects of the conversion of the Series G preferred stock as such conversion would produce anti-dilutive results. In January 1998, the company repurchased approximately 3.2 million shares of its Class B Common Stock from the Supplemental Trust.

NOTE G. NEW ACCOUNTING PRONOUNCEMENTS

  In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises standards for disclosures about pension and other postretirement benefit plans and is effective for fiscal years beginning after December 15, 1997. This standard expands or modifies disclosure and, accordingly will have no impact on the Company's reported financial position, results of operations and cash flows.

NOTE H. SUBSEQUENT EVENTS

  On February 4, 1998, the Company completed the private placement of $100 million 7% Senior Notes due 2003 and $250 million 8% Senior Subordinated Notes due 2008 (the "Senior Notes," together with the Senior "Subordinated Notes," the "Old Notes"). The proceeds of the Senior Notes were used to prepay an 8% Secured Note due 2002 and will be used to repay the 9% Sinking Fund Debentures due 2004. The proceeds of the Senior Subordinated Notes were used to redeem the Company's $240 million, $6.00 Series G Convertible Cumulative Preferred Stock and to pay accumulated and unpaid dividends thereon. Excess proceeds from both debt issues will be used for general working capital purposes. On March 5, 1998, the Company initiated an offer to exchange the Old Notes with new notes (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indentures governing the Old Notes.

  On March 5, 1998, the Company announced that it has been selected to negotiate an extended term agreement to supply diesel engines for select Ford Motor Company under 8,500 lbs. GVW light duty trucks and sport utility vehicles.

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

NOTE I. SUPPLEMENTAL FINANCIAL INFORMATION

  NAVISTAR INTERNATIONAL CORPORATION (WITH FINANCIAL SERVICES OPERATIONS ON AN EQUITY BASIS) IN MILLIONS OF DOLLARS:

                                                            THREE MONTHS ENDED
                                                                JANUARY 31,
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
      CONDENSED STATEMENT OF INCOME
      Sales of manufactured products....................... $   1,672 $   1,240
      Other income.........................................        10        10
                                                            --------- ---------
            Total sales and revenues.......................     1,682     1,250
                                                            --------- ---------
      Cost of products sold................................     1,448     1,071
      Postretirement benefits..............................        45        51
      Engineering and research expense.....................        35        30
      Marketing and administrative expense.................        89        76
      Other expenses.......................................        27        21
                                                            --------- ---------
            Total costs and expenses.......................     1,644     1,249
                                                            --------- ---------
      Income before income taxes
        Manufacturing operations...........................        38         1
        Financial services operations......................        23        23
                                                            --------- ---------
          Income before income taxes.......................        61        24
      Income tax expense...................................        23         9
                                                            --------- ---------
            Net income..................................... $      38 $      15
                                                            ========= =========

                                                                  JANUARY 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
      CONDENSED STATEMENT OF FINANCIAL CONDITION
      Cash, cash equivalents and marketable securities......... $   387 $   476
      Inventories..............................................     506     452
      Property and equipment, net..............................     733     656
      Equity in financial services subsidiaries................     329     319
      Other assets.............................................     876     689
      Deferred tax asset, net..................................     911   1,024
                                                                ------- -------
            Total assets....................................... $ 3,742 $ 3,616
                                                                ======= =======
      Accounts payable, principally trade...................... $   994 $   664
      Postretirement benefits liabilities......................     885   1,270
      Other liabilities........................................     890     760
      Shareowners' equity......................................     973     922
                                                                ------- -------
            Total liabilities and
             shareowners' equity............................... $ 3,742 $ 3,616
                                                                ======= =======

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

NOTE I. SUPPLEMENTAL FINANCIAL INFORMATION--(CONTINUED)

  NAVISTAR INTERNATIONAL CORPORATION (WITH FINANCIAL SERVICES OPERATIONS ON AN EQUITY BASIS) IN MILLIONS OF DOLLARS:

                                                          THREE MONTHS ENDED
                                                              JANUARY 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
CONDENSED STATEMENT OF CASH FLOW
Cash flow from operations
  Net income............................................. $      38  $      15
  Adjustments to reconcile net income to cash used in
   operations:
    Depreciation and amortization........................        32         29
    Postretirement benefits funding in excess of expense.      (271)       (71)
    Equity in earnings of nonconsolidated companies, net
     of dividends received...............................        (3)       (14)
    Deferred income taxes................................        23          8
    Other, net...........................................        (3)        (7)
  Change in operating assets and liabilities.............      (124)       (87)
                                                          ---------  ---------
      Cash used in operations............................      (308)      (127)
                                                          ---------  ---------
Cash flow from investment programs
    Purchase of marketable securities....................      (118)      (150)
    Sales or maturities of marketable securities.........       114         91
    Capital expenditures.................................       (60)       (25)
    Receivable from Navistar Financial Corporation.......         3        (74)
    Other investment programs, net.......................         7          4
                                                          ---------  ---------
      Cash used in investment programs...................       (54)      (154)
                                                          ---------  ---------
      Cash flow from financing activities................       (56)       (10)
                                                          ---------  ---------
Cash and cash equivalents
  Decrease during the period.............................      (418)      (291)
  At beginning of the year...............................       573        452
                                                          ---------  ---------
      Cash and cash equivalents at end of the period..... $     155  $     161
                                                          =========  =========

                         INDEPENDENT AUDITORS' REPORT

Navistar International Corporation,
Its Directors and Shareowners:

  We have audited the Statement of Financial Condition of Navistar International Corporation and Consolidated Subsidiaries as of October 31, 1997 and 1996, and the related Statements of Income and of Cash Flow for each of the three years in the period ended October 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Navistar International Corporation and Consolidated Subsidiaries at October 31, 1997 and 1996, and the results of their operations and their cash flow for each of the three years in the period ended October 31, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

December 15, 1997
Chicago, Illinois

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                              STATEMENT OF INCOME

                                                           FOR THE YEARS ENDED
                                                               OCTOBER 31,
                                                           --------------------
                                                            1997   1996   1995
                                                           ------ ------ ------
                                                               (MILLIONS OF
                                                                 DOLLARS,
                                                             EXCEPT PER SHARE
                                                                  DATA)
Sales and revenues
  Sales of manufactured products.......................... $6,147 $5,508 $6,125
  Finance and insurance revenue...........................    174    197    167
  Other income............................................     50     49     50
                                                           ------ ------ ------
    Total sales and revenues..............................  6,371  5,754  6,342
                                                           ------ ------ ------
Costs and expenses
  Cost of products and services sold......................  5,292  4,827  5,288
  Postretirement benefits.................................    215    220    206
  Engineering and research expense........................    124    129    113
  Marketing and administrative expense....................    365    319    307
  Interest expense........................................     74     83     87
  Financing charges on sold receivables...................     23     24     29
  Insurance claims and underwriting expense...............     36     47     50
                                                           ------ ------ ------
    Total costs and expenses..............................  6,129  5,649  6,080
                                                           ------ ------ ------
Income before income taxes................................    242    105    262
Income tax expense........................................     92     40     98
                                                           ------ ------ ------
Net income................................................    150     65    164
Less dividends on Series G preferred stock................     29     29     29
                                                           ------ ------ ------
Net income applicable to common stock..................... $  121 $   36 $  135
                                                           ====== ====== ======
Net income per common share............................... $ 1.65 $  .49 $ 1.83
                                                           ====== ====== ======
Average number of common and dilutive common equivalent
 shares outstanding (millions)............................   73.6   73.8   74.3



                       See Notes to Financial Statements.

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                        STATEMENT OF FINANCIAL CONDITION

                                                                    AS OF OCTOBER
                                                                         31,
                                                                    --------------
                                                                     1997    1996
                                                                    ------  ------
                                                                    (MILLIONS OF
                                                                      DOLLARS)
                              ASSETS
                              ------
Cash and cash equivalents.......................................... $  609  $  487
Marketable securities..............................................    356     394
                                                                    ------  ------
                                                                       965     881
Receivables, net...................................................  1,755   1,655
Inventories........................................................    483     463
Property and equipment, net........................................    835     770
Investments and other assets.......................................    332     213
Intangible pension assets..........................................    212     314
Deferred tax asset, net............................................    934   1,030
                                                                    ------  ------
      Total assets................................................. $5,516  $5,326
                                                                    ======  ======
                LIABILITIES AND SHAREOWNERS' EQUITY
                -----------------------------------
Liabilities
  Accounts payable, principally trade.............................. $1,100  $  820
  Debt:
    Manufacturing operations.......................................     92     115
    Financial services operations..................................  1,224   1,305
  Postretirement benefits liability................................  1,186   1,351
  Other liabilities................................................    894     819
                                                                    ------  ------
      Total liabilities............................................  4,496   4,410
                                                                    ------  ------
Commitments and contingencies (Note 11)
Shareowners' equity
  Series G convertible preferred stock (liquidation preference $240
   million)........................................................    240     240
  Series D convertible junior preference stock (liquidation
   preference $4 million)..........................................      4       4
  Common stock (52.2 million and 51.0 million shares issued).......  1,659   1,642
  Class B Common stock (23.1 million and 24.3 million shares
   issued).........................................................    471     491
  Retained earnings (deficit)--balance accumulated after the deficit reclassification as of October 31, 1987................. (1,301) (1,431)
  Common stock held in treasury, at cost (2.9 million and 1.6
   million shares held)............................................    (53)    (30)
                                                                    ------  ------
      Total shareowners' equity....................................  1,020     916
                                                                    ------  ------
      Total liabilities and shareowners' equity.................... $5,516  $5,326
                                                                    ======  ======


                       See Notes to Financial Statements.

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                             STATEMENT OF CASH FLOW

                                                       FOR THE YEARS ENDED
                                                           OCTOBER 31,
                                                      ------------------------
                                                       1997    1996     1995
                                                      ------  -------  -------
                                                      (MILLIONS OF DOLLARS)
Cash flow from operations
  Net income......................................... $  150  $    65  $   164
  Adjustments to reconcile net income to cash
   provided by operations:
    Depreciation and amortization....................    120      105       86
    Deferred income taxes............................     82       37       89
    Other, net.......................................    (61)     (13)      (9)
  Change in operating assets and liabilities:
    Receivables......................................   (195)     186      (91)
    Inventories......................................    (25)     (47)      35
    Prepaid and other current assets.................      4        1       10
    Accounts payable.................................    288     (110)      63
    Other liabilities................................     17     (106)      70
                                                      ------  -------  -------
      Cash provided by operations....................    380      118      417
                                                      ------  -------  -------
Cash flow from investment programs
  Purchase of retail notes and lease receivables.....   (970)  (1,108)  (1,099)
  Collections/sales of retail notes and lease
   receivables.......................................  1,052    1,107      850
  Purchase of marketable securities..................   (512)    (585)    (722)
  Sales or maturities of marketable securities.......    557      752      480
  Capital expenditures...............................   (172)    (117)    (139)
  Property and equipment leased to others............    (42)     (73)     (19)
  Other investment programs, net.....................      3       (8)       8
                                                      ------  -------  -------
      Cash used in investment programs...............    (84)     (32)    (641)
                                                      ------  -------  -------
Cash flow from financing activities
  Issuance of debt...................................    209      --       --
  Principal payments on debt.........................    (46)    (136)    (121)
  Net increase (decrease) in notes and debt
   outstanding under bank revolving credit facility
   and asset-backed and other commercial paper
   programs..........................................   (285)      81      312
  Dividends paid.....................................    (29)     (29)     (29)
  Repurchase of common stock.........................    (23)     --       (10)
                                                      ------  -------  -------
      Cash (used in) provided by financing
       activities....................................   (174)     (84)     152
                                                      ------  -------  -------
Cash and cash equivalents
  Increase (decrease) during the year................    122        2      (72)
  At beginning of the year...........................    487      485      557
                                                      ------  -------  -------
      Cash and cash equivalents at end of the year... $  609  $   487  $   485
                                                      ======  =======  =======

                       See Notes to Financial Statements.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE THREE YEARS ENDED OCTOBER 31, 1997

1. SUMMARY OF ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

  Navistar International Corporation is a holding company, whose principal operating subsidiary is Navistar International Transportation Corp. ("Transportation"). As used hereafter, "Company" refers to Navistar International Corporation and its consolidated subsidiaries. The consolidated financial statements include the results of the Company's manufacturing operations and its wholly owned financial services subsidiaries. The effects of transactions between the manufacturing and financial services operations have been eliminated to arrive at the consolidated totals. The distinction between current and long-term assets and liabilities in the Statement of Financial Condition is not meaningful when finance, insurance and manufacturing operations are combined; therefore, the Company has adopted an unclassified presentation. Certain 1996 and 1995 amounts have been reclassified to conform with the presentation used in the 1997 financial statements.

  The Company operates in two principal industry segments: manufacturing and financial services. Manufacturing operations are responsible for the manufacture and marketing of medium and heavy trucks, including school buses, mid-range diesel engines and service parts primarily in the United States and Canada as well as in selected export markets. Based on assets and revenues, manufacturing operations represent the majority of the Company's business activities. The financial services operations consist of Navistar Financial Corporation ("NFC"), its domestic insurance subsidiary and the Company's foreign finance and insurance subsidiaries. NFC's primary business is the retail and wholesale financing of products sold by the manufacturing operations and its dealers within the United States and the providing of commercial physical damage and liability insurance to the manufacturing operations' dealers and retail customers and to the general public through an independent insurance agency system.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

  Manufacturing operations recognize shipments of new trucks and service parts to independent dealers and retail customers as sales. Price allowances, expected in the normal course of business, and the cost of special incentive programs are recorded at the time of sale. Engine sales are recognized at the time of shipment to original equipment manufacturers. An allowance for losses on receivables is maintained at an amount that management considers appropriate in relation to the outstanding receivables portfolio and it is charged when receivables are determined to be uncollectible.

  Financial services operations recognize finance charges on retail notes and finance leases as income over the term of the receivables utilizing the interest method. Interest due from interest-bearing notes and accounts is recognized on the accrual basis. Operating lease revenues are recognized on a straight-line basis over the life of the lease. Selected receivables are sold and securitized to public and private investors with limited recourse. Gains or losses on sales of receivables are credited or charged to revenue in the period in which the sale occurs. Financial services operations continue to service the sold receivables and receive a fee for such services from the investor. An allowance for losses is maintained at a level deemed appropriate based on such factors as overall portfolio quality, historical loss experience and current economic conditions.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


  Insurance premiums are earned on a pro rata basis over the terms of the policies. Underwriting losses and outstanding loss reserve balances are based on individual case estimates of the ultimate cost of settlement, including actual losses, and determinations of amounts required for losses incurred but not reported.

CASH AND CASH EQUIVALENTS

  All highly liquid financial instruments with maturities of three months or less from date of purchase, consisting primarily of bankers' acceptances, commercial paper, United States government securities and floating rate notes, are classified as cash equivalents in the Statement of Financial Condition and Statement of Cash Flow.

MARKETABLE SECURITIES

  Marketable securities are classified as available-for-sale securities and are reported at fair value. The difference between amortized cost and fair value is recorded as an adjustment to shareowners' equity, net of applicable deferred taxes.

INVENTORIES

  Inventories are valued at the lower of average cost or market.

PROPERTY AND OTHER LONG-LIVED ASSETS

  Significant expenditures for replacement of equipment, tooling and pattern equipment, and major rebuilding of machine tools are capitalized. Depreciation and amortization are generally provided on the straight-line basis over the estimated useful lives of the assets, which average 35 years for buildings and improvements and eight years for machinery and equipment. Gains and losses on property disposals are included in other income and expense. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are deployed.

ENGINEERING AND RESEARCH EXPENSE

  Engineering and research expense includes research and development expenses and routine ongoing costs associated with improving existing products and manufacturing processes. Research and development expenses, which include activities for the introduction of new truck and diesel engine products and major improvements to existing products and processes, totaled $92 million, $101 million and $91 million in 1997, 1996 and 1995, respectively.

PRODUCT RELATED COSTS

  The Company accrues warranty expense at the time of end product sale. Product liability expense is accrued based on the estimate of total future payments to settle product liability claims.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses derivatives to transfer or reduce risks of foreign exchange and interest rate volatility and to potentially increase the return on invested funds. NFC, a wholly owned subsidiary of Transportation, uses derivatives such as forward contracts and interest rate swaps to reduce its exposure to interest rate volatility. NFC's primary use of such financial instruments is to hedge the fair value of its fixed rate receivables against changes in market interest rates in anticipation of securitization and sale of such receivables. The anticipated transactions are probable of occurrence and their significant terms and characteristics have been identified.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


  Derivative financial instruments are generally held for purposes other than trading. Gains or losses related to hedges of anticipated sales of receivables are deferred and are recognized in income when the receivables are sold. At all times, the principal balance of receivables owned and expected to be sold by NFC exceeds the notional amount of open derivative contracts.

STOCK-BASED COMPENSATION

  Effective November 1, 1996, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company elected to continue to account for stock-based compensation plans consistent with prior years.

NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This statement specifies the computation, presentation and disclosure requirements for earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. The standard is not expected to have a material effect on the Company's net income per common share computation.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components. SFAS 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. These statements are effective for fiscal years beginning after December 15, 1997. These standards expand or modify current disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations and cash flows. The Company is assessing the impact of SFAS 131 on its reported segments.

2. POSTRETIREMENT BENEFITS

  The Company provides postretirement benefits to substantially all of its employees. Costs associated with postretirement benefits include pension expense for employees, retirees and surviving spouses, and postretirement health care and life insurance expense for employees, retirees, surviving spouses and dependents. In addition, as part of the 1993 restructured retiree health care and life insurance plans, profit sharing payments to an independent retiree trust are required. The cost of postretirement benefits is segregated as a separate component in the Statement of Income and is as follows:

                                                                 1997 1996 1995
                                                                 ---- ---- ----
                                                                  (MILLIONS OF
                                                                    DOLLARS)
   Pension expense.............................................. $129 $160 $110
   Health/life insurance........................................   66   60   70
   Profit sharing provision to Trust............................   20  --    26
                                                                 ---- ---- ----
       Total postretirement benefits expense.................... $215 $220 $206
                                                                 ==== ==== ====

  In the Statement of Financial Condition, the postretirement benefits liability of $1,186 million in 1997 and $1,351 million in 1996 includes $445 million and $607 million, respectively, for pension and $741 million and $744 million, respectively, for postretirement health care and life insurance benefits. Included in investments and

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

2. POSTRETIREMENT BENEFITS (CONTINUED)

other assets in the Statement of Financial Condition is a prepaid pension asset of $120 million in 1997 and $38 million in 1996.

PENSION BENEFITS

  Generally, the pension plans are noncontributory with benefits related to an employee's length of service and compensation rate. The Company's policy is to fund its pension plans in accordance with applicable United States and Canadian government regulations and to make additional payments as funds are available to achieve full funding of the vested accumulated benefit obligation. The pension plans vary in the extent to which they are funded, but, for plan years which ended during the current year, all legal funding requirements have been met. Plan assets are invested primarily in dedicated portfolios of long-term fixed income securities with more recent contributions invested in equity securities.

PENSION EXPENSE

  Net pension expense included in the Statement of Income is composed of the following:

                                                            1997   1996   1995
                                                            -----  -----  -----
                                                              (MILLIONS OF
                                                                DOLLARS)
   Service cost for benefits earned during the period...... $  34  $  34  $  24
   Interest on projected benefit obligation................   238    231    232
   Net amortization costs and other........................    99    104     57
   Less expected return on assets..........................  (242)  (209)  (203)
                                                            -----  -----  -----
       Net pension expense................................. $ 129  $ 160  $ 110
                                                            =====  =====  =====
       Actual return on assets............................. $ 505  $ 188  $ 398
                                                            =====  =====  =====

  "Amortization costs" include amortization of cumulative gains and losses over the expected remaining service life of employees, amortization of the initial transition liability over 15 years, the expense related to yearly lump-sum payments to retirees required by negotiated labor contracts and amortization of plan amendments, recognized over the remaining service life of employees, except for those plan amendments arising from negotiated labor contracts, which are amortized over the length of the contract.

PENSION ASSETS AND LIABILITIES

  Included in the Statement of Financial Condition is the minimum pension liability for certain unfunded pension plans. The adjustment for the minimum pension liability in the amounts of $504 million and $623 million are offset by intangible pension assets of $212 million and $314 million and accumulated reductions in shareowners' equity of $195 million and $206 million at October 31, 1997 and October 31, 1996, respectively. The changes in shareowners' equity are net of deferred income taxes of $97 million at October 31, 1997 and $103 million at October 31, 1996. The minimum pension liability will change from year to year as a result of revisions to actuarial assumptions, experience gains or losses and settlement rate changes.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

2. POSTRETIREMENT BENEFITS (CONTINUED)


  The funded status of the Company's plans as of October 31, 1997 and 1996 and a reconciliation with amounts recognized in the Statement of Financial Condition are provided below.

                                            PLANS IN WHICH    PLANS IN WHICH
                                             ASSETS EXCEED      ACCUMULATED
                                              ACCUMULATED     BENEFITS EXCEED
                                               BENEFITS           ASSETS
                                            ----------------  ----------------
                                             1997     1996     1997     1996
                                            -------  -------  -------  -------
                                                 (MILLIONS OF DOLLARS)
   Actuarial present value of:
     Vested benefits....................... $(1,122) $   (59) $(1,857) $(2,672)
     Nonvested benefits....................     (80)      (7)    (207)    (270)
                                            -------  -------  -------  -------
       Accumulated benefit obligation......  (1,202)     (66)  (2,064)  (2,942)
   Effect of projected future compensation
    levels.................................     (30)      (3)      (3)     (23)
                                            -------  -------  -------  -------
   Projected benefit obligation............  (1,232)     (69)  (2,067)  (2,965)
   Plan assets at fair value...............   1,279       91    1,621    2,336
                                            -------  -------  -------  -------
   Funded status at October 31.............      47       22     (446)    (629)
   Unamortized pension costs:
     Net losses............................      29       11      293      332
     Prior service costs...................      12        6       77      113
     (Asset) liability at date of
      transition...........................      32       (1)     135      200
   Adjustment for the minimum liability....     --       --      (504)    (623)
                                            -------  -------  -------  -------
       Net asset (liability)............... $   120  $    38  $  (445) $  (607)
                                            =======  =======  =======  =======

  The weighted average rate assumptions used in determining pension costs and the projected benefit obligation were:

                                                                1997 1996 1995
                                                                ---- ---- ----
   Discount rate used to determine present value of projected benefit obligation at end of year.......................... 7.3% 8.1% 7.8%
   Expected long-term rate of return on plan assets for the
    year....................................................... 9.8% 9.0% 9.9%
   Expected rate of increase in future compensation levels..... 3.5% 3.5% 3.5%

OTHER POSTRETIREMENT BENEFITS

  In addition to providing pension benefits, the Company provides health care and life insurance for a majority of its retired employees, spouses and certain dependents in the United States and Canada.

  In 1993, a trust was established to provide a vehicle for funding the health care liability through Company contributions and retiree premiums. The funds in this trust are invested primarily in equity securities. The Company was required to make a prefunding contribution of $200 million to the trust on or prior to June 30, 1998. This contribution was made during November 1997.

  The components of expense for other postretirement benefits included in the Statement of Income are as follows:

                                                              1997  1996  1995
                                                              ----  ----  ----
                                                               (MILLIONS OF
                                                                 DOLLARS)
   Service cost for benefits earned during the year.......... $ 13  $ 14  $ 10
   Interest cost on the accumulated benefit obligation and
    other....................................................   96    84    90
   Less expected return on assets............................  (43)  (38)  (30)
                                                              ----  ----  ----
       Net other postretirement benefits expense............. $ 66  $ 60  $ 70
                                                              ====  ====  ====
       Actual return on assets............................... $102  $ 46  $ 65
                                                              ====  ====  ====

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

2. POSTRETIREMENT BENEFITS (CONTINUED)

  The funded status of other postretirement benefits as of October 31 is as follows:

                                                               1997    1996
                                                              ------  ------
                                                              (MILLIONS OF
                                                                DOLLARS)
   Accumulated other postretirement benefit obligation
    (APBO):
   Retirees and their dependents............................. $ (952) $ (773)
   Active employees eligible to retire.......................   (221)   (244)
   Other active participants.................................   (201)   (208)
                                                              ------  ------
       Total APBO............................................ (1,374) (1,225)
   Plan assets at fair value.................................    486     401
                                                              ------  ------
   APBO in excess of plan assets.............................   (888)   (824)
   Unamortized prior service cost............................     (5)     (6)
   Unrecognized net loss.....................................    152      86
                                                              ------  ------
       Net liability......................................... $ (741) $ (744)
                                                              ======  ======

  The weighted average expected return on plan assets was 11.1% for 1997, 10.5% for 1996 and 10% for 1995. The weighted average of discount rates used to determine the accumulated other postretirement benefit obligation was 7.4% and 8.2% at October 31, 1997 and 1996, respectively. For 1998, the weighted average rate of increase in the per capita cost of covered health care benefits is projected to be 8.2%. The rate is projected to decrease to 5.0% by the year 2004 and remain at that level each year thereafter. If the cost trend rate assumptions were increased by one percentage point for each year, the accumulated postretirement benefit obligation would increase by approximately $167 million and the associated expense recognized for the year ended October 31, 1997 would increase by an estimated $16 million.

3. INCOME TAXES

   The domestic and foreign components of income (loss) before income taxes consist of the following:

                                                                1997 1996  1995
                                                                ---- ----  ----
                                                                 (MILLIONS OF
                                                                   DOLLARS)
   Domestic.................................................... $239 $108  $251
   Foreign.....................................................    3   (3)   11
                                                                ---- ----  ----
       Total income before income taxes........................ $242 $105  $262
                                                                ==== ====  ====

  The components of income tax expense consist of the following:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                   (MILLIONS OF
                                                                     DOLLARS)
   Current:
     Federal..................................................... $ 8  $ 1  $ 7
     State and local.............................................   2    2    2
                                                                  ---  ---  ---
       Total current expense.....................................  10    3    9
                                                                  ---  ---  ---
   Deferred:
     Federal.....................................................  71   32   77
     State and local.............................................  11    5   12
                                                                  ---  ---  ---
       Total deferred expense....................................  82   37   89
                                                                  ---  ---  ---
       Total income tax expense.................................. $92  $40  $98
                                                                  ===  ===  ===

  The deferred tax expense does not represent cash payment of income taxes and was primarily generated by the utilization of net operating loss ("NOL") carryforwards and the increase of temporary differences, and will not require future cash payments. Consolidated tax payments made during 1997, 1996 and 1995 were $10 million, $3 million and $9 million, respectively.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

3. INCOME TAXES (CONTINUED)


  The relationship of the tax expense to income before taxes for 1997, 1996 and 1995 differs from the U.S. statutory rate (35%) because of state income taxes and the benefit of NOLs in foreign countries. The effective tax rates for the years 1997, 1996 and 1995 were 38.0%, 38.1% and 37.4%, respectively.

  Undistributed earnings of foreign subsidiaries were $35 million and $30 million at October 31, 1997 and 1996, respectively. Taxes have not been provided on these earnings because no withholding taxes are applicable upon repatriation and U.S. tax would be substantially offset by utilization of NOL carryforwards.

  Taxpaying entities of the Company offset all deferred tax assets and liabilities within each tax jurisdiction and present them in a single amount in the Statement of Financial Condition.

  The components of the deferred tax asset (liability) at October 31 are as follows:

                                                            1997        1996
                                                         ----------  ----------
                                                         (MILLIONS OF DOLLARS)
   UNITED STATES
     Deferred tax assets:
       Net operating loss carryforwards................. $      680  $      753
       Alternative minimum tax..........................         19          11
       Product liability and warranty...................         97         100
       Other liabilities................................        168         143
       Postretirement benefits..........................        353         363
                                                         ----------  ----------
         Total deferred tax assets......................      1,317       1,370
                                                         ----------  ----------
     Deferred tax liabilities:
       Prepaid pension assets...........................        (58)        (12)
       Depreciation.....................................        (37)        (40)
                                                         ----------  ----------
         Total deferred tax liabilities.................        (95)        (52)
                                                         ----------  ----------
         Total deferred tax asset.......................      1,222       1,318
     Less valuation allowance...........................       (288)       (288)
                                                         ----------  ----------
         Net deferred tax asset......................... $      934  $    1,030
                                                         ==========  ==========
   FOREIGN
     Deferred tax assets:
       Net operating loss carryforwards................. $        2  $        2
       Postretirement benefits..........................         19          19
                                                         ----------  ----------
         Total deferred tax assets......................         21          21
     Less valuation allowance...........................        (21)        (21)
                                                         ----------  ----------
         Net deferred tax assets........................        --          --
                                                         ----------  ----------
     Deferred tax liabilities--prepaid pension assets...        (16)        (16)
                                                         ----------  ----------
         Net deferred tax liabilities................... $      (16) $      (16)
                                                         ==========  ==========

  A valuation allowance has been provided for those NOL carryforwards and temporary differences which are estimated to expire before they are utilized. Because the foreign tax carryforward period is relatively short, an allowance has been provided against the total deferred tax assets.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

3. INCOME TAXES (CONTINUED)

  At October 31, 1997, the Company had $1,802 million of domestic and $6 million of foreign NOL carryforwards available to offset future taxable income. Such carryforwards reflect income tax losses incurred which will expire as follows, in millions of dollars:

             2000.............................. $  174
             2001..............................    143
             2002..............................     47
             2004..............................    238
             2005..............................      7
             2006 through 2011.................  1,199
                                                ------
             Total............................. $1,808
                                                ======

  Additionally, the reversal of net temporary differences of $1,413 million as of October 31, 1997 will create net tax deductions which, if not utilized previously, will expire subsequent to 2011.

4. MARKETABLE SECURITIES

  The fair value of marketable securities is estimated based on quoted market prices, when available. If a quoted price is not available, fair value is estimated using quoted market prices for similar financial instruments.

  Information related to the Company's marketable securities at October 31 is as follows:

                                                      1997            1996
                                                 --------------- ---------------
                                                 AMORTIZED FAIR  AMORTIZED FAIR
                                                   COST    VALUE   COST    VALUE
                                                 --------- ----- --------- -----
                                                      (MILLIONS OF DOLLARS)
   Corporate securities.........................   $150    $150    $127    $126
   U.S. government securities...................     88      89     152     152
   Mortgage and asset-based securities..........     86      86      94      94
   Foreign government securities................     10      10       5       5
                                                   ----    ----    ----    ----
   Total debt securities........................    334     335     378     377
   Equity securities............................     16      21      14      17
                                                   ----    ----    ----    ----
   Total marketable securities..................   $350    $356    $392    $394
                                                   ====    ====    ====    ====

  Contractual maturities of marketable debt securities at October 31 are as follows:

                                                      1997            1996
                                                 --------------- ---------------
                                                 AMORTIZED FAIR  AMORTIZED FAIR
                                                   COST    VALUE   COST    VALUE
                                                 --------- ----- --------- -----
                                                      (MILLIONS OF DOLLARS)
   Due in one year or less......................   $113    $114    $ 66    $ 66
   Due after one year through five years........    100     100     189     188
   Due after five years through ten years.......     25      25      23      23
   Due after ten years..........................     10      10       6       6
                                                   ----    ----    ----    ----
                                                    248     249     284     283
   Mortgage and asset-backed securities.........     86      86      94      94
                                                   ----    ----    ----    ----
   Total debt securities........................   $334    $335    $378    $377
                                                   ====    ====    ====    ====

  Gross gains and losses realized on sales or maturities of marketable securities were not material for each of the two years. At October 31, 1997 and 1996, a domestic insurance subsidiary had $15 million and $17 million, respectively, of marketable securities which were on deposit with various state departments of insurance or otherwise not available. These securities are included in total marketable securities balances at October 31, 1997 and 1996.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

5. RECEIVABLES

  Receivables at October 31 are summarized by major classification as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (MILLIONS OF
                                                                   DOLLARS)
   Accounts receivable.......................................... $  671  $  560
   Retail notes and lease financing.............................    706     733
   Wholesale notes..............................................     46     101
   Amounts due from sales of receivables........................    233     264
   Notes receivable.............................................    101     --
   Other........................................................     29      28
   Allowance for losses.........................................    (31)    (31)
                                                                 ------  ------
       Total receivables, net................................... $1,755  $1,655
                                                                 ======  ======

  NFC purchases the majority of the wholesale notes receivable and some retail notes and accounts receivable arising from Transportation's operations in the United States.

  A portion of NFC's funding for retail and wholesale notes comes from sales of receivables by NFC to third parties with limited recourse. Proceeds from sales of retail notes receivable, net of underwriting costs, were $958 million in 1997, $982 million in 1996 and $727 million in 1995. Uncollected sold retail and wholesale receivable balances totaled $1,968 million and $1,866 million as of October 31, 1997 and 1996, respectively.

  Contractual maturities of accounts receivable, retail notes and lease financing and wholesale notes, including unearned finance income, at October 31, 1997 were: 1998--$950 million, 1999--$195 million, 2000--$161 million,
2001--$131 million, 2002--$91 million, and 2003 and thereafter--$18 million. Unearned finance income totaled $123 million at October 31, 1997. Notes receivable are due upon demand from a limited partnership that invests in S&P 500 stock index arbitrage.

6. INVENTORIES

  Inventories at October 31 are as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (MILLIONS OF
                                                                   DOLLARS)
   Finished products............................................ $  212  $  242
   Work in process..............................................    106      97
   Raw materials and supplies...................................    165     124
                                                                 ------  ------
       Total inventories........................................ $  483  $  463
                                                                 ======  ======

7. PROPERTY AND EQUIPMENT

  At October 31, property and equipment includes the following:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (MILLIONS OF
                                                                   DOLLARS)
   Land......................................................... $   18  $   12
                                                                 ------  ------
   Buildings, machinery and equipment at cost:
     Plants.....................................................  1,200   1,241
     Distribution...............................................     86      79
     Construction in progress...................................    117      58
     Other......................................................    261     222
                                                                 ------  ------
       Subtotal.................................................  1,664   1,600
                                                                 ------  ------
       Total property...........................................  1,682   1,612
   Less accumulated depreciation and amortization...............   (847)   (842)
                                                                 ------  ------
       Total property and equipment, net........................ $  835  $  770
                                                                 ======  ======

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

7. PROPERTY AND EQUIPMENT (CONTINUED)

  Total property includes property under capitalized lease obligations of $25 million at October 31, 1997 and 1996. In addition, other property includes vehicles under operating leases to third parties of $150 million at October 31, 1997 and $116 million at October 31, 1996.

8. DEBT

                                                             1997       1996
                                                          ---------- ----------
                                                          (MILLIONS OF DOLLARS)
   Manufacturing operations
     Notes payable and current maturities of long-term
      debt............................................... $       13 $       14
                                                          ---------- ----------
     9% Sinking Fund Debentures, due 2004................         45         53
     8% Secured Note, due 2002, secured by plant assets..         21         26
     Capitalized leases and other........................         13         22
                                                          ---------- ----------
       Total long-term debt..............................         79        101
                                                          ---------- ----------
   Manufacturing operations debt.........................         92        115
                                                          ---------- ----------
   Financial services operations
     Commercial paper....................................        141         99
     Capitalized leases..................................         13        --
                                                          ---------- ----------
       Total short-term debt.............................        154         99
                                                          ---------- ----------
     Asset-backed commercial paper program, variable
      rate, due 2001.....................................        400        402
     Bank revolver, variable rate, due 2001..............        393        704
                                                          ---------- ----------
       Total senior debt.................................        793      1,106
                                                          ---------- ----------
     8 7/8% Subordinated Senior Notes due 1998...........         94        100
     9% Subordinated Senior Notes due 2002...............        100        --
                                                          ---------- ----------
       Total subordinated term debt......................        194        100
                                                          ---------- ----------
     Capitalized leases, 5.2% to 5.6%, due 2002..........         83        --
                                                          ---------- ----------
       Total long-term debt..............................      1,070      1,206
                                                          ---------- ----------
   Financial services operations debt....................      1,224      1,305
                                                          ---------- ----------
       Total debt........................................ $    1,316 $    1,420
                                                          ========== ==========

  The effective annual interest rate on Manufacturing notes payable was 8.3% in 1997 and 8.9% in 1996. Consolidated interest payments were $66 million, $83 million and $82 million in 1997, 1996 and 1995, respectively.

  NFC issues commercial paper with varying terms and has short-term borrowings with various banks on a noncommitted basis. Compensating cash balances and commitment fees are not required under these borrowings.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

8. DEBT (CONTINUED)


  The aggregate annual maturities and sinking fund requirements for debt for the years ended October 31 are as follows:

                                                              FINANCIAL
                                                MANUFACTURING  SERVICES
                                                 OPERATIONS   OPERATIONS TOTAL
                                                ------------- ---------- -----
                                                    (MILLIONS OF DOLLARS)
   1998........................................     $ 13         $154    $167
   1999........................................       15          111     126
   2000........................................       15           25      40
   2001........................................       15          820     835
   2002........................................       14          114     128
   Thereafter..................................       20          --       20
   Weighted average interest rate on total
    debt, including short-term, and the effect
    of discounts and related amortization for
    the years ended:
     October 31, 1997..........................     10.3%         6.4%    6.8%
     October 31, 1996..........................      9.7%         6.5%    6.8%

  At October 31, 1997, NFC has a $925 million contractually committed bank revolving credit facility and a $400 million asset-backed commercial paper ("ABCP") program supported by a bank liquidity facility. Available funding under the ABCP program is comprised of a $400 million liquidity facility plus $14 million of trust certificates issued in connection with the formation of the ABCP trust.

  Available funding under the amended and restated credit facility and the ABCP program was $546 million, of which $141 million provided funding backup for the outstanding short-term debt at October 31, 1997. The remaining $405 million when combined with unrestricted cash and cash equivalents made $416 million available to fund the general business purposes of NFC at October 31, 1997.

  NFC's wholly owned subsidiaries, Navistar Financial Retail Receivables Corporation ("NFRRC") and Navistar Financial Securities Corporation ("NFSC"), have a limited purpose of purchasing retail and wholesale receivables, respectively, and transferring an undivided ownership interest in such notes to investors in exchange for pass-through notes and certificates. The subsidiaries have limited recourse on the sold receivables and their assets are available to satisfy the claims of their creditors prior to such assets becoming available to NFC or affiliated companies.

  NFSC has in place a $600 million revolving wholesale note trust that provides for the continuous sale of eligible wholesale notes on a daily basis. The trust is comprised of two $100 million tranches of investor certificates maturing in 1998 and 1999 and two $200 million tranches maturing in 2003. At October 31, 1997, the remaining shelf registration available to NFSC for issuance of investor certificates was $200 million.

  During 1997, NFC sold $987 million of retail notes, net of unearned finance income, through NFRRC to two individual owner trusts. The owner trusts in turn sold notes and certificates to investors. The net proceeds, after underwriting costs and credit enhancements, were used by NFC for general working capital purposes. At October 31, 1997, the remaining shelf registration available to NFRRC for issuance of asset-backed securities was $1,473 million.

  In November 1997, NFC sold $500 million of retail notes, net of unearned finance income, through NFRRC. The net proceeds were used for general working capital purposes.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

8. DEBT (CONTINUED)

  During 1997, NFC entered into sale/leaseback agreements involving vehicles that were already subject to retail finance and operating leases with end users. The remaining balance as of October 31, 1997 is classified under Financial Services operations as capitalized leases. These agreements grant a security interest in the underlying vehicles and lease receivables to the purchasers.

  During November 1997, the Company arranged financing for $125 million of funds denominated in U.S. dollars and Mexican pesos to be used for development of the Company's Mexican operations.

9. OTHER LIABILITIES

  Major classifications of other liabilities at October 31 are as follows:

                                                              1997       1996
                                                           ---------- ----------
                                                           (MILLIONS OF DOLLARS)
   Product liability and warranty......................... $      285 $      293
   Loss reserves and unearned premiums....................         99        113
   Employee incentive programs............................         93         10
   Payroll, commissions and employee related benefits.....         83         73
   Long-term disability and workers' compensation.........         54         55
   Taxes..................................................         59         44
   Environmental..........................................         27         23
   Interest...............................................         13          9
   Other..................................................        181        199
                                                           ---------- ----------
       Total other liabilities............................ $      894 $      819
                                                           ========== ==========

  During the fourth quarter of 1996, the Company recorded a one-time $35 million pretax charge for costs related to the termination of its next generation truck program. In August 1997, the Company and the United Auto Workers reached agreement on a master contract extension that enabled the Company to reinstate its next generation truck program. The remaining accrual at the time of the announcement was not material.

10. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of financial instruments, as reported in the Statement of Financial Condition and described in various Notes to the Financial Statements, and their fair values at October 31 are as follows:

                                                     1997            1996
                                                --------------- ---------------
                                                CARRYING  FAIR  CARRYING  FAIR
                                                 AMOUNT  VALUE   AMOUNT  VALUE
                                                -------- ------ -------- ------
                                                     (MILLIONS OF DOLLARS)
   Receivables, net............................  $1,755  $1,764  $1,655  $1,658
   Investments and other assets................     332     343     213     221
   Debt........................................   1,316   1,321   1,420   1,414

  Cash and cash equivalents approximate fair value. The cost and fair value of marketable securities are disclosed in Note 4.

  Customer receivables, wholesale notes, retail and wholesale accounts, notes receivable, and other variable-rate retail notes approximate fair value as a result of the short-term maturities of the financial instruments. The fair value of truck retail notes is estimated based on quoted market prices of similar sold receivables. The fair value of amounts due from sales of receivables is estimated by discounting expected cash flows at estimated current market rates.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

10. FINANCIAL INSTRUMENTS (CONTINUED)


  The fair value of investments and other assets is estimated based on quoted market prices or by discounting future cash flows.

  The short-term debt and variable-rate borrowings under NFC's bank revolving credit agreement, which is repriced frequently, approximate fair value. The fair value of long-term debt is estimated based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar financial instruments or discounting future cash flows.

DERIVATIVES HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

  The Company uses derivatives to transfer or reduce risks of foreign exchange and interest rate volatility and to potentially increase the return on invested funds.

  NFC manages its exposure to fluctuations in interest rates by limiting the amount of fixed rate assets funded with variable rate debt, by selling fixed rate retail receivables on a fixed rate basis and, to a lesser extent, by utilizing derivative financial instruments. These instruments may include interest rate swaps, interest rate caps and forward interest rate contracts. NFC manages exposure to counter-party credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements. Notional amounts are used to measure the volume of derivative financial instruments and do not represent exposure to credit loss.

  NFC enters into forward interest rate contracts to manage its exposure to fluctuations in the fair value and resulting funding costs from the anticipated securitization and sale of retail notes. NFC manages interest rate risk by entering into either forward contracts to sell fixed debt securities or interest rate swaps whose fair values are highly correlated with the fair value of NFC's receivables. Gains or losses incurred with the closing of these agreements are included as a component of the gain or loss on sale of receivables.

  During 1997, NFC entered into $500 million of interest rate hedge agreements in anticipation of the November 1997 sale of retail receivables. These hedge agreements were closed in conjunction with the pricing of the sale, and the loss at October 31, 1997, which was not material, was deferred and reduced the gain recognized on the sale of receivables in November 1997.

11. COMMITMENTS, CONTINGENCIES, RESTRICTED ASSETS, CONCENTRATIONS, AND LEASES

COMMITMENTS, CONTINGENCIES AND RESTRICTED ASSETS

  At October 31, 1997, commitments for capital expenditures in progress were approximately $137 million.

  NFC's maximum exposure under all receivable sale recourse provisions at October 31, 1997 was $246 million; however, management believes that the allowance for credit losses on sold receivables is adequate.

  At October 31, 1997, the Canadian operating subsidiary was contingently liable for retail customers' contracts and leases financed by a third party. The Company is subject to maximum recourse of $261 million on retail contracts and $13 million on retail leases. In addition, as of October 31, 1997, the Company is contingently liable for approximately $49 million for various guarantees and buyback programs; however, based on historical loss trends, the Company's exposure is not considered material.

  The Canadian operating subsidiary, NFC and certain other subsidiaries included in financial services operations are parties to agreements that may result in the restriction of amounts which can be distributed to Transportation in the form of dividends or loans and advances. At October 31, 1997, the maximum amount of dividends which were available for distribution under the most restrictive covenants was $62 million.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
11. COMMITMENTS, CONTINGENCIES, RESTRICTED ASSETS, CONCENTRATIONS, AND LEASES (CONTINUED)


  The Company and Transportation are obligated under certain agreements with public and private lenders of NFC to maintain the subsidiary's income before interest expense and income taxes at not less than 125% of its total interest expense. No income maintenance payments were required for the three years ended October 31, 1997.

CONCENTRATIONS

  At October 31, 1997, the Company employed 10,593 hourly workers and 5,434 salaried workers in the United States and Canada. Approximately 93% of the hourly employees and 23% of the salaried employees are represented by unions. Of these represented employees, 91% of the hourly workers and 94% of the salaried workers are represented by the United Automobile, Aerospace, and Agricultural Implement Workers of America ("UAW") or the National Automobile, Aerospace, and Agricultural Implement Workers of Canada ("CAW"). During August 1997, the Company's current master contract with the UAW was extended from October 1, 1998 to October 1, 2002. The collective bargaining agreement with the CAW expires on October 24, 1999.

  Reflecting higher consumer demand for light trucks and vans, sales of mid-range diesel engines to Ford Motor Company were 14% of consolidated sales and revenues in 1997 and 1996 and 12% in 1995. During 1997, the Company entered into a ten-year agreement, effective with model year 2003, to continue supplying Ford Motor Company with diesel engines for use in its diesel-powered light trucks and vans.

LEASES

  The Company has long-term noncancellable leases for use of various equipment and facilities. Lease terms are generally for five to 25 years and, in many cases, provide for renewal options. The Company is generally obligated for the cost of property taxes, insurance and maintenance. The Company leases office buildings, distribution centers, furniture and equipment, machinery and equipment, and computer equipment.

  The majority of the Company's lease payments are for operating leases. At October 31, 1997, future minimum lease payments under operating leases having lease terms in excess of one year are: 1998--$36 million, 1999--$34 million, 2000--$33 million, 2001--$20 million, 2002--$15 million and thereafter--$42 million. Total operating lease expense was $40 million in 1997, $35 million in 1996 and $42 million in 1995. Income received from sublease rentals was $6 million in 1997, 1996 and 1995, respectively.

12. LEGAL PROCEEDINGS

  The Company and its subsidiaries are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings which constitute ordinary routine litigation incidental to the business of the Company and its subsidiaries. In the opinion of the Company's management, none of these proceedings or claims is material to the business or the financial condition of the Company.

13. ENVIRONMENTAL MATTERS

  In the fourth quarter of 1994, Transportation recorded a $20 million charge, net of $13 million of income taxes, as a loss of discontinued operations related to environmental liabilities at production facilities of two formerly owned businesses, Wisconsin Steel and Solar Turbine, Inc. Included in the charge was an anticipated $11 million payment to the Economic Development Administration, a division of the U.S. Department of Commerce, in settlement of commercial and environmental disputes related to the Wisconsin Steel property. In 1997, the U.S. Department of Justice and Transportation approved the final consent decree related to the Wisconsin Steel property and the Company paid the $11 million to the Economic Development Administration.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

13. ENVIRONMENTAL MATTERS (CONTINUED)

  The Company has been named a potentially responsible party ("PRP"), in conjunction with other parties, in a number of cases arising under an environmental protection law known as the Superfund law. These cases involve sites which allegedly have received wastes from current or former Company locations. Based on information available to the Company, which in most cases consists of data related to quantities and characteristics of material generated at or shipped to each site as well as cost estimates from PRPs and/or federal or state regulatory agencies for the cleanup of these sites, a reasonable estimate is calculated of the Company's share, if any, of the probable costs and is provided for in the financial statements. These obligations generally are recognized no later than completion of the remedial feasibility study and are not discounted to their present value. The Company reviews its accruals on a regular basis and believes that, based on these calculations, its share of the potential additional costs for the cleanup of each site will not have a material effect on the Company's financial results.

14. INDUSTRY SEGMENT DATA

  Information concerning operations by industry segment is as follows:

                                                         FINANCIAL
                                           MANUFACTURING  SERVICES
                                            OPERATIONS   OPERATIONS CONSOLIDATED
                                           ------------- ---------- ------------
                                                   (MILLIONS OF DOLLARS)
   OCTOBER 31, 1997
     Total sales and revenues.............    $6,191       $  239      $6,371
     Operating profit.....................       873          101         924
     Depreciation and amortization........        97           23         120
     Capital expenditures.................       172          --          172
     Identifiable assets..................     4,111        1,857       5,516
   OCTOBER 31, 1996
     Total sales and revenues.............    $5,550       $  258      $5,754
     Operating profit.....................       690          109         755
     Depreciation and amortization........        90           15         105
     Capital expenditures.................       117          --          117
     Identifiable assets..................     3,815        1,843       5,326
   OCTOBER 31, 1995
     Total sales and revenues.............    $6,168       $  235      $6,342
     Operating profit.....................       845           80         870
     Depreciation and amortization........        75           11          86
     Capital expenditures.................       139          --          139
     Identifiable assets..................     4,018        1,922       5,566

  Intersegment sales and revenues were not material in 1997, 1996 or 1995. Transactions between manufacturing operations and financial services operations have been eliminated from the consolidated column.

15. PREFERRED AND PREFERENCE STOCKS

  The Company's Nonconvertible Junior Preference Stock Series A is held for the Retiree Supplemental Benefit Program by the Supplemental Trust which is currently entitled to elect two members to the Company's Board of Directors. The UAW holds the Nonconvertible Junior Preference Stock Series B and is currently entitled to elect one member of the Company's Board of Directors. At October 31, 1997, there was one share each of Series A and Series B Preference stock authorized and outstanding. The value of the preference shares is minimal.

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

15. PREFERRED AND PREFERENCE STOCKS (CONTINUED)

  Other information pertaining to preferred and preference stocks outstanding is summarized as follows:

                                   SERIES G CONVERTIBLE  SERIES D CONVERTIBLE
                                   CUMULATIVE PREFERRED    JUNIOR PREFERENCE
                                   -------------------- -----------------------
   Number authorized and issued..       4,800,000              3,000,000
   Number outstanding............       4,800,000               175,000
   Optional redemption price and
    liquidation preference.......   $50 per share plus    $25 per share plus
                                    accrued dividends      accrued dividends
   Conversion rate per share into
    Common Stock (subject to           0.133 shares          0.3125 shares
    adjustment in certain
    circumstances)...............
   Ranking as to dividends and     Senior to all other     Senior to Common;
    upon liquidation.............   equity securities     junior to Series G
   Dividend rate.................  Annual rate of $6.00    120% of the cash
                                    per share, payable    dividends on Common
                                        quarterly       Stock as declared on a
                                                        common equivalent basis

  Dividends may be paid out of surplus as defined under Delaware corporation law. At October 31, 1997, the Company had such defined surplus of $1,007 million.

16. COMMON SHAREOWNERS' EQUITY

  Changes in the common shareowners' equity accounts are as follows:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                      (MILLIONS OF DOLLARS)
   COMMON STOCK
     Beginning of year.............................. $ 1,642  $ 1,641  $ 1,628
     Conversion of Class B Common Stock and other...      17        1       13
                                                     -------  -------  -------
       End of year.................................. $ 1,659  $ 1,642  $ 1,641
                                                     =======  =======  =======
   CLASS B COMMON STOCK
     Beginning of year.............................. $   491  $   491  $   501
     Repurchase of stock............................     (20)     --       (10)
                                                     -------  -------  -------
       End of year.................................. $   471  $   491  $   491
                                                     =======  =======  =======
   RETAINED EARNINGS (DEFICIT)
     Beginning of year.............................. $(1,431) $(1,478) $(1,538)
     Net income.....................................     150       65      164
     Preferred dividends............................     (29)     (29)     (22)
     Minimum pension liability adjustments and
      other.........................................       9       11      (82)
                                                     -------  -------  -------
       End of year.................................. $(1,301) $(1,431) $(1,478)
                                                     =======  =======  =======
   COMMON STOCK HELD IN TREASURY
     Beginning of year.............................. $   (30) $   (28) $   (18)
     Repurchase of Common Stock and other...........     (23)      (2)     (10)
                                                     -------  -------  -------
       End of year.................................. $   (53) $   (30) $   (28)
                                                     =======  =======  =======

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

16. COMMON SHAREOWNERS' EQUITY (CONTINUED)

COMMON STOCK

  The Company has authorized 110 million shares of Common Stock with a par value of $.10 per share and 26 million shares of Class B Common Stock with a par value of $.10 per share and restricted voting rights and transfer provisions. At October 31, 1997 and 1996, there were 49.3 million and 49.4 million shares of Common Stock outstanding, net of Common Stock held in Treasury, respectively. The number of shares of Class B Common Stock outstanding at October 31, 1997 and 1996 was 23.1 million and 24.3 million, respectively. The remaining Class B Common Stock will convert into Common Stock on July 1, 1998.

17. STOCK COMPENSATION PLANS

  The Company has stock-based compensation plans, approved by the Committee on Organization of the Board of Directors, which provide for granting of stock options to employees for purchase of Common Stock at the fair market value of the stock on the date of grant. The grants are generally exercisable after one year and generally have a ten-year life.

  The Company has elected to continue to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized for fixed stock options because the exercise prices of the stock options equal the market value of the Company's Common Stock at the date of grant. Had compensation cost for the plans been determined based upon the fair value at the grant date consistent with SFAS 123, pro forma net income would have been $147 million in 1997 and $63 million in 1996 and pro forma earnings per share would have been $1.61 in 1997 and $0.46 in 1996. The pro forma effect on net income for 1997 and 1996 may not be representative of the pro forma effect on net income of future years because it does not take into consideration pro forma compensation expense relating to grants made prior to November 1, 1995.

  The weighted-average fair values at date of grant for options granted during 1997 and 1996 were $5.71 and $5.34, respectively, and were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                                     1997  1996
                                                                     ----  ----
   Risk-free interest rate..........................................  6.6%  6.1%
   Dividend yield...................................................  0.0%  0.0%
   Expected volatility.............................................. 29.8% 30.9%
   Expected life in years...........................................   10    10

  The following summarizes stock option activity for the years ended October
31:

                                 1997             1996             1995
                            ---------------- ---------------- ----------------
                                    WEIGHTED         WEIGHTED         WEIGHTED
                                    AVERAGE          AVERAGE          AVERAGE
                                    EXERCISE         EXERCISE         EXERCISE
                            SHARES   PRICE   SHARES   PRICE   SHARES   PRICE
                            ------  -------- ------  -------- ------  --------
                                         (SHARES IN THOUSANDS)
   Options outstanding at
    beginning of period.... 2,346    $20.34  1,762    $24.25  1,163    $30.08
   Granted.................   876     10.13    718     10.45    642     13.58
   Exercised...............  (715)    12.45    --        --     --        --
   Canceled................   (77)    28.52   (134)    18.75    (43)    22.46
                            -----    ------  -----    ------  -----    ------
   Options outstanding at
    year end............... 2,430    $18.73  2,346    $20.34  1,762    $24.25
                            =====    ======  =====    ======  =====    ======
   Options exercisable at
    year end............... 1,579    $23.35  1,682    $24.25  1,140    $30.07
                            =====    ======  =====    ======  =====    ======
   Options available for
    grant at year end......   --               --               --
                            =====            =====            =====

       NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

17. STOCK COMPENSATION PLANS (CONTINUED)

  The following table summarizes information about stock options outstanding and exercisable at October 31, 1997.

                               OUTSTANDING OPTIONS                   OPTIONS EXERCISABLE
                  ---------------------------------------------- -----------------------------
     RANGE OF         NUMBER     WEIGHTED AVERAGE    WEIGHTED       NUMBER         WEIGHTED
     EXERCISE      OUTSTANDING      REMAINING        AVERAGE      EXERCISABLE      AVERAGE
      PRICES      (IN THOUSANDS) CONTRACTUAL LIFE EXERCISE PRICE (IN THOUSANDS) EXERCISE PRICE
     --------     -------------- ---------------- -------------- -------------  --------------
   $ 9.31-$13.75      1,448            8.5            $10.70          649           $12.11
    17.40- 25.63        686            6.5             23.52          642            23.93
    27.96- 37.50        113            5.5             36.78          105            37.43
    43.75- 61.88        156            3.5             49.49          156            49.49
    68.12- 91.25         27            1.1             73.09           27            73.09

18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                           1ST QUARTER       2ND QUARTER       3RD QUARTER        4TH QUARTER
                         ----------------  ----------------  -----------------  ----------------
                          1997     1996     1997     1996      1997     1996     1997     1996
                         -------  -------  -------  -------  --------  -------  -------  -------
                                   (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
Sales and revenues...... $ 1,296  $ 1,432  $ 1,551  $ 1,480  $  1,586  $ 1,391  $ 1,938  $ 1,451
                         =======  =======  =======  =======  ========  =======  =======  =======
Manufacturing gross
 margin.................    13.6%    12.2%    13.8%    13.7%     13.8%    12.6%    15.2%    11.6%
                         =======  =======  =======  =======  ========  =======  =======  =======
Net income.............. $    15  $    22  $    30  $    26  $     35  $    17  $    70      --
Net income (loss) per
 common share........... $  0.10  $  0.20  $  0.31  $  0.26  $   0.38  $  0.13  $  0.85  $ (0.10)
Market price range--
 Common Stock
  High.................. $10 3/8  $12 1/8  $11 3/8  $12      $21 5/16  $12      $29 1/2  $10 3/8
  Low................... $ 9      $ 9 1/2  $ 9 1/8  $ 9 1/2  $11 1/4   $ 9 1/8  $17 1/4  $ 8 1/2

  Net income per common share is computed independently based on the weighted average number of Common and Class B Common shares at the end of each quarter.

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

19. SUPPLEMENTAL FINANCIAL INFORMATION AS OF OCTOBER 31 AND FOR THE YEARS THEN ENDED (UNAUDITED)

NAVISTAR INTERNATIONAL CORPORATION (WITH FINANCIAL SERVICES OPERATIONS ON AN EQUITY BASIS) IN MILLIONS OF DOLLARS:

                                                            1997   1996   1995
                                                           ------ ------ ------
CONDENSED STATEMENT OF INCOME
Sales of manufactured products............................ $6,147 $5,508 $6,125
Other income..............................................     44     42     43
                                                           ------ ------ ------
      Total sales and revenues............................  6,191  5,550  6,168
                                                           ------ ------ ------
Cost of products sold.....................................  5,274  4,818  5,280
Postretirement benefits...................................    214    219    205
Engineering and research expense..........................    124    129    113
Marketing and administrative expense......................    332    282    277
Other expenses............................................     83     80     93
                                                           ------ ------ ------
      Total costs and expenses............................  6,027  5,528  5,968
                                                           ------ ------ ------
Income before income taxes
  Manufacturing operations................................    164     22    200
  Financial services operations...........................     78     83     62
                                                           ------ ------ ------
      Income before income taxes..........................    242    105    262
Income tax expense........................................     92     40     98
                                                           ------ ------ ------
Net income................................................ $  150 $   65 $  164
                                                           ====== ====== ======
                                                            1997   1996
                                                           ------ ------
CONDENSED STATEMENT OF FINANCIAL CONDITION
Cash, cash equivalents and marketable securities.......... $  802 $  707
Inventories...............................................    483    463
Property and equipment, net...............................    706    666
Equity in nonconsolidated subsidiaries....................    322    306
Other assets..............................................    864    643
Deferred tax asset, net...................................    934  1,030
                                                           ------ ------
      Total assets........................................ $4,111 $3,815
                                                           ------ ------
Accounts payable.......................................... $1,060 $  771
Postretirement benefits liabilities.......................  1,178  1,344
Other liabilities.........................................    853    784
Shareowners' equity.......................................  1,020    916
                                                           ------ ------
      Total liabilities and shareowners' equity........... $4,111 $3,815
                                                           ====== ======

        NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
19. SUPPLEMENTAL FINANCIAL INFORMATION AS OF OCTOBER 31 AND FOR THE YEARS THEN ENDED (UNAUDITED) (CONTINUED)


                                                           1997   1996   1995
                                                           -----  -----  -----
CONDENSED STATEMENT OF CASH FLOW
Cash flow from operations
  Net income.............................................. $ 150  $  65  $ 164
  Adjustments to reconcile net income to cash provided by
   operations:
    Depreciation and amortization.........................    97     90     75
    Equity in earnings of nonconsolidated companies, net
     of dividends received................................    (8)   (24)   (28)
    Deferred income taxes.................................    82     37     89
    Other, net............................................   (26)     4    (66)
  Change in operating assets and liabilities..............   143   (172)   166
                                                           -----  -----  -----
      Cash provided by operations.........................   438    --     400
                                                           -----  -----  -----
Cash flow from investment programs
    Purchase of marketable securities.....................  (428)  (501)  (646)
    Sales or maturities of marketable securities..........   454    665    399
    Capital expenditures..................................  (172)  (117)  (139)
    Loan to NFC...........................................   (99)   --     --
    Other investment programs, net........................     4     (8)     8
                                                           -----  -----  -----
      Cash (used in) provided by investment programs......  (241)    39   (378)
                                                           -----  -----  -----
      Cash flow from financing activities.................   (76)   (48)   (60)
                                                           -----  -----  -----
Cash and cash equivalents
  Increase (decrease) during the year.....................   121     (9)   (38)
  At beginning of the year................................   452    461    499
                                                           -----  -----  -----
      Cash and cash equivalents at end of the year........ $ 573  $ 452  $ 461
                                                           =====  =====  =====

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary........................................................   3
Risk Factors..............................................................  10
Special Note on Forward-Looking Statements................................  13
Use of Proceeds...........................................................  14
Dividend Policy...........................................................  14
Price Range of Common Stock...............................................  14
Capitalization............................................................  15
Selected Consolidated Financial and Operating Data........................  16
Management's Discussion and Analysis of Results of Operations and
 Financial Condition......................................................  18
Business..................................................................  26
Management................................................................  34
Selling Stockholder.......................................................  36
Description of Capital Stock..............................................  36
Certain United States Tax Consequences to Non-United States Holders.......  41
Underwriting..............................................................  43
Legal Matters.............................................................  46
Experts...................................................................  46
Available Information.....................................................  46
Information Incorporated by Reference.....................................  47
Index to Financial Statements............................................. F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               19,894,103 SHARES

                      NAVISTAR INTERNATIONAL CORPORATION

                                 COMMON STOCK

                                   LOGO

                                    -------

                                  PROSPECTUS

                                        , 1998
                                    -------

                             SALOMON SMITH BARNEY

                          CREDIT SUISSE FIRST BOSTON

                               J.P. MORGAN & CO.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                   [INTERNATIONAL PROSPECTUS ALTERNATE PAGE]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 29, 1998

PROSPECTUS

                               19,894,103 SHARES

                                      LOGO

                       NAVISTAR INTERNATIONAL CORPORATION

                                  COMMON STOCK

                                   --------

  All of the shares of Common Stock, par value $.10 per share (the "Common Stock") of Navistar International Corporation, a Delaware corporation ("Navistar" or the "Company"), offered hereby (the "Offering") are being sold by the Navistar International Transportation Corp. Retiree Supplemental Benefit Trust (the "Supplemental Trust" or "Selling Stockholder"). The Supplemental Trust was established in 1993 for the purpose of funding certain retiree health care benefits. See "Selling Stockholder." The Company will not receive any proceeds from the sale of shares by the Selling Stockholder.

  Of the 19,894,103 shares of Common Stock being offered hereby, a total of 4,000,000 shares are being offered hereby in an international offering outside the United States and Canada (the "International Offering") by the Managers (as defined) and a total of 15,894,103 shares are being offered by the U.S. Underwriters (as defined) in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offerings"). The Company, through a wholly owned subsidiary, has agreed, subject to certain conditions, to purchase 2,000,000 shares of Common Stock in the Offerings.

  The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "NAV." On May 28, 1998, the last reported sales price of the Common Stock on the NYSE was $31.19 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
    PASSED   UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                               UNDERWRITING   PROCEEDS TO
                                                   PRICE TO   DISCOUNTS AND     SELLING
                                                    PUBLIC    COMMISSIONS(1) STOCKHOLDER(2)
-------------------------------------------------------------------------------------------
Per Share                                         $             $              $
-------------------------------------------------------------------------------------------
Total(3)                                         $             $              $
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Under certain circumstances, the Company will pay all or a portion of the underwriting discounts and commissions. For information regarding indemnification of the Managers, see "Underwriting."

(2) The Company will pay expenses related to the Offerings estimated at
    $850,000.
(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to 1,300,000 additional shares to cover over-allotments, if any. See "Underwriting." If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company
    will be $     , $      and $     , respectively.

                                   --------

  The shares of Common Stock are being offered by the several Managers named therein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common
Stock offered hereby will be available for delivery on or about          ,
1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001, or through the facilities of The Depository Trust Company.

                                   --------

SALOMON SMITH BARNEY INTERNATIONAL

                 CREDIT SUISSE FIRST BOSTON

                                J.P. MORGAN SECURITIES LTD.
       , 1998

                   [INTERNATIONAL PROSPECTUS ALTERNATE PAGE]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................  10
Special Note on Forward-Looking Statements.................................  13
Use of Proceeds............................................................  14
Dividend Policy............................................................  14
Price Range of Common Stock................................................  14
Capitalization.............................................................  15
Selected Consolidated Financial and Operating Data.........................  16
Management's Discussion and Analysis
 of Results of Operations and
 Financial Condition.......................................................  18
Business...................................................................  26
Management.................................................................  34
Selling Stockholder........................................................  36
Description of Capital Stock...............................................  36
Certain United States Tax Consequences to Non-United States Holders........  41
Underwriting...............................................................  43
Legal Matters..............................................................  46
Experts....................................................................  46
Available Information......................................................  46
Information Incorporated by Reference......................................  47
Index to Financial Statements.............................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               19,894,103 SHARES

                       NAVISTAR INTERNATIONAL CORPORATION

                                  COMMON STOCK

                                   LOGO

                                    -------

                                   PROSPECTUS

                                        , 1998
                                    -------

                              SALOMON SMITH BARNEY
                                 INTERNATIONAL

                           CREDIT SUISSE FIRST BOSTON

                          J.P. MORGAN SECURITIES LTD.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission and NASD.

      Securities and Exchange Commission registration fee............. $165,510
      NASD filing fee.................................................   30,500
      Legal fees and expenses.........................................  250,000
      Accounting fees and expenses....................................   70,000
      Printing fees and expenses......................................  275,000
      Miscellaneous...................................................   58,990
                                                                       --------
          Total....................................................... $850,000
                                                                       ========

--------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. To the extent that an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred in connection with such defense.

  Under Article Ninth of the Registrant's Certificate of Incorporation and
Article XII of its By-Laws, as amended, the Registrant shall indemnify any person who was or is made a party or is threatened to be made party to or is otherwise involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant (including any predecessor corporation of the Registrant), or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the General Corporation Law of the State of Delaware. Such right of indemnification shall be a contract right and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any statute, the Registrant's Certificate of Incorporation, the Registrant's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

  In addition, Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law,
(iii) authorized the payment of a dividend or approves a stock repurchase in violation of the General Corporation Law of the State of Delaware or (iv) obtains an improper personal benefit. Article Eighth of the Registrant's Certificate of Incorporation includes a provision which eliminates directors' personal liability to the full extent permitted under the General Corporation Law of the State of Delaware.

  The Registrant maintains a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

ITEM 16. EXHIBITS.

  The following exhibits are filed pursuant to Item 601 of Regulation S-K:

      EXHIBIT
      NUMBER                              DESCRIPTION
      -------                             -----------
        1.1    Form of Underwriting Agreement (U.S. and Canada), among the
               Company, the Selling Stockholder, Smith Barney Inc., Credit
               Suisse First Boston Corporation and J.P. Morgan Securities Inc.*
        1.2    Form of Underwriting Agreement (International), among the
               Company, the Selling Stockholder, Smith Barney Inc., Credit
               Suisse First Boston (Europe) Limited and J.P. Morgan Securities
               Ltd.*
        4.1    Specimen certificate for shares of Common Stock, incorporated by reference to Exhibit 4.1 of the Company's Registration Statement
               on Form S-1 (Registration No. 33-50327).
        4.2    Restated Certificate of Incorporation of the Company,
               incorporated by reference to Exhibit 3.2 of the Company's Annual
               Report on Form 10-K, dated October 31, 1993, which was filed on
               January 27, 1994, Commission File No. 1-9618, and amended as of
               May 4, 1998.
        4.3    By-Laws of the Company, incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K, dated October 31,
               1995, which was filed with the Commission on January 26, 1996,
               Commission File No. 1-9618.
        5.1    Opinion of Kirkland & Ellis regarding legality of securities being registered.*
       23.1    Consent of Deloitte & Touche LLP.*
       23.2    Consent of Kirkland & Ellis--included in Exhibit 5.1.*
       24.1    Powers of Attorney (included in Part II of the Registration
               Statement).

--------
*Filed herewith.

ITEM 17. UNDERTAKINGS.

  (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (C) The undersigned registrants hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, ILLINOIS, AS OF MAY 29, 1998.

                                          Navistar International Corporation

                                                 /s/ Robert C. Lannert
                                          By: _________________________________
                                             Robert C. Lannert
                                             Executive Vice President and
                                             Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                 *                   Chairman, President and          May 29, 1998
____________________________________  Chief Executive Officer and
           John R. Horne              Director (Principal
                                      Executive Officer)

     /s/ Robert C. Lannert           Executive Vice President and     May 29, 1998
____________________________________  Chief Financial Officer and
         Robert C. Lannert            Director (Principal
                                      Financial Officer)

                 *                   Vice President and               May 29, 1998
____________________________________  Controller (Principal
          J. Steven Keate             Accounting Officer)

                 *                   Director                         May 29, 1998
____________________________________
         William F. Andrews

                 *                   Director                         May 29, 1998
____________________________________
          John D. Correnti

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                 *                   Director                         May 29, 1998
____________________________________
          William C. Craig

                 *                   Director                         May 29, 1998
____________________________________
          Jerry E. Dempsey

                 *                   Director                         May 29, 1998
____________________________________
          John F. Fiedler

                 *                   Director                         May 29, 1998
____________________________________
        John T. Grigsby, Jr.

                 *                   Director                         May 29, 1998
____________________________________
         Michael N. Hammes

                 *                   Director                         May 29, 1998
____________________________________
           Allen J. Krowe
                 *                   Director                         May 29, 1998
____________________________________
        Walter J. Laskowski

                 *                   Director                         May 29, 1998
____________________________________
         William F. Patient

*The undersigned, by signing his name hereto, does hereby execute this Amendment No. 2 to the Registration Statement on behalf of the above-named officers and/or directors of the Registrant pursuant to Powers of Attorneys previously filed with the Commission.

         /s/ Robert C. Lannert
_____________________________________
    Robert C. Lannert, Attorney-in-
                 Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                 DESCRIPTION
 -------   --------------------------------------------------------------------
  1.1      Form of Underwriting Agreement (U.S. and Canada), among the Company, the Selling Stockholder, Smith Barney Inc., Credit Suisse First
           Boston Corporation and J.P. Morgan Securities Inc.*
  1.2      Form of Underwriting Agreement (International), among the Company, the Selling Stockholder, Smith Barney Inc., Credit Suisse First
           Boston (Europe) Limited and J.P. Morgan Securities Ltd.*
  4.1      Specimen certificate for shares of Common Stock incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on
           Form S-1 (Registration No. 33-50327).
  4.2      Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form
           10-K, dated October 31, 1993, which was filed on January 27, 1994,
           Commission File No. 1-9618, and amended as of May 4, 1998.
  4.3      By-Laws of the Company, incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K, dated October 31, 1995, which was filed with the Commission on January 26, 1996, Commission
           File No. 1-9618.
           Opinion of Kirkland & Ellis regarding legality of securities being
  5.1      registered.*
 23.1      Consent of Deloitte & Touche LLP.*
 23.2      Consent of Kirkland & Ellis--included in Exhibit 5.1.*
           Powers of Attorney (included in Part II of the Registration
 24.1      Statement).

--------
*Filed herewith.